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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-202853

Subject to completion
Preliminary prospectus supplement dated September 8, 2016

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Prospectus supplement
(To prospectus dated June 8, 2015)

$100,000,000

PDC Energy, Inc.

         % Convertible senior notes due 2021

We are offering $100,000,000 principal amount of our         % Convertible Senior Notes due 2021. We will pay interest on the notes semi-annually in cash in arrears on March 15 and September 15 of each year, starting on March 15, 2017. The notes will mature on September 15, 2021, unless earlier repurchased or converted.

Holders may convert their notes at their option at any time prior to the close of business on the business day immediately preceding March 15, 2021 only under the following circumstances: (1) during any fiscal quarter commencing after the fiscal quarter ending on December 31, 2016 (and only during such fiscal quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period (the "measurement period") in which the trading price per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day; or (3) upon the occurrence of specified corporate events. In addition, on and after March 15, 2021, holders may convert their notes at any time prior to the close of business on the business day immediately preceding the maturity date for the notes, regardless of the foregoing circumstances. Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described in this prospectus supplement.

The initial conversion rate for the notes will be             shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $             per share of common stock). The conversion rate will be subject to adjustment in certain events but will not be adjusted for accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event in certain circumstances.

We may not redeem the notes prior to their maturity. No sinking fund is provided for the notes.

If we undergo a fundamental change, as described in this prospectus supplement, holders may require us to repurchase all or any portion of their notes for cash at a price equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

Initially, the notes will not be guaranteed by any of our subsidiaries. Under specified conditions, certain of our subsidiaries may be required to guarantee the notes in the future. The notes will be our senior unsecured obligations and will rank senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness (including trade payables) incurred by our non-guarantor subsidiaries.

For a more complete description of the terms of the notes, see the "Description of notes" section of this prospectus.

We do not intend to apply to list the notes on any securities exchange or any automated dealer quotation system. Currently, there is no public market for the notes. Our common stock is listed on The NASDAQ Global Select Market under the symbol "PDCE." On September 7, 2016, the last reported sale price of our common stock on The NASDAQ Global Select Market was $65.25 per share.

Concurrently with this offering, and subject to market conditions, we are making a public offering of 6,500,000 shares of our common stock (the "common stock") pursuant to a separate prospectus supplement (which offering will include a 30-day option granted to the underwriters to purchase up to an additional 975,000 shares of our common stock), which we refer to as the concurrent common stock offering. We cannot assure you that the concurrent common stock offering will be completed or, if completed, on what terms it will be completed. The offering of notes pursuant to this prospectus supplement and the accompanying prospectus is not contingent upon the closing of the concurrent common stock offering, and the concurrent common stock offering is not contingent upon the closing of the offering of notes hereunder.

We intend to use the net proceeds from this offering, together with the net proceeds from the concurrent common stock offering, cash on hand and/or the net proceeds from borrowings or issuance of indebtedness, to finance the acquisition of an aggregate of approximately 57,000 net acres in Reeves and Culberson Counties, Texas, for aggregate consideration to the sellers (in the form of cash and our common stock) of approximately $1.5 billion, subject to certain adjustments, and to pay related fees and expenses, as described in this prospectus supplement.

Investing in the notes involves risks including those described in the "Risk factors" section beginning on page S-20 of this prospectus supplement.

	Per note	Total

Public offering price(1)%		$
Underwriting discounts and commissions	%	$
Proceeds, before expenses, to us	%	$

(1)    Plus accrued interest, if any, from September     , 2016, if settlement occurs after that date.

The underwriters may also exercise their option to purchase up to an additional $15 million principal amount of notes from us at the public offering price, less the underwriting discount, within 30 days after the date of this prospectus supplement to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about                           , 2016.

J.P. Morgan

The date of this prospectus supplement is September    , 2016

*      Subject to consummation of the Delaware Basin Acquisition as described in this preliminary prospectus supplement.

S-i

About this prospectus supplement and the accompanying prospectus

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our notes and certain other matters relating to our business. The second part is the accompanying prospectus, which gives more general information, some of which does not apply to this offering. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, you should rely on the information in this prospectus supplement. You should read this prospectus supplement and the accompanying prospectus as well as the additional information described under "Incorporation of certain information by reference" on page S-103 of this prospectus supplement before investing in our notes. Also see "Special note regarding forward-looking statements" on page S-iv of this prospectus supplement.

We have filed with the Securities and Exchange Commission ("SEC") a registration statement on Form S-3 with respect to the securities offered hereby. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the registration statement and the exhibits that are a part of the registration statement.

We and the underwriters have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in each of this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and any related free writing prospectus is accurate as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and any related free writing prospectus when making your investment decision.

Unless otherwise stated or the context otherwise requires, information in this prospectus supplement assumes completion of the concurrent common stock offering described herein and that the underwriters for this offering of our notes will not exercise their over-allotment option to purchase additional notes and the underwriters for the concurrent common stock offering will not exercise their over-allotment option to purchase additional shares of our common stock. In addition, unless otherwise stated or the context otherwise requires, the information in this prospectus supplement does not give effect to the Delaware Basin Acquisition or the Proposed Debt Financings (each as defined below).

S-ii

Unless otherwise indicated or the context requires otherwise, all references in this prospectus supplement to the "Company," "PDC," "PDC Energy," "we," "us," or "our" are to PDC Energy, Inc., and its consolidated subsidiaries, including our proportionate share of the financial position, results of operations, cash flows and operating activities of our affiliated partnerships and, for periods prior to its disposition in October 2014, PDC Mountaineer, LLC ("PDCM"), a joint venture owned 50% each by PDC and Lime Rock Partners, LP.

S-iii

 Special note regarding forward-looking statements

This prospectus supplement and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 ("Securities Act") and Section 21E of the Securities Exchange Act of 1934 ("Exchange Act") regarding our business, financial condition, results of operations and prospects. All statements other than statements of historical facts included in and incorporated by reference into this report are "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as expects, anticipates, will, intends, plans, believes, seeks, estimates, projects, targets, aims and similar expressions or variations of such words are intended to identify forward-looking statements herein. These statements relate to, among other things: the closing of the Delaware Basin Acquisition (as defined below), the timing of such closing, the expected benefits of that acquisition, including in terms of drilling locations, growth and rates of return, and the financing for the acquisition; estimated future production (including the components of such production), sales, expenses, cash flows, liquidity and balance sheet attributes; estimated crude oil, natural gas and natural gas liquids ("NGLs") reserves; the impact of prolonged depressed commodity prices including potentially reduced production and associated cash flow; anticipated 2016 capital projects, expenditures and opportunities; expected 2016 capital budget allocations; our operational flexibility and ability to revise our 2016 development plan; availability of sufficient funding and liquidity for our capital program and sources of that funding; future exploration, drilling and development activities, including non-operated activity, the number of drilling rigs we expect to run during 2016, number of locations and lateral lengths; opportunity in the Utica Shale to add reserves in a more favorable price environment; capital efficiencies; future horizontal drilling locations that are economically producible at certain commodity prices and costs; and our future strategies, plans and objectives.

The above statements are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this prospectus supplement reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, including known and unknown risks and uncertainties incidental to the exploration for, and the acquisition, development, production and marketing of, crude oil, natural gas and NGLs, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements.

Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•
our ability to consummate the Delaware Basin Acquisition and to realize the expected benefits from the properties being acquired;

•
the impact of title and environmental defects and other matters relating to the value of the properties we are acquiring in the Delaware Basin Acquisition and any other acquisition;

•
difficulties in integrating our operations as a result of any significant acquisitions, including the Delaware Basin Acquisition;

S-iv

•
changes in worldwide production volumes and demand, including economic conditions that might impact demand;

•
volatility of commodity prices for crude oil, natural gas and NGLs and the risk of an extended period of depressed prices;

•
reductions in the borrowing base under our revolving credit facility;

•
impact of governmental policies and/or regulations, including potential future ballot initiatives, changes in environmental and other laws, the interpretation and enforcement related to those laws and regulations, liabilities arising thereunder and the costs to comply with those laws and regulations;

•
declines in the value of our crude oil, natural gas and NGLs properties resulting in further impairments;

•
changes in estimates of proved reserves;

•
inaccuracy of reserve estimates and expected production rates;

•
potential for production decline rates from our wells or wells we may acquire being greater than expected;

•
timing and extent of our success in discovering, acquiring, developing and producing reserves;

•
availability of sufficient pipeline, gathering and other transportation facilities and related infrastructure to process and transport our production and the impact of these facilities and regional capacity on the prices we receive for our production;

•
timing and receipt of necessary regulatory permits;

•
risks incidental to the drilling and operation of crude oil and natural gas wells;

•
future cash flows, liquidity and financial condition;

•
competition within the oil and gas industry;

•
availability and cost of capital;

•
our success in marketing crude oil, natural gas and NGLs;

•
effect of crude oil and natural gas derivatives activities;

•
impact of environmental events, governmental and other third-party responses to such events, and our ability to insure adequately against such events;

•
cost of pending or future litigation;

•
effect that acquisitions we may pursue have on our capital expenditures;

•
our ability to retain or attract senior management and key technical employees; and

•
success of strategic plans, expectations and objectives for our future operations.

S-v

Furthermore, we urge you to carefully review and consider the cautionary statements and disclosures made in this prospectus supplement and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, including the risks and uncertainties that could affect our business, financial condition, results of operations and cash flows as discussed in "Risk factors" beginning on page S-20 of this prospectus supplement and the "Risk factors" section of our Annual Report on Form 10-K for the year ended December 31, 2015 (the "2015 10-K") and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016 (the "2016 2Q 10-Q"). We caution you not to place undue reliance on forward-looking statements, which speak only as of the respective dates on which they were made. We undertake no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this prospectus supplement or currently unknown facts or conditions or the occurrence of unanticipated events. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

S-vi

Prospectus supplement summary

This summary provides a brief overview of us and the key aspects of this offering. This summary does not contain all of the information that may be important to you. For a more complete understanding, you should read carefully this entire prospectus supplement and the accompanying prospectus, including the information presented under the headings "Risk factors" and "Special note regarding forward-looking statements," and the documents incorporated by reference.

 PDC Energy, Inc.

Our company

We are a domestic independent exploration and production company that produces, develops, acquires and explores for crude oil, natural gas and NGLs with operations in the Wattenberg Field in Colorado and the Utica Shale in southeastern Ohio. Upon completion of the acquisition described in "—Recent developments—Delaware Basin Acquisition," we will also conduct those activities in the Delaware Basin portion of the Permian Basin region in Texas. As of June 30, 2016, we owned an interest in approximately 3,000 gross producing wells in Colorado, of which approximately 750 were horizontal. We produced 9.8 million barrels of oil equivalent ("MMBoe") in the six months ended June 30, 2016, representing an increase of 56% over the six months ended June 30, 2015.

As of December 31, 2015, we had approximately 273 MMBoe of proved reserves, 26% of which are proved developed. Proved reserves at December 31, 2015 were comprised of approximately 60% liquids and 40% natural gas, and represent an increase of 23 MMBoe relative to December 31, 2014.

Recent increases in our production and estimated proved reserves are primarily attributable to our successful horizontal Niobrara and Codell drilling programs in the Wattenberg Field. During the six months ended June 30, 2016, we spud 76 horizontal wells and turned-in-line 81 horizontal wells in the Wattenberg Field. We also participated in 24 gross, 6.5 net, horizontal non-operated wells that were spud in the field and 12 gross, 3.2 net, horizontal non-operated wells that were turned-in-line. Future development of the field provides the opportunity to add further proved, probable and possible reserves to our portfolio through continued delineation and downspacing of the horizontal Niobrara and Codell formations.

Our long-term business strategy focuses on generating shareholder value through the development, acquisition and exploration of crude oil and natural gas properties. Our strategy is designed to use our expertise, inventory of attractive drilling opportunities and operational flexibility to grow production and cash flows while preserving balance sheet strength and liquidity. As of the date of this prospectus supplement, and including expected production from the Delaware Basin Acquisition, we expect our production for 2016 to be near the upper end of our previously-announced range of 21.0 MMBoe to 22.0 MMBoe. In addition, as of the date of this prospectus supplement and excluding capital expenditures related to the Delaware Basin Acquisition, we expect our capital expenditures for the year will be between $400 million and $420 million.

Recent developments

Delaware Basin Acquisition.    On August 23, 2016, we entered into acquisition agreements (the "Acquisition Agreements") with Kimmeridge Energy Management Company GP, LLC and certain of its affiliates and investors (collectively, "Sellers") pursuant to which we agreed to acquire an aggregate of approximately 57,000 net acres in Reeves and Culberson Counties, Texas, located in the Delaware Basin portion of the Permian Basin region (the "Delaware Basin Acquisition"). The aggregate consideration payable to Sellers at the closing of the Delaware Basin Acquisition is approximately $1.5 billion, consisting of approximately $915 million in cash and approximately 9.4 million shares of our common stock, valued at approximately $590 million prior to the execution of the Acquisition Agreements. Completion of the acquisition is subject to due diligence and certain customary closing conditions.

We believe that the Delaware Basin Acquisition satisfies all of our previously announced strategic acquisition criteria:

•
Top-tier asset—The acreage to be acquired in the Delaware Basin Acquisition will provide us with a core position in the Delaware Basin portion of the Permian Basin region. The assets to be acquired in the Delaware Basin Acquisition are estimated to have produced approximately 4,900 net barrels of oil equivalent per day ("Boe/d") in the three months ended June 30, 2016, approximately 65% of which was comprised of oil and NGLs. Current net production from the properties to be acquired is estimated at approximately 7,000 Boe/d. Pro forma for the Delaware Basin Acquisition, we expect our company-wide production to average in excess of 71,000 Boe/d in December 2016. The assets to be acquired include 21 horizontal wells, with two additional wells currently in the completion and flowback phase. The assets also include scalable owned and operated midstream infrastructure including gas gathering systems and water handling systems. The water handling assets include pipelines, five salt water disposal wells, two water supply wells and related rights-of-way. We plan to operate two drilling rigs on the properties to be acquired by year-end 2016.

•
Expanded inventory—We have identified 710 potential drilling locations on the assets to be acquired targeting the A, B and C zones of the Wolfcamp formation based on an assumed well density of four to twelve wells per section. In addition, we believe that it may be possible to increase well density and/or to target multiple additional zones, which could increase the number of drilling locations significantly. We also plan to pursue potential upside through drilling longer-lateral wells, completion enhancements, potential future bolt-on acquisitions, and potential acreage trades to further strengthen our leasehold position. Upon completion of the acquisition, we will operate virtually all of the properties and expect to have an average working interest in the properties to be acquired of approximately 93%.

•
Portfolio optionality—The Delaware Basin Acquisition will also provide diversity to our portfolio by expanding our core operations outside of the Wattenberg Field. Completing the acquisition will allow us to opportunistically allocate capital between the Wattenberg Field and the Delaware Basin, both of which we believe to be among the premier oil and gas producing basins in the onshore United States in terms of rates of return and development potential.

•
Corporate accretion—We believe the Delaware Basin Acquisition will provide us with a multi-year inventory of projects with attractive rates of return based on current strip commodity prices. By giving us a strategic entry into the Delaware Basin, together with our ability to transfer our expertise to the Delaware Basin, we believe the Delaware Basin Acquisition represents a significant step towards us becoming a top-tier mid-cap company.

The Acquisition Agreements allow us to conduct customary environmental and title due diligence, and provide that if qualifying defects are identified prior to closing, the purchase price may be adjusted, or the agreements may be terminated, in certain circumstances. We are currently engaged in the title and environmental diligence process. Subject to our right to be indemnified for certain liabilities for a limited period of time and for breaches of representations and warranties, we would assume substantially all liabilities associated with the acquired properties. The closing of the Delaware Basin Acquisition is subject to the satisfaction or waiver of certain customary conditions, including the material accuracy of the representations and warranties of us and the relevant Sellers (generally subject to a material adverse effect standard) and obtaining any necessary approvals under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended. Each Acquisition Agreement contains certain customary termination rights for each of us and a representative of the Sellers, including the right of either party to terminate in the event that the acquisition has not been completed by December 31, 2016.

Although there can be no assurance, we expect to close the Delaware Basin Acquisition in December 2016. A copy of each Acquisition Agreement, including a related form of Investment Agreement governing the terms of our issuance of common stock to the Sellers at the closing of the transaction, is included as an exhibit to our Current Report on Form 8-K filed with the SEC on August 24, 2016, which is incorporated by reference into this prospectus supplement. The foregoing description of the Acquisition Agreements does not purport to be complete and is qualified in its entirety by reference to such exhibit. This offering is not conditioned upon the completion of the Delaware Basin Acquisition.

Commitment letter.    On August 23, 2016, in connection with the Acquisition Agreements, we entered into a commitment letter (the "Commitment Letter") with JPMorgan Chase Bank, N.A. regarding certain aspects of the financing of the Delaware Basin Acquisition. The Commitment Letter contemplates, among other things, (i) a senior unsecured bridge loan to us in an aggregate principal amount not to exceed $600 million, to be drawn, if at all, at the closing of the Delaware Basin Acquisition, (ii) a $250 million increase in the commitments under our existing revolving credit agreement (after giving effect to which the total commitments under our revolving credit agreement will be $700 million), and (iii) certain proposed amendments to our existing credit agreement. Including the bridge loan and the $250 million increase in commitments under the revolving credit agreement, our current liquidity position is approximately $1.4 billion. We expect to fund the cash consideration payable in the Delaware Basin Acquisition with cash on hand, the proceeds of this offering and the proceeds of the concurrent common stock offering and proposed debt financings described below under "—Financing transactions".

A copy of the Commitment Letter is included as an exhibit to our Current Report on Form 8-K filed with the SEC on August 24, 2016, which is incorporated by reference into this prospectus supplement. A copy of the amendment to our revolving credit agreement is included as an exhibit to our Current Report on Form 8-K filed with the SEC on September 8, 2016. The foregoing description of those documents does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Financing transactions

In addition to this offering, we intend to obtain or otherwise incur additional financing for the Delaware Basin Acquisition as follows:

Concurrent common stock offering.    Concurrently with this offering, and subject to market conditions, we are making a public offering of 6,500,000 shares of our common stock (the "common stock") pursuant to a separate prospectus supplement (which offering will include a 30-day option granted to the underwriters to purchase up to an additional 975,000 shares of common stock), which we refer to as the "concurrent common stock offering". The size of the concurrent common stock offering may be increased or decreased depending on market conditions, or we may decide not to undertake that offering. The concurrent common stock offering is not conditioned upon the completion of this offering, the Delaware Basin Acquisition or any of the Proposed Debt Financings described below. Accordingly, the common stock, if issued, will remain outstanding regardless of whether the Delaware Basin Acquisition or any of the Proposed Debt Financings are completed.

Proposed debt financings.    We currently intend to obtain or otherwise incur approximately $350 million of indebtedness to fund, in part, the Delaware Basin Acquisition, and pay related fees and expenses, which we refer to as the "Proposed Debt Financings." We do not include the convertible notes offered by this prospectus supplement as part of the Proposed Debt Financings. We expect that the Proposed Debt Financings will include a private offering of new senior notes, that those notes will mature in 2024 and that the indenture governing those notes will contain covenants generally similar to those in the indenture governing our existing 7.75% senior notes due 2022 (the "2022 senior notes"). The terms of those notes may differ materially from our current expectations. In addition, we may elect not to pursue such an offering at all. The Proposed Debt Financings may also include a combination of borrowings under our revolving credit facility and/or drawings under the bridge facility as described above under "Recent developments—Commitment letter." Depending on the components of the Proposed Debt Financings ultimately chosen, the aggregate amount borrowed pursuant to those transactions may exceed $350 million.

We recently completed on September 6, 2016 an amendment to our revolving credit facility, which we refer to as the "Credit Facility Amendment." The Credit Facility Amendment, among other things, amends the revolving credit facility so as to permit the completion of the Delaware Basin Acquisition and, effective upon closing of the acquisition, adjusts the interest rate payable on amounts borrowed under the facility and increases the aggregate commitments under the facility from $450.0 million to $700.0 million (with the borrowing base remaining at $700.0 million).

The completion of this offering is not contingent upon the completion of the concurrent common stock offering, the Proposed Debt Financings or the Delaware Basin Acquisition. Accordingly, if the Delaware Basin Acquisition or the other financing transactions do not occur, the notes sold in this offering will remain outstanding and we will have broad discretion for the use of proceeds from this offering.

In addition, if the Delaware Basin Acquisition is not consummated, we do not expect any debt under the Proposed Debt Financings to be outstanding, other than potentially the new senior notes. We expect that the terms of any new senior notes to contain a special mandatory redemption requirement if the Delaware Basin Acquisition is not consummated by a specified date.

Lastly, we cannot give any assurance that the concurrent common stock offering or any of the Proposed Debt Financings will be completed for the amount of proceeds contemplated or at all. The foregoing description and any other information regarding the securities to be offered in the concurrent common stock offering or any other offering or transaction is included herein solely for informational purposes and does not purport to be complete. This prospectus supplement and the accompanying prospectus shall not be deemed an offer to sell or a solicitation to buy any securities offered in any other offering.

Our strengths and strategy

We believe that we benefit from the following strengths that will be enhanced by the Delaware Basin Acquisition. Our business strategy builds upon our strengths to enable us to focus on generating shareholder value through the development, acquisition and exploration of crude oil and natural gas properties:

•
Multi-year project inventory in premier crude oil, natural gas and NGLs plays.  We have a significant operational presence in the Wattenberg Field, a key U.S. onshore basin, and have identified a substantial inventory of 791 gross proved undeveloped horizontal drilling locations and approximately 1,400 probable horizontal drilling locations in this play as of December 31, 2015. These location counts are based on wells expected to be drilled with an average lateral length of approximately 4,700 feet. Further, with our leaseholds in Ohio, we have the ability to pursue developmental drilling in the Utica Shale play if we are successful with our 2016 five-well drilling program. We believe that this inventory will allow us to continue to grow our reserves and production, and that, with respect to the Wattenberg Field in particular, the majority of our projects will generate attractive rates of return at current commodity price projections and our current projected cost structure. As discussed in "—Recent developments—Delaware Basin Acquisition," we believe that the Delaware Basin Acquisition will provide us with a significant increase in our inventory of horizontal drilling locations with attractive rates of return based on projected future commodity prices and costs. Pro forma for the Delaware Basin Acquisition, we will have approximately 2,860 gross potential drilling locations in the Wattenberg Field and Delaware Basin.

•
Strong liquidity position.  Pro forma for (i) the Delaware Basin Acquisition, (ii) assumed gross proceeds from this offering equalling $100 million, (iii) assumed gross proceeds from the concurrent common stock offering equalling $400 million, (iv) fees associated with (but no borrowings under) the bridge loan contemplated in the Commitment Letter and other direct acquisition related costs and (v) the increased commitments contemplated in the Credit Facility Amendment, our total liquidity position at June 30, 2016 would have been approximately $344.8 million, comprised of $6.6 million of cash and cash equivalents and $338.2 million available for borrowing under the revolving credit facility. We intend to continue to protect our liquidity position through an active commodity derivative program, and have added derivative positions in connection with the Delaware Basin Acquisition (see "—Derivative program").

•
Pro forma portfolio balanced across two premier U.S. onshore basins.  Upon the completion of the Delaware Basin Acquisition, the Company expects to have multiple years of attractive drilling opportunities in both the Wattenberg Field and the Delaware Basin. Completion of the acquisition will give the Company the ability to allocate capital between the two basins, which we expect will improve overall economic results and drive future production and reserve growth. Given the similarities between the Wattenberg Field and the Delaware Basin, we believe that we will be able to transfer our expertise in the Wattenberg Field to the Delaware Basin. This will involve execution of our asset integration plan, which consists of transferring our technological expertise to the Delaware Basin, beginning downspacing initiatives, testing various completion designs, successfully developing multiple benches, maintaining an intense focus on a reduced cost structure and utilizing existing personnel and retaining experienced staff. Additionally, we expect the increased geographical diversity of the pro forma portfolio to mitigate risks associated with our current focus in the Wattenberg Field as each basin will have its own operating and competitive dynamic in terms of commodity price markets, service cost areas and regulatory matters.

•
Significant operational control in our core areas.  We have and expect to continue to have a substantial degree of operational control over our properties, including upon completion of the Delaware Basin Acquisition. In the Wattenberg Field, our operational control is attributable to our high working interest leasehold, large contiguous acreage blocks (which we expect to be enhanced as a result of our pending acreage swap with Noble Energy in the Wattenberg Field), and because substantially all of our Wattenberg Field leasehold position is held by production. As a result of successfully executing our strategy of acquiring largely concentrated acreage positions with a high working interest, we operate and manage approximately 87% of the wells in which we have an interest. Our control allows us to manage our drilling, production, operating and administrative costs and to leverage our technical expertise in our core operating areas. Our leaseholds that are held by production further enhance our operational control by providing us flexibility in selecting drilling locations based upon various operational criteria. We remain flexible in terms of rig activity and capital deployment due to short-term rig contracts and held-by-production acreage. As a result, we can adjust our drilling plans if commodity prices deteriorate in order to manage cash flows from operations relative to cash flows from investing activities. In the Delaware Basin, we also expect to have significant operational control in the properties to be acquired. These assets have an average working interest of approximately 93% and are nearly 100% operated. Additionally, we will own and operate midstream assets to be acquired in the Delaware Basin Acquisition, and believe this will allow for timely system expansion, well connects, water supply for completion operations and water disposal for reduced operating costs. Approximately 30% of the properties to be acquired are currently held by production. Execution of our expected development plan for the properties is not expected to result in any material lease expirations and we generally expect to be able to renew or re-lease individual properties if necessary.

•
Utilizing technology to focus on efficiency.  We have a proven track record of continuing improvement in both costs and productivity of our existing well operations. Our teams are focused on multi-well pad drilling, extended laterals, increased frac stage density, enhanced frac design and drilling efficiencies. In 2016, we anticipate that more than 65% of our Wattenberg horizontal well spuds will be mid- or extended-reach laterals from approximately 6,500 to 10,000 feet in length. We are implementing plug-and-perf completions on all new wells and utilizing diverting agents as appropriate to provide a potential uplift to our new well production and are using a monobore drilling design to reduce drill times and well costs. In addition, we have recently tested higher sand proppant loading as well as slickwater completion designs, both of which are providing successful early results. We have completed wells at various densities in the Wattenberg Field ranging from 16 wells per section equivalent to 26 wells per section equivalent, providing added information on the reserves that can potentially be recovered. Finally, our drilling team has made great strides in increasing drilling efficiencies with average drill results increasing from approximately 1,250 feet drilled per day in 2014 to approximately 2,200 feet drilled per day in the first half of 2016. We believe that we can generate substantial value by leveraging and applying our operating experience in the Wattenberg Field and the Utica Shale to the properties to be acquired in the Delaware Basin Acquisition.

•
Track record of reserve and production growth.  Our proved reserves have grown from 50 MMBoe at December 31, 2010, after adjusting for subsequent divestitures, to approximately 273 MMBoe at December 31, 2015, representing a compound annual growth rate ("CAGR") of 40%. During the same time period, our proved crude oil and NGL reserves grew at a CAGR of 42%. Our annual production from continuing operations grew from 3.3 MMBoe in 2010 to 15.4 MMBoe in 2015, representing a CAGR of 36%. Future development of the Wattenberg Field and the properties to be acquired in the Delaware Basin Acquisition are expected to provide the opportunity to add further proved, probable and possible reserves to our portfolio. Similarly, we believe the Utica Shale provides the opportunity for additional proved, probable and possible reserves in a more favorable crude oil and natural gas pricing environment. As a result of data generated from our downspacing testing in the Wattenberg Field, Ryder Scott Company, L.P. ("Ryder Scott"), our independent petroleum engineering consulting firm, has increased the density of our proved undeveloped ("PUD") locations, year-over-year, in the Niobrara formation. In general, at December 31, 2013, Niobrara PUD locations were booked at an equivalent density of six wells per section, at December 31, 2014, Niobrara PUD locations were booked at an equivalent density of eight wells per section and at December 31, 2015, Niobrara PUD locations are booked at the equivalent density of 16 wells per section; which approximates our current development plan.

•
Derivative program.  We have hedged a portion of our short-term future exposure to commodity price fluctuations by entering into crude oil and natural gas collars, fixed-price swaps and basis protection swaps. While our derivative program limits the upside benefits we may otherwise receive during periods of higher commodity prices, the program helps protect our cash flows, borrowing base and liquidity during periods of depressed commodity prices. We strive to scale our overall hedging position to be appropriate relative to our current and expected level of indebtedness and consistent with our goals of preserving balance sheet strength and substantial liquidity as well as our internal price view. We have recently added derivative positions in light of the Delaware Basin Acquisition and expected financing transactions. As of September 1, 2016, we had hedge positions covering approximately 4.5 MMBbls and 3.0 MMBbls of 2017 and 2018 crude oil production, respectively. These hedges were at a weighted-average minimum price of $46.33 per Bbl and a weighted-average maximum price of $51.81 per Bbl in 2017 and at a weighted-average minimum price of $46.46 per Bbl and a weighted-average maximum price of $52.68 per Bbl in 2018. As of the same date, we had hedged approximately 35 Bcf and 47 Bcf of natural gas production for

  2017 and 2018, respectively. These hedges were at a weighted-average minimum price of $3.47 per Mcf and a weighted-average maximum price of $3.59 per Mcf for 2017 and at a weighted-average minimum price of $2.84 per Mcf and a weighted-average maximum price of $2.86 per Mcf for 2018.

•
Strong environmental health and safety compliance programs and community outreach.  We have focused on establishing effective environmental health and safety programs that are intended to help earn the trust and respect of regulatory agencies and public officials. We believe this is an important part of our strategy in competing in today's intensive regulatory and public debate climate. We are also dedicated to being an active and contributing member of the communities in which we operate. We share our success with these communities in various ways, including charitable giving and community event sponsorships.

•
Strong management team and operational capabilities.  We have a strong and stable management team with over 100 years of combined experience in the energy industry. Our deep reservoir of operational talent is an essential tool as we continue to execute our long-term strategy. We believe that the strength of our operating team will be further enhanced by our retention of experienced personnel currently employed in operating the assets to be acquired in the Delaware Basin Acquisition. We believe that our team, together with the personnel joining us as a result of the Delaware Basin Acquisition, positions us well for execution of our strategic goals.

Corporate information

Our common stock is quoted on The NASDAQ Global Select Market under the symbol "PDCE."

Our principal executive offices are located at 1775 Sherman Street, Suite 3000, Denver, Colorado 80203. Our telephone number is 303-860-5800.

We also maintain an internet website at www.pdce.com, which contains information about us. Our website and the information contained in and connected to it are not a part of or incorporated by reference into this prospectus supplement or the accompanying prospectus.

The offering

Issuer	PDC Energy, Inc., a Delaware corporation
Securities offered by us	$100,000,000 principal amount of % Convertible Senior Notes due 2021 (plus up to an additional $15,000,000 principal amount to cover over-allotments, if any).
Maturity	September 15, 2021, unless earlier repurchased or converted.
Interest and payment dates
% per annum. Interest will accrue from September , 2016 and will be payable semiannually in arrears on March 15 and September 15 of each year, beginning on March 15, 2017. We will pay additional interest, if any, at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under "Description of notes—Events of default."
Conversion rights
Prior to the close of business on the business day immediately preceding March 15, 2021, holders may convert all or any portion of their notes, in multiples of $1,000 principal amount, at the option of the holder only under the following circumstances:

•

during any fiscal quarter commencing after the fiscal quarter ending on December 31, 2016 (and only during such fiscal quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the conversion price on each applicable trading day;

•

during the five business day period after any five consecutive trading day period (the "measurement period") in which the "trading price" (as defined under "Description of notes—Conversion rights—Conversion upon satisfaction of trading price condition") per $1,000 principal amount of the notes for each trading day of such measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day; or

• upon the occurrence of specified corporate events described under "Description of notes—Conversion rights—Conversion upon specified corporate events."

On or after March 15, 2021, holders may convert all or any portion of their notes, in multiples of $1,000 principal amount, at the option of the holder, at any time prior to the close of business on the business day immediately preceding the maturity date for the notes, regardless of the foregoing circumstances.

The initial conversion rate for the notes will be shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $ per share of common stock), subject to adjustment as described in this prospectus supplement.

Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. If we satisfy our conversion obligation in solely cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and number of shares of common stock, if any, due upon conversion will be based on a daily conversion value (as described herein) calculated on a proportionate basis for each trading day in a 25 trading day observation period (as described herein). See "Description of notes—Conversion rights—Settlement upon conversion."

In addition, following certain corporate events that occur prior to maturity, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event in certain circumstances as described under "Description of notes—Conversion rights—Increase in conversion rate upon conversion upon a make-whole fundamental change."

Holders will not receive any additional cash payment or additional shares representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed to be paid by the cash, shares of our common stock or a combination of cash and shares of our common stock paid or delivered, as the case may be, to a holder upon conversion of a note.
No redemption	We may not redeem the notes prior to maturity and no "sinking fund" is provided for the notes, which means that we are not required to redeem or retire the notes periodically.

Fundamental change	If we undergo a fundamental change (as defined under "Description of notes—Fundamental change permits holders to require us to repurchase notes"), subject to certain conditions, holders may require us to repurchase all or any portion of their notes for cash at a price equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date. See "Description of notes—Fundamental change permits holders to require us to repurchase notes."
Ranking	The notes will be our senior unsecured obligations and will rank:
• senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the notes;
• equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated (including our 2022 senior notes);

•

effectively junior in right of payment to any of our secured indebtedness (including our obligations under our revolving credit facility) to the extent of the value of the assets securing such indebtedness; and

• structurally junior to all existing and future indebtedness (including trade payables) incurred by our non-guarantor subsidiaries.

As of June 30, 2016, on a pro forma basis after giving effect to the sale of the notes (assuming no exercise of the underwriters' over-allotment option), $400 million of net proceeds from the concurrent common stock offering and the Delaware Basin Acquisition (including the Proposed Debt Financings) and the application of the net proceeds as described under "Use of proceeds" in this prospectus supplement, we would have had $950 million of indebtedness outstanding, including the notes and the 2022 senior notes and amounts outstanding under the revolving credit facility, and we would have had approximately $338.2 million of secured borrowing capacity available under the revolving credit facility.
The indenture governing the notes does not limit the amount of debt that we or our subsidiaries may incur.

Subsidiary guarantees	Initially, the notes will not be guaranteed by any of our subsidiaries. However, the indenture will contain a covenant providing that if, on any date after the first date on which the notes are issued under the indenture, any subsidiary that is not already a subsidiary guarantor of the notes guarantees obligations under the indenture governing the 2022 senior notes or any future issuance of senior notes by us (in each case, as may be amended, extended, modified or refinanced from time to time) then we will cause such subsidiary to unconditionally guarantee the notes on the same basis and concurrently become a subsidiary guarantor in accordance with the procedures specified in the indenture. The subsidiary guarantee of a subsidiary guarantor will be released at such time as such subsidiary guarantor ceases to guarantee obligations under the indenture governing the 2022 senior notes or the relevant future issuance of senior notes, as the case may be.

Any subsidiary guarantee will effectively rank junior to any secured indebtedness of its respective subsidiary guarantor to the extent of the value of the assets securing such indebtedness. Under the terms of the full and unconditional guarantees, holders of the notes will not be required to exercise their remedies against us before they proceed directly against the subsidiary guarantors.

The obligations of each subsidiary guarantor under its subsidiary guarantee will be limited as necessary to prevent that subsidiary guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.
Future liens
The notes are not secured by any of our assets. If, however, any of our 2022 senior notes or any future issuance of senior notes by us or subsidiary guarantees of such 2022 senior notes or future issuance of senior notes by us (in each case, as may be amended, modified, extended or refinanced from time to time) are secured, then contemporaneously with the provision of such security, effective provision will be made to secure the notes or the relevant subsidiary guarantee of the notes on an equal and ratable basis with such 2022 senior notes or future issuance of senior notes or such subsidiary guarantee of such 2022 senior notes or future issuance of senior notes, as the case may be, for so long as such 2022 senior notes or future issuance of senior notes or such subsidiary guarantee of such 2022 senior notes or future issuance of senior notes shall be secured.

Any security created for the benefit of the holders of the notes pursuant to the preceding paragraph will provide by its terms that such security will be automatically and unconditionally released and discharged upon the release and discharge of the security under the applicable 2022 senior notes or future issuance of senior notes or subsidiary guarantee of such 2022 senior notes or future issuance of senior notes, as the case may be.
Use of proceeds
We estimate that our net proceeds from this offering, after deducting underwriting discounts and commissions and estimated fees and expenses, will be approximately $ million ($ million if the underwriters exercise their over-allotment option in full). We estimate that our net proceeds from our concurrent common stock offering, after deducting underwriting discounts and commissions and estimated fees and expenses, will be approximately $ million ($ million if the underwriters exercise their over-allotment option in full).

We intend to use the net proceeds from this offering and the concurrent common stock offering to fund the Delaware Basin Acquisition and intend to use the remainder, if any, for general corporate purposes. If the Delaware Basin Acquisition is not completed for any reason, we intend to use the net proceeds from this offering and the concurrent common stock offering primarily for general corporate purposes. See "Use of proceeds." If the aggregate proceeds of this offering, the concurrent common stock offering and the Proposed Debt Financings exceed the amount necessary to fund the cash purchase price of the Delaware Basin Acquisition, we intend to use such excess for general corporate purposes.
Concurrent offering of common stock
Concurrently with this offering of our notes, and subject to market conditions, we are offering 6,500,000 shares of our common stock (or a total of 7,475,000 shares if the underwriters in that offering exercise their over-allotment option to purchase additional shares of our common stock in full) in an underwritten public offering pursuant to a separate prospectus supplement.

We cannot assure you that the concurrent common stock offering will be completed or, if completed, on what terms such concurrent common stock offering will be completed. The closing of this offering is not conditioned upon the closing of the concurrent common stock offering, and the closing of our concurrent common stock offering is not conditioned upon the closing of this offering. Neither offering is conditioned upon consummation of any of the Proposed Debt Financings or the Delaware Basin Acquisition. See the section of this prospectus supplement entitled "Financing transactions" for further information regarding our concurrent common stock offering and other proposed financing transactions.
Book-entry form
The notes will be issued in book-entry form and will be represented by one or more global securities registered in the name of Cede & Co., as nominee for The Depository Trust Company, or DTC. Beneficial interests in the notes will be evidenced by, and transfers will be effected only through, records maintained by DTC, and ownership of interests in a global note will be limited to persons who have accounts with DTC ("DTC participants") or persons who hold interests through DTC participants.
Absence of a public market for the notes
The notes are a new issue of securities for which there is currently no established trading market. Accordingly, there can be no assurance that a trading market for the notes will develop or as to the liquidity of any market that may develop. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so and any market-making activities with respect to the notes may be discontinued at any time without notice.
We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.
Common Stock	Our common stock is listed on The NASDAQ Global Select Market under the symbol "PDCE."
Trustee, paying agent and conversion agent	U.S. Bank National Association
Governing law	The notes and the indenture under which they will be issued will be governed by the laws of the State of New York.
U.S. federal income tax consequences
For the U.S. federal income tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of shares of our common stock, see "Material United States federal income tax considerations."

Risk factors	An investment in our notes involves a significant degree of risk. We urge you to carefully consider all of the information described in the section entitled "Risk factors" beginning on page S-20 of this prospectus supplement and the "Risk Factors" section of the 2015 10-K and the 2016 2Q 10-Q.

Summary financial information

The following table sets forth our summary financial data. The summary financial data for the years ended December 31, 2015, 2014 and 2013 has been derived from, and should be read together with, our audited consolidated financial statements and the related notes contained in the 2015 10-K. The summary financial data for the six months ended June 30, 2016 and 2015 has been derived from, and should be read together with, our unaudited condensed consolidated financial statements and the related notes contained in the 2016 2Q 10-Q. The unaudited condensed consolidated financial statements have been prepared without audit in accordance with accounting principles generally accepted in the United States of America for interim financial information and Article 10 of Regulation S-X of the SEC. In the opinion of our management, the unaudited condensed consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position, results of operations and cash flows for the periods presented. The results for any interim period are not necessarily indicative of the results that may be expected for a full year. The results presented below are not necessarily indicative of the results to be expected for any future period. You should read the following tables together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the 2015 10-K and the 2016 2Q 10-Q and our historical consolidated financial statements and the related notes, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Six months ended/ As of June 30,		Year ended/ As of December 31,
	2016	2015	2015	2014	2013

	(dollars in millions, except per share data as noted)
Statement of Operations:
Crude oil, natural gas and NGLs sales(1)	$186.2	$171.0	$378.7	$471.4	$340.8
Commodity price risk management gain (loss), net(1)	(81.7)	17.6	203.2	310.3	(23.9)
Total revenues(1)	110.9	195.6	595.3	856.2	392.7
Income (loss) from continuing operations	(167.0)	(29.8)	(68.3)	107.3	(21.1)
Income (loss) from discontinued operations, net of tax	—	—	—	48.2	(1.2)
Earnings (loss) per share attributable to shareholders:
Net income (loss) from continuing operations—basic	$(3.78)	$(0.78)	$(1.74)	$3.00	$(0.65)
Net income (loss) from discontinued operations—basic	—	—	—	1.34	(0.04)
Net income (loss) from continuing operations—diluted	(3.78)	(0.78)	(1.74)	2.93	(0.65)
Net income (loss) from discontinued operations—diluted	—	—	—	1.31	(0.04)
Statement of Cash Flows:
Net cash provided by operating activities	$197.8	$146.5	$411.1	$236.7	$159.2
Capital expenditures	235.7	358.1	604.7	628.6	394.9
Acquisitions of crude oil and natural gas properties	—	—	—	—	9.7
Balance Sheet:
Total assets	$2,271.7	$2,383.0	$2,370.5	$2,331.1	$1,991.7
Working capital (deficit)	131.9	(23.0)	30.7	89.5	90.0
Total debt, net of unamortized discount and debt issuance costs	493.0	655.4	642.4	655.5	593.9
Total Equity	1,424.6	1,316.6	1,287.2	1,137.4	967.6
Other Financial Data:
Adjusted EBITDA	$168.7	$185.0	$443.2	$364.3	$241.4
Depreciation, depletion and amortization	204.4	125.9	303.3	201.7	129.5
Interest expense, net	20.8	21.1	42.8	48.6	51.4
Ratio of total long-term debt to Adjusted EBITDA	2.9x	3.5x	1.4x	1.8x	2.5x
Ratio of Adjusted EBITDA to interest expense, net	8.1x	8.8x	10.4x	7.5x	4.7x
Reconciliation of Adjusted EBITDA:
Net income (loss)	$(167.0)	$(29.8)	$(68.3)	$155.4	$(22.3)
Interest expense, net	20.8	21.1	42.8	48.6	51.4
Income tax provision	(100.2)	(19.4)	(38.3)	99.2	(12.6)
Depreciation, depletion and amortization	204.4	125.9	303.3	201.7	129.5
Impairment of properties and equipment	5.2	7.2	161.6	167.3	53.8
Accretion of asset retirement obligation	3.6	3.1	6.3	3.4	4.8
(Gain) loss of commodity derivative instruments	81.7	(17.6)	(203.2)	(309.3)	23.7
Net settlements on commodity derivative instruments	120.2	94.5	239.0	(2.0)	13.1

Adjusted EBITDA	$168.7	$185.0	$443.2	$364.3	$241.4

(1)    Amounts shown are from continuing operations.

Summary reserve information

The table below sets forth information regarding our estimated proved reserves as of December 31, 2015, 2014 and 2013 based on estimates made in reserve reports prepared by Ryder Scott. Reserves cannot be measured exactly because reserve estimates involve subjective judgments. The estimates must be reviewed periodically and adjusted to reflect additional information gained from reservoir performance, new geological and geophysical data and economic changes. Neither PV-10 nor the standardized measure is intended to represent the current market value of the reserves.

Prices used to estimate future gross revenues and production and development costs were based on a 12-month average price calculated as the unweighted arithmetic average price on the first day of each month, January through December. Prices were not adjusted to reflect the value of our commodity hedges. Prices relating to production and development costs were estimated as of December 31 for each of the years presented; costs do not include non-property related expenses such as corporate general and administrative expenses, debt service, or depreciation, depletion and amortization expense. The standardized measure of discounted future net cash flows represents the present value of estimated future net cash flows discounted at a rate of 10% per annum to reflect the timing of future cash flows. The difference between PV-10 and standardized measure is the present value of estimated future income tax discounted at 10%.

	As of December 31,
	2015	2014	2013(3)

Proved reserves
Crude oil and condensate (MMBbls)	99	101	94
Natural gas (Bcf)	661	537	740
NGLs (MMBbls)	64	60	49
Total proved reserves (MMBoe)	273	250	266
Proved developed reserves (MMBoe)	70	75	76
Estimated future net cash flows (in millions)(1)	$2,259	$4,938	$4,323
PV-10 (in millions)(2)	$1,338	$3,450	$2,704
Standardized measure (in millions)	$1,097	$2,306	$1,782

(1)   Amount represents undiscounted pre-tax future net cash flows estimated by Ryder Scott of approximately $2.8 billion, $7.3 billion and $6.4 billion as of December 31, 2015, 2014 and 2013, respectively, less an internally-estimated future income tax expense of approximately $0.5 billion, $2.3 billion and $2.1 billion, respectively.

(2)   PV-10 is a non-U.S. GAAP financial measure. It is not intended to represent the current market value of our estimated reserves. PV-10 should not be considered in isolation or as a substitute for the standardized measure reported in accordance with U.S. GAAP, but rather should be considered in addition to the standardized measure.

(3)   Includes estimated reserve data related to PDCM's Marcellus Shale crude oil and natural gas properties, which were divested in October 2014.

 Summary operating information

The following table sets forth summary operating information from continuing operations for the years ended December 31, 2015, 2014 and 2013 and the six months ended June 30, 2016 and 2015.

				Year ended December 31,
	Six months ended June 30,						Percent change
	2016	2015	Percentage change	2015	2014	2013	2015 - 2014	2014 - 2013

	(dollars in millions, except per unit data)
Production(1)
Crude oil (MBbls)	3,900.4	2,888.1	35.1%	6,983.8	4,321.9	2,909.7	61.6%	48.5%
Natural gas (MMcf)	23,350.8	13,848.1	68.6%	33,301.7	19,298.0	15,431.2	72.6%	25.1%
NGLs (MBbls)	1,974.7	1,065.5	85.3%	2,835.3	1,756.2	1,043.2	61.4%	68.3%
Crude oil equivalent (MBoe)(2)	9,766.8	6,261.7	56.0%	15,369.4	9,294.4	6,524.7	65.4%	42.4%
Average MBoe per day	53.7	34.6	56.0%	42.1	25.5	17.9	65.4%	42.4%
Crude Oil, Natural Gas and NGLs Sales
Crude oil	$134.4	$128.4	4.7%	$280.3	$348.6	$261.6	(19.6)%	33.3%
Natural gas	32.3	30.6	5.6%	68.0	74.7	50.0	(9.0)%	49.4%
NGLs	19.5	12.0	62.5%	30.4	48.1	29.2	(36.8)%	64.7%

Total crude oil, natural gas and NGLs sales	$186.2	$171.0	8.9%	$378.7	$471.4	$340.8	(19.7)%	38.3%

Net Settlements on Derivatives(3)
Crude oil	$92.0	$12.8	12.6%	$208.9	$2.3	$(3.1)	*	*
Natural gas	28.1	81.7	119.5%	30.0	(3.1)	14.3	*	*

Total net settlements on derivatives	$120.1	$94.5	27.1%	$238.9	$(0.8)	$11.2	*	*

Average Sales Price (excluding net settlements on derivatives)
Crude oil (per Bbl)	$34.46	$44.47	(22.5)%	$40.14	$80.67	$89.92	(50.2)%	(10.3)%
Natural gas (per Mcf)	1.38	2.21	(37.6)%	2.04	3.87	3.24	(47.3)%	19.4%
NGLs (per Bbl)	9.89	11.23	(11.9)%	10.72	27.39	27.97	(60.9)%	(2.1)%
Crude oil equivalent (per Boe)	19.07	27.32	(30.2)%	24.64	50.72	52.23	(51.4)%	(2.9)%
Average Lease Operating Expenses (per Boe)(4)
Wattenberg Field	$3.00	$4.80	(37.5)%	$3.78	$4.82	$4.68	(21.6)%	3.0%
Utica Shale	2.28	1.67	36.5%	2.79	1.87	2.63	49.2%	(28.9)%
Other	—	—	*	—	3.19	14.81	*	(78.5)%
Weighted-average	2.97	4.52	(34.3)%	3.71	4.56	5.18	(18.6)%	(12.0)%
Natural Gas Marketing Contribution Margin(5)	$(0.6)	$(0.3)	(100.0)%	$(0.8)	$(0.4)	$(0.3)	(100.0)%	(33.3)%
Other Costs and Expenses
Production taxes	$10.1	$7.7	30.8%	$18.4	$25.6	$21.8	(28.0)%	17.7%
Transportation, gathering and processing expenses	8.5	2.6	221.5%	10.2	4.6	5.2	121.1%	(10.9)%
Exploration expense	0.4	0.6	(33.3)%	1.1	0.9	6.3	16.4%	(85.0)%
Impairment of crude oil and natural gas properties	5.2	7.2	(27.9)%	161.6	166.8	52.9	(3.1)%	215.6%
General and administrative expense	46.4	41.8	11.0%	90.0	123.6	63.7	(27.2)%	93.9%
Depreciation, depletion and amortization	204.4	125.9	62.3%	303.3	192.5	115.6	57.5%	66.5%
Interest expense	$22.6	$23.3	(3.1)%	$47.6	$47.8	$50.1	(0.6)%	(4.6)%
Amounts may not recalculate due to rounding.

(1)    Production is net and determined by multiplying the gross production volume of properties in which we have an interest by our ownership percentage.

(2)    One Bbl of crude oil or NGL equals six Mcf of natural gas.

(3)    Represents net settlements on derivatives related to crude oil and natural gas sales, which do not include net settlements on derivatives related to natural gas marketing.

(4)    Represents lease operating expenses, exclusive of production taxes, on a per unit basis.

(5)    Represents sales from natural gas marketing, net of costs of natural gas marketing, including net settlements and net change in fair value of unsettled derivatives related to natural gas marketing activities.

Risk factors

An investment in the securities offered by this prospectus supplement and the accompanying prospectus involves a high degree of risk. You should carefully consider the following risk factors in addition to the remainder of this prospectus supplement and the accompanying prospectus, together with the information incorporated by reference, including the risk factors included in the 2015 10-K and 2Q 2016 10-Q and any subsequently filed reports, before making an investment decision. The risks and uncertainties described in these incorporated documents and described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or which we currently consider to be immaterial may also impair our business operations. If any of these risks actually occurs, our business, financial condition and results of operations would suffer. In that event, the trading price of the notes and our common stock could decline, and you may lose all or part of your investment. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. Please see the section entitled "Special note regarding forward-looking statements" in this prospectus supplement.

Risks relating to the Delaware Basin Acquisition

If completed, the Delaware Basin Acquisition may not achieve its intended results and may result in us assuming unanticipated liabilities. To date, we have conducted only limited diligence regarding the assets and liabilities we would assume in the transaction.

We entered into the Acquisition Agreements with the expectation that the Delaware Basin Acquisition would result in various benefits, growth opportunities and synergies. Achieving the anticipated benefits of the transaction is subject to a number of risks and uncertainties. For example, under the Acquisition Agreements, we have the opportunity to conduct customary environmental and title due diligence following the execution of the agreements, but our diligence efforts to date have been limited. As a result, we may discover title defects or adverse environmental or other conditions of which we are currently unaware. Environmental, title and other problems could reduce the value of the properties to us, and, depending on the circumstances, we could have limited or no recourse to the Sellers with respect to those problems. We would assume substantially all of the liabilities associated with the acquired properties and would be entitled to indemnification in connection with those liabilities in only limited circumstances and in limited amounts. We cannot assure you that such potential remedies will be adequate for any liabilities we incur, and such liabilities could be significant. In addition, certain of the properties to be acquired are subject to consents to assign and preference rights. If all applicable waivers cannot be obtained, we may not be able to acquire certain properties as originally contemplated and our expected benefits of the acquisition may be adversely affected. Further, the Acquisition Agreements allow the Sellers to include a specified amount of additional leases in the transaction, which would increase the purchase price. Also, it is uncertain whether our existing operations and the acquired properties and assets can be integrated in an efficient and effective manner.

As with other acquisitions, the success of the Delaware Basin Acquisition depends on, among other things, the accuracy of our assessment of the reserves and drilling locations associated with the acquired properties, future oil, NGL and natural gas prices and operating costs and various other factors. These assessments are necessarily inexact. As a result, we may not recover the purchase price for the acquisition from the sale of production from the property or recognize an acceptable return from such sales. See "—Risks Related to Our Business and the Industry—Acquisitions of properties are subject to the uncertainties of evaluating recoverable reserves and potential liabilities, including environmental uncertainties" in our 2015 10-K. Although the properties to be acquired are subject to many of the risks and uncertainties to which our business and operations are subject, risks associated with the Delaware Basin Acquisition in particular include those associated with our ability to operate efficiently in an area where we have no current operations, the significant size of the transaction relative to our existing operations, the fact that a substantial majority of the properties to be acquired are undeveloped and the additional indebtedness we expect to incur in connection with the acquisition. In addition, we expect that pursuing our future development plans for the properties to be acquired will require capital in excess of our projected cash flow from operations for some period of time beginning in 2017, which may increase our need for external financing.

In addition, the integration of operations following the Delaware Basin Acquisition will require the attention of our management and other personnel, which may distract their attention from our day-to-day business and operations and prevent us from realizing benefits from other opportunities. Completing the integration process may be more expensive than anticipated, and we cannot assure you that we will be able to effect the integration of these operations smoothly or efficiently or that the anticipated benefits of the transaction will be achieved.

The reserves, production and drilling locations estimates with respect to the properties to be acquired in the Delaware Basin Acquisition may differ materially from the actual amounts.

The reserves, production and drilling locations estimates with respect to the properties to be acquired in the Delaware Basin Acquisition are based on our analysis of historical production data, assumptions regarding capital expenditures and anticipated production declines. Such analysis is based, in significant part, on data provided by the Sellers. We cannot assure you that these estimates are accurate. After such data is further reviewed by us and our independent engineers, the actual reserves, production and number of viable drilling locatiions may differ materially from the amounts indicated in this prospectus supplement.

We will incur significant transaction-related costs in connection with the Delaware Basin Acquisition and the related financing transactions.

We expect to incur a number of significant transaction-related costs associated with the Delaware Basin Acquisition and the related financing transactions. We continue to assess the magnitude of these costs and additional unanticipated costs, including costs incurred in the integration of the properties to be acquired, which may be significant.

Failure to complete the Delaware Basin Acquisition could negatively affect our stock price as well as our business and financial results.

If the Delaware Basin Acquisition is not completed, we will be subject to a number of risks, including but not limited to the following:

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We must pay costs related to the acquisition including, among others, legal, accounting and financial advisory fees, whether the acquisition is completed or not.

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In some circumstances set forth in the Acquisition Agreements, we could be required to forfeit the $100 million aggregate deposit we made at the time the agreements were executed.

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We may experience negative reactions from the financial markets.

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We could be subject to litigation related to the failure to complete the acquisition.

Each of these factors may adversely affect our business, financial results and stock price. This offering is not conditioned upon the consummation of the acquisition. As a result, if the acquisition is not consummated, holders of our common stock would be exposed to the risks described above and various other risks, including our inability to use the proceeds from this offering effectively.

Risks relating to the offering and our notes

We may be unable to fulfill our obligations under the notes.

A significant portion of our cash flow will be required to pay interest and principal on our indebtedness, and we may not generate sufficient cash flow from operations, or have future borrowing capacity available, to enable us to repay our indebtedness, including the notes, or to fund other liquidity needs. As of June 30, 2016, after giving effect to this offering, the concurrent common stock offering (assuming net proceeds of $400 million), the anticipated Proposed Debt Financing, the increase in commitments under our revolving credit facility pursuant to the Credit Facility Amendment and the use of proceeds described hereby, we would have had $950 million in outstanding indebtedness and approximately $338.2 million available to be borrowed under our revolving credit facility.

Servicing our indebtedness and satisfying our other obligations will require a significant amount of cash. Our cash flow from operating activities and other sources may not be sufficient to fund our liquidity needs. Our ability to pay interest and principal on our indebtedness and to satisfy our other obligations will depend upon our future operating performance and financial condition and the availability of refinancing indebtedness, which will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our revolving credit facility or otherwise, in an amount sufficient to fund our liquidity needs, including the payment of principal and interest on the notes.

A substantial decrease in our operating cash flow or an increase in our expenses could make it difficult for us to meet debt service requirements and could require us to modify our operations, including by curtailing our exploration and drilling programs, selling assets, reducing our capital expenditures, refinancing all or a portion of our existing debt or obtaining additional financing. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations.

In addition, the terms of future debt agreements may, and our existing and planned debt agreements will, restrict us from implementing some of these alternatives. In the absence of adequate cash from operations and other available capital resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate these dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any dispositions may not be adequate to meet our debt service obligations then due.

The notes are not protected by restrictive covenants.

The indenture provisions applicable to the notes do not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. In light of the absence of any of the foregoing restrictions, we may conduct our businesses in a manner that may cause the market price of the notes and our common stock to decline or otherwise restrict or impair our ability to pay amounts due on the notes.

If we are unable to comply with the agreements governing the notes and other debt, there could be a default under the terms of these agreements, which could result in an acceleration of payment of funds that we have borrowed and would impact our ability to make principal and interest payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our revolving credit facility that is not waived by the required lenders, and the remedies sought by the holders of any such indebtedness, could make us unable to pay principal, premium, if any, and interest on the notes and could substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness.

In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our revolving credit facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek to obtain waivers from the required lenders under our revolving credit facility to avoid being in default. If we breach our covenants under our revolving credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our revolving credit facility, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. See "Description of notes." We cannot assure you that we will be granted waivers or amendments to our debt agreements if for any reason we are unable to comply with these agreements, or that we will be able to refinance our debt on terms acceptable to us, or at all.

Notwithstanding our current indebtedness levels, we may still be able to incur substantial additional debt or make certain restricted payments, which could exacerbate the risks described above.

We may be able to incur additional debt in the future. In particular, we may borrow under the revolving credit facility. We may also consider investments in joint ventures or acquisitions that may increase our indebtedness. Adding new debt to current debt levels or making otherwise restricted payments could intensify the related risks that we and our subsidiaries now face.

Your right to receive payments on the notes is effectively subordinated to the rights of our and certain of our subsidiaries' existing and future secured creditors.

The revolving credit facility is secured by liens on substantially all of our assets and the assets of certain of our subsidiaries. Accordingly, the notes will be effectively subordinated to any secured indebtedness incurred under the revolving credit facility to the extent of the value of the assets securing the revolving credit facility. In the event of any distribution or payment of our or any guarantor's assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have a prior claim to those of our or certain of our subsidiaries' assets that constitute their collateral. Holders of notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as such notes, and potentially with all of our or any such subsidiary's other general creditors and, to the extent any of our future subsidiaries guarantee the notes, holders of the 2022 senior notes and of any other future issuances of senior notes that also require a similar guarantee, based upon the respective amounts owed to each holder or creditor, as the case may be, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.

The notes will rank senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to our existing and future liabilities that are not so subordinated (including our 2022 senior notes); effectively junior in right of payment to any of our existing and future secured indebtedness (including our obligations under the revolving credit facility) to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness (including trade payables) incurred by our subsidiaries that are not subsidiary guarantors. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes does not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our subsidiaries from incurring additional liabilities.

The notes will be structurally subordinated to all indebtedness of those of our existing or future subsidiaries that are not, or do not become, guarantors of the notes, and, to the extent any of our future subsidiaries guarantee the notes, those subsidiaries will also guarantee the 2022 senior notes and any other future issuances of senior notes that also require a similar guarantee.

None of our subsidiaries will initially be guarantors of the notes, and any future subsidiaries may not become guarantors of the notes. Non-guarantor subsidiaries will have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The notes will be structurally subordinated to all indebtedness and other obligations of the non-guarantor subsidiaries such that, in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any such subsidiary, all of the subsidiary's creditors (including trade creditors and preferred stockholders, if any) would be entitled to payment in full out of the subsidiary's assets before we would be entitled to any payment. In addition, to the extent any of our future subsidiaries guarantee the notes, those subsidiaries will also guarantee the 2022 senior notes and any other future issuances of senior notes that also require a similar guarantee. While the notes will not be structurally subordinated to those subsidiary guarantees, any other guarantees those subsidiary guarantors provide will effectively dilute the assets available to holders of the notes in the event of an insolvency, liquidation, reorganization, dissolution or other winding up of any such subsidiary guarantor.

Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors would typically implement such a strategy by selling short the common stock underlying the notes and dynamically adjusting their short position while continuing to hold the notes. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a "Limit Up-Limit Down" program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock, borrow our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the notes.

Our revolving credit facility limits our ability and our subsidiaries' ability to pay any cash amount upon the conversion, repurchase or maturity of the notes.

Our revolving credit facility generally prohibits us and our subsidiaries from making any cash payments on the conversion, repurchase or maturity of the notes if an event of default exists under that agreement or would be caused by such payment or if, after giving effect to such payments (and any additional indebtedness incurred in connection with such payments), we would not meet a specified level of undrawn commitments under that agreement. Any new credit facility that we may enter into may have similar restrictions. Our failure to make cash payments upon the conversion, repurchase or maturity of the notes as required under the terms of the notes and the subsidiary guarantors' failure to make such cash payments under the terms of the subsidiary guarantee would permit holders of the notes to accelerate our obligations under the notes.

We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change, and our current and future debt may contain limitations on our or the subsidiary guarantors' ability to pay cash upon conversion or repurchase of the notes.

Holders of the notes will have the right to require us to repurchase their notes upon the occurrence of a fundamental change at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, as described under "Description of notes—Fundamental change permits holders to require us to repurchase notes." In addition, upon conversion of the notes, unless we elect to deliver solely shares of our common stock to settle such conversion (other than paying cash in lieu of delivering any fractional share), we will be required to make cash payments in respect of the notes being converted as described under "Description of notes—Conversion rights—Settlement upon conversion." However, we and/or the subsidiary guarantors may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of notes surrendered therefor or notes being converted. In addition, our ability to repurchase the notes or to pay cash upon conversions of the notes may be limited by law, by regulatory authority or by agreements governing our current and future indebtedness. Our failure to repurchase notes at a time when the repurchase is required by the indenture or to pay any cash payable on future conversions of the notes as required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our current or future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we and/or the subsidiary guarantors may not have sufficient funds to repay the indebtedness and repurchase the notes or make cash payments upon conversions thereof.

Some significant restructuring transactions may not constitute a fundamental change or a make-whole fundamental change, in which case we would not be obligated to offer to repurchase the notes or to increase the conversion rate of the notes.

Upon the occurrence of a fundamental change, you will have the right to require us to repurchase your notes and, upon the occurrence of a make-whole fundamental change, you may have the right to convert your notes at an increased conversion rate. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes or a make-whole fundamental change providing the right to convert your notes at an increased conversion rate. In the event of any such transaction, holders of the notes will not have the right to require us to repurchase the notes or to convert notes at an increased conversion rate, even though any of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

The accounting method for convertible debt securities that may be settled in cash, such as the notes, could have a material effect on our reported financial results.

Accounting Standards Codification 470-20, Debt with Conversion and Other Options, which we refer to as ASC 470-20, provides accounting and reporting guidance for debt with specific conversion features. Under ASC 470-20, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer's economic interest cost. The effect of ASC 470-20 on the accounting for the notes is that the equity component is required to be included in the additional paid-in capital section of shareholders' equity on our consolidated balance sheet, and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes. As a result, we will be required to record a greater amount of non-cash interest expense as a result of the amortization of the discounted carrying value of the notes to their face amount over the term of the notes. We will report lower net income in our financial results because ASC 470-20 will require interest to include both the current period's amortization of the debt discount and the instrument's coupon interest, which could adversely affect our reported or future financial results, the trading price of our common stock and the trading price of the notes.

In addition, under certain circumstances, convertible debt instruments (such as the notes) that may be settled entirely or partly in cash are currently accounted for utilizing the treasury stock method, the effect of which is that the shares issuable upon conversion of the notes are not included in the calculation of diluted earnings per share except to the extent that the conversion value of the notes exceeds their principal amount. Under the treasury stock method, for diluted earnings per share purposes, the transaction is accounted for as if the number of shares of common stock that would be necessary to settle such excess, if we elected to settle such excess in shares, are issued. We cannot be sure that the accounting standards in the future will continue to permit the use of the treasury stock method. If we are unable to use the treasury stock method in accounting for the shares issuable upon conversion of the notes, then our diluted earnings per share would be adversely affected.

Following a sale of "substantially all" of our assets, you may not be able to determine if a fundamental change that would give rise to a right to have the notes repurchased has occurred.

The definition of a fundamental change in the indenture includes a phrase relating to the sale of "all or substantially all" of our assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all our assets to another person may be uncertain.

As a holder of notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock to the extent our conversion obligation includes shares of our common stock.

In most instances, holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) until the conversion date relating to such notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), but holders will be subject to all changes affecting our common stock. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date related to a holder's conversion of its notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

Upon conversion of the notes, holders may receive less valuable consideration than expected because the value of our common stock may decline after holders exercise their conversion right but before we settle our conversion obligation.

Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

Upon conversion of the notes, we have the option to pay or deliver, as the case may be, cash, shares of our common stock, or a combination of cash and shares of our common stock. If we elect to satisfy our conversion obligation in cash or a combination of cash and shares of our common stock, the amount of consideration that holders will receive upon conversion of their notes will be determined by reference to the volume-weighted average price of our common stock during a specified observation period. Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration holders receive will be adversely affected. In addition, if the market price of our common stock at the end of such period is below the average volume-weighted average price of our common stock during such period, the value of any shares of our common stock that a holder receives in satisfaction of our conversion obligation will be less than the value used to determine the number of shares that holder will receive.

If we elect to satisfy our conversion obligation solely in shares of our common stock upon conversion of the notes, we will be required to deliver the shares of our common stock, together with cash for any fractional share, on the third business day following the relevant conversion date. Accordingly, if the price of our common stock decreases during this period, the value of the shares that holders receive will be adversely affected and would be less than the conversion value of the notes on the conversion date.

The market price of our common stock may be volatile or may decline, which could cause the value of your notes to decline.

The notes are convertible based on the VWAP price of our common stock on each trading day in the conversion period, and therefore we expect that the trading price of our common stock will significantly affect the trading price of the notes. The market price of our common stock has historically experienced and continues to experience high volatility, and the broader stock market has experienced significant price and volume fluctuations in recent years. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock. Any of the following factors could affect the price of our common stock:

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changes in production volumes, worldwide demand and prices for crude oil and natural gas;

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changes in market prices of crude oil and natural gas;

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inability to hedge future production at the same pricing level as our current hedges;

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changes in securities analysts' estimates of our financial performance;

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fluctuations in stock market prices and volumes, particularly among securities of energy companies;

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changes in market valuations of similar companies;

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changes in interest rates;

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announcements regarding adverse timing or lack of success in discovering, acquiring, developing and producing crude oil and natural gas resources;

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announcements by us or our competitors of significant contracts, new acquisitions, discoveries, commercial relationships, joint ventures or capital commitments;

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decreases in the amount of capital available to us, including as a result of borrowing base reductions and/or lenders ceasing to participate in our revolving credit facility syndicate;

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operating results that fall below market expectations or variations in our quarterly operating results;

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loss of a major customer;

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loss of a relationship with a partner;

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the identification of and severity of environmental events and governmental and other third-party responses to the events; or

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additions or departures of key personnel.

The price of our common stock also could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage activity that could develop involving our common stock as a result of the issuance of the notes. The hedging or arbitrage could, in turn, affect the trading price of the notes.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of certain stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under "Description of notes—Conversion rights—Conversion rate adjustments." However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or our common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

U.S. federal and state fraudulent transfer laws may permit a court to void, subordinate or limit the notes, and any guarantees, and, if that occurs, you may not receive any payments on the notes or may be required to return payments received on the notes.

U.S. federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the guarantees, if any, of the notes. Under U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or the guarantees thereof (or the grant of collateral securing any such obligations) could be voided, subordinated or limited as a fraudulent transfer or conveyance if we or any guarantors of the notes, as applicable, (i) issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors, or (ii) received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (ii) only, one of the following is also true at the time thereof:

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we or any guarantor, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

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the issuance of the notes or the incurrence of the guarantees left us or any guarantor, as applicable, with an unreasonably small amount of capital or assets to carry on its business;

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we or any guarantor intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor's ability to pay as they mature; or

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we or any guarantor were a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment,the judgment is unsatisfied.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its guarantee to the extent such guarantor did not obtain a reasonably equivalent tangible benefit directly or indirectly from the issuance of the notes.

We cannot be certain as to the standards a court would use to determine whether or not we or any guarantor were insolvent at the relevant time or, regardless of the standard that a court uses, whether the notes or the guarantees would be subordinated to our or any guarantor's other debt. In general, however, a court would deem an entity insolvent if:

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the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

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the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

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it could not pay its debts as they became due.

If a court were to find that the issuance of the notes, the incurrence of a guarantee or the grant of security was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or such guarantee or subordinate or limit the notes or such guarantee to presently existing and future indebtedness of ours or of the related guarantor, or require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes or guarantees. Further, the avoidance of the notes could result in an event of default with respect to our and our subsidiaries' other debt that could result in acceleration of such debt.

Each guarantee will contain a provision intended to limit the guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being avoided under applicable fraudulent transfer laws or may reduce the guarantor's obligation to an amount that effectively makes the guarantee worthless. Finally, as a court of equity, a bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination, if the court determines that: (i) the holder of notes engaged in some type of inequitable conduct, (ii) such inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holder of notes and (iii) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

The increase in the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a make-whole fundamental change occurs prior to the maturity date, under certain circumstances, we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the make-whole fundamental change becomes effective and the price paid (or deemed to be paid) per share of our common stock in such transaction, as described under "Description of notes—Conversion rights—Increase in conversion rate upon conversion upon a make-whole fundamental change." The increase in the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $             per share or less than $             per share (in each case, subject to adjustment), no additional shares will be added to the conversion rate. Moreover, in no event will the conversion rate per $1,000 principal amount of notes as a result of this adjustment exceed                  shares of common stock, subject to adjustment in the same manner as the conversion rate as set forth under "Description of notes—Conversion rights—Conversion rate adjustments."

Our obligation to increase the conversion rate for notes converted in connection with a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

The contingent conversion features of the notes, if triggered, may adversely affect our financial condition and operating results.

In the event the contingent conversion features of the notes are triggered, holders of notes will be entitled to convert the notes at any time during specified periods at their option. See "Description of notes—Conversion rights." If one or more holders elect to convert their notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share), we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

The contingent conversion features of the notes could result in your receiving less than the value of our common stock into which the notes would otherwise be convertible.

Prior to the close of business on the business day immediately preceding March 15, 2021, you may convert your notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash, our common stock or the combination of cash and our common stock, as applicable, into which the notes would otherwise be convertible.

The fundamental change provisions may delay or prevent an otherwise beneficial takeover attempt of us.

The fundamental change repurchase rights, which will allow you to require us to repurchase all or a portion of your notes upon the occurrence of a fundamental change, as defined in "Description of notes—Fundamental change permits holders to require us to repurchase notes," and the provisions requiring an increase to the conversion rate for conversions in connection with a make-whole fundamental change, may in certain circumstances delay or prevent a takeover of us that might otherwise be beneficial to investors.

No market currently exists for the notes, and an active trading market for the notes may not develop.

The notes comprise a new issue of securities for which there is currently no public market. If the notes are traded after their initial issuance, they may trade at a discount from their initial public offering price, depending on prevailing interest rates, the market for similar securities, the price and volatility of our common stock, our performance and other factors. To the extent that an active trading market for the notes does not develop, the liquidity and trading prices for the notes may be harmed. Thus, you may not be able to liquidate your investment rapidly, and your lenders may not readily accept the notes as collateral for loans.

Any adverse rating of the notes may cause their trading price to fall.

If a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes the market price of the notes would be adversely affected. In addition, if any of our other outstanding debt is subsequently downgraded, raising capital will become more difficult, borrowing costs under revolving credit facility and other future borrowings may increase and the market price of the notes may decrease.

The concurrent offering of our common stock, and the possibility of the sale of our common stock in the future, could reduce the market price of our common stock and, in turn, the notes.

Concurrently with this offering of notes, and subject to market conditions, we are conducting an underwritten offering of 6,500,000 shares of our common stock (or a total of 7,475,000 shares of common stock if the underwriters in that offering exercise their option to purchase additional shares of common stock in full). Neither the completion of this offering nor of the concurrent common stock offering will be contingent on the completion of the other. In the future, we may sell additional shares of our common stock to raise capital, and our shareholders may sell shares of their common stock.

Sales of a substantial number of shares of our common stock, including common stock issued in our concurrent offering, could depress the market price of our common stock and the trading price of the notes, and impair our ability to raise capital through the sale of additional equity securities. In addition, we have agreed to issue a substantial number of shares of our common stock as partial consideration in the Delaware Basin Acquisition, and sales of those shares by the Sellers may have a similar effect. We, our directors and our executive officers have agreed not to dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 45 days after the date of this prospectus supplement, subject to certain exceptions. The underwriters may release the restrictions on any such shares at any time without notice. We cannot predict the effect that future sales of our common stock or perceptions of such sales following the expiration of the 45-day period referred to above would have on the market price of our common stock.

Our certificate of incorporation, bylaws and Delaware law contain provisions that may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt, which may adversely affect the market price of our common stock.

Our certificate of incorporation authorizes our board of directors to issue preferred stock without stockholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire us. In addition, some provisions of our certificate of incorporation, bylaws and Delaware law could make it more difficult for a third party to acquire control of us, including:

•
the organization of our board of directors as a classified board, which allows no more than one-third of our directors to be elected each year;

•
limitations on the ability of our shareholders to call special meetings; and

•
Delaware law prohibiting us from engaging in any business combination with any "interested stockholder," meaning generally that a stockholder who beneficially owns more than 15% of our stock cannot acquire us for a period of three years from the date this person became an interested stockholder, unless various conditions are met.

Please read "Description of capital stock—Anti-takeover effects of Delaware law and provisions of the Company's certificate of incorporation and bylaws" in this prospectus supplement for more information about these provisions.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes will be adjusted in certain circumstances, as described under "Description of notes—Conversion rights—Conversion rate adjustments." Adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that have the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock and adjustments to the conversion rate upon a make-whole fundamental change) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such an adjustment is made and does not so qualify, you generally will be deemed to have received a distribution, which may be taxed as a dividend, even if you do not receive any cash or property as a result of such adjustment. If you are a non-U.S. holder (as defined in "Material United States federal income tax considerations"), any deemed dividend generally would be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty as to which you have appropriately claimed the benefit. The amount of any such withholding tax may be withheld from subsequent payments or distributions otherwise payable on the notes (or the issuance of shares of common stock upon a conversion of the notes). See "Material United States federal income tax considerations."

We believe that we currently are a "United States real property holding corporation" for U.S. federal income tax purposes.

We believe that we currently are, and we expect to continue to be for the foreseeable future, a "United States real property holding corporation" for U.S. federal income tax purposes. So long as our common stock is regularly traded on an established securities market, (i) with respect to a disposition of our common stock, a non-U.S. holder that generally owns more than 5% of our common stock will be subject to U.S. federal income tax on any gain from the disposition, and (ii) with respect to a disposition of notes, (x) if the notes are regularly traded on an established securities market at the time of the disposition, a non-U.S. holder that generally owns more than 5% of the notes outstanding will be subject to U.S. federal income tax on any gain from the disposition and (y) if the notes are not regularly traded on an established securities market at the time of the disposition, a non-U.S. holder generally will be subject to U.S. federal income tax on the gain from the disposition and the transferee of the notes generally will be required to withhold 15% of the gross proceeds payable to the non-U.S. holder if on the date the notes were acquired by such non-U.S. holder the notes had a fair market value greater than 5% of the fair market value of our common stock outstanding. If any gain is subject to tax as described above, it will be taxed as if the non-U.S. holder were a U.S. holder (as defined in "Material United States federal income tax considerations") and the non-U.S. holder would be required to file a U.S. tax return with respect to such gain. See "Material United States federal income tax considerations—Non-U.S. holders—Sale, exchange or other taxable disposition of notes or of common stock."

Use of proceeds

We estimate that our net proceeds from this offering, after deducting underwriting discounts and commissions and estimated fees and expenses, will be approximately $              million ($              million if the underwriters exercise their over-allotment option in full). We estimate that our net proceeds from our concurrent common stock offering, after deducting underwriting discounts and commissions and estimated fees and expenses, will be approximately $              million ($              million if the underwriters exercise their over-allotment option in full).

We intend to use the net proceeds from this offering, the concurrent common stock offering, the Proposed Debt Financings and cash on hand to fund the Delaware Basin Acquisition and to pay related fees and expenses. If the Delaware Basin Acquisition is not completed for any reason, we intend to use the net proceeds from this offering and our concurrent common stock offering primarily for general corporate purposes. We expect that any Proposed Debt Financings composed of new senior notes will contain a special mandatory redemption feature requiring us to redeem those notes at a redemption price equal to the aggregate principal amount of those notes, plus accrued and unpaid interest to, but not including, the redemption date if the Delaware Basin Acquisition is not consummated on or prior to January 15, 2017 for any reason. Pending use of the proceeds as described above, we intend to invest the proceeds of this offering and the concurrent common stock offering in highly liquid cash equivalents or United States government securities. If the aggregate proceeds of this offering, the concurrent common stock offering and the Proposed Debt Financings exceed the amount necessary to fund the cash purchase price of the Delaware Basin Acquisition, we intend to use such excess proceeds for general corporate purposes.

The foregoing represents our intentions based upon our present plans and business conditions. The occurrence of unforeseen events or changed business conditions, however, could result in the application of the net proceeds from this offering, the concurrent common stock offering and the Proposed Debt Financings in a manner other than as described in this prospectus supplement.

The following table outlines the sources and uses of funds for the Delaware Basin Acquisition. The table assumes that the Delaware Basin Acquisition and the financing transactions are completed simultaneously, but this offering and the concurrent common stock offering are expected to occur before completion of the Proposed Debt Financings and the Delaware Basin Acquisition. Amounts in the table are in millions of dollars and are estimated, and actual amounts may vary from the estimated amounts.

Sources of funds		Uses of funds

Notes offered hereby(1)	$100	Cash portion of purchase price	$915
Common stock offering(1)	$400	Transaction fees and expenses(2)	$39
Proposed Debt Financings(1)	$350
Cash on Hand	$104

Total	$954	Total	$954

(1)   Before discounts, commissions and expenses and assumes no exercise of the underwriters' over-allotment option.

(2)   Includes discounts, commissions and estimated expenses of this offering, the concurrent common stock offering, direct acquisition related costs and the Proposed Debt Financings, excluding costs related to any offering of new senior notes.

 Financing transactions

In addition to this offering, we intend to obtain or otherwise incur additional financing for the Delaware Basin Acquisition as described below. The completion of this offering is not contingent upon the completion of the concurrent common stock offering, the Proposed Debt Financings or the Delaware Basin Acquisition. Accordingly, even if the Delaware Basin Acquisition or the other financing transactions do not occur, the notes sold in this offering will remain outstanding, and we will have broad discretion for the use of proceeds from this offering.

In addition, if the Delaware Basin Acquisition is not consummated, we do not expect any debt under the Proposed Debt Financings to be outstanding, other than potentially one or more series of new senior notes, which we would expect to contain a special mandatory redemption requirement if the Delaware Basin Acquisition is not consummated by a specified date. In addition, any shares of our common stock issued in the concurrent common stock offering would remain outstanding and would not be subject to a similar mandatory redemption requirement. See "Use of proceeds."

Lastly, we cannot give any assurance that the concurrent common stock offering or any of the Proposed Debt Financings will be completed for the amount of proceeds contemplated or at all. The foregoing description and any other information regarding the securities to be offered in the concurrent common stock offering or any other offering or transaction is included herein solely for informational purposes and does not purport to be complete. This prospectus supplement and the accompanying prospectus shall not be deemed an offer to sell or a solicitation to buy any securities offered in any other offering.

Concurrent common stock offering

Concurrently with this offering of notes, and subject to market conditions, we are offering 6,500,000 shares of our common stock (or a total of 7,475,000 shares if the underwriters in that offering exercise their over-allotment option to purchase additional shares of our common stock in full) in an underwritten public offering pursuant to a separate prospectus supplement.

We cannot assure you that the concurrent common stock offering will be completed or, if completed, on what terms such concurrent common stock offering will be completed. The closing of this offering is not conditioned upon the closing of the concurrent common stock offering, and the closing of our concurrent common stock offering is not conditioned upon the closing of this offering.

Proposed debt financings

We currently intend to obtain or otherwise incur approximately $350 million of indebtedness to fund the Delaware Basin Acquisition, and pay related fees and expenses, which we refer to as the "Proposed Debt Financings." We do not include the convertible notes offered by this prospectus supplement as part of the Proposed Debt Financings. Subject to market conditions, we expect the Proposed Debt Financings to include a private offering of a series of new senior notes. We expect that such new senior notes will mature in 2024 and that the indenture governing those notes will contain covenants generally similar to those in the indenture governing our 2022 senior notes. The terms of those notes may differ materially from our current expectations. In addition, we may elect not to pursue such an offering at all. We expect any such senior notes to contain a special mandatory redemption requirement if the Delaware Basin Acquisition is not consummated by a specified date. If we deem it necessary or appropriate, the Proposed Debt Financings may also include a combination of borrowings under our revolving credit facility and/or drawings under the bridge facility or such financings may replace the offering of new senior notes. Depending on the components of the Proposed Debt Financings ultimately chosen, the aggregate amount borrowed pursuant to those transactions may exceed $350 million.

Credit facility amendment

We recently completed on September 6, 2016 an amendment to our revolving credit facility, which we refer to as the "Credit Facility Amendment." The Credit Facility Amendment, among other things, amends the revolving credit facility so as to permit the completion of the Delaware Basin Acquisition and, effective upon closing of the acquisition, increases the aggregate commitments under the facility from $450.0 million to $700.0 million (with the borrowing base remaining at $700.0 million) and adjusts the interest rate payable on amounts borrowed under the facility. The Credit Facility Amendment also permits the issuance of and performance by us of our obligations under the notes. The revolving credit facility contains certain limitations on our ability and our subsidiaries' ability to make cash payments upon conversion, repurchase or maturity of the notes. See "Risk factors—Risks relating to the offering and our notes—Our revolving credit facility limits our ability and our subsidiaries' ability to pay any cash amount upon the conversion, repurchase or maturity of the notes."

 Capitalization

The following table sets forth our capitalization and cash and cash equivalents position as of June 30, 2016 on:

•
an actual basis;

•
an as-adjusted basis to give effect to (i) this offering of $100 million principal amount of notes (but not the application of the proceeds therefrom), after deducting the underwriting discounts and commissions and estimated offering expenses (assuming no exercise of the underwriters' option to purchase additional notes) and (ii) the concurrent common stock offering for $400 million (but not the application of the proceeds therefrom), after deducting the underwriting discounts and commissions and estimated offering expenses (assuming no exercise of the underwriters' option to purchase additional shares); and

•
a pro forma as-further-adjusted basis to give further effect to (i) the $250 million increase in the commitments under our existing revolving credit agreement, (ii) fees associated with (but not borrowings under) the bridge facility contemplated in the Commitment Letter and other direct acquisition-related costs and (iii) the Delaware Basin Acquisition.

This table should be read in conjunction with, and is qualified in its entirety by reference to, our financial statements and the accompanying notes, incorporated by reference into this prospectus supplement and the accompanying prospectus and "Use of proceeds" in this prospectus supplement. In addition, investors should not place undue reliance on the as-adjusted or as-further-adjusted pro forma information included below because this offering is not contingent upon completion of any of the transactions reflected in the adjustments below. In addition, the table does not reflect any of the Proposed Debt Financings other than, in the as-further-adjusted column, borrowings under the revolving credit facility.

	As of June 30, 2016
	Actual	As adjusted	As further adjusted

	(unaudited; in thousands)
Cash and cash equivalents:	$109,099	$595,099	$6,577

Debt:
Existing indebtedness of PDC Energy, Inc.
7.75% senior notes due 2022(1)	$500,000	$500,000	$500,000
Convertible senior notes due 2021(2)(3)	—	100,000	100,000
Revolving credit facility(4)	—	—	350,000

Total debt	$500,000	$600,000	$950,000

Stockholders' equity:
Total PDC Energy, Inc. stockholders' equity	$1,424,565	$1,813,565	$2,393,639

Total capitalization	$1,924,565	$2,413,565	$3,343,639

(1)   Amount does not reflect unamortized debt issuance costs of $7.0 million.

(2)   Amount does not reflect estimated unamortized debt issuance costs of $3.0 million.

(3)   Convertible senior notes may be wholly or partially settled in cash and are required to be separated into liability and equity components, such that interest expense reflects the non-convertible debt interest rate. Upon issuance, a debt discount will be recognized as a decrease in debt and an increase in equity. The debt component will accrete up to the principal amount over the expected term of the debt. The actual amount that we are required to repay is not affected by the separate balance sheet classifications, and the amount shown in the table above for the notes is the aggregate principal amount of the notes and does not reflect the debt discount that we will be required to recognize.

(4)   We had no outstanding balance on our revolving credit facility as of September 7, 2016. As of September 7, 2016, after giving effect to the increase in commitments contemplated by the Credit Facility Amendment, the amount of funds available under our revolving credit facility was $688.3 million. We may also fund a portion of the purchase price for the Delaware Basin Acquisition through a private offering of senior notes and/or drawings under the bridge facility, as described under "Financing transactions-Proposed debt financings."

Price range of our common stock

Our common stock is traded on The NASDAQ Global Select Market under the symbol "PDCE." The following table includes the high and low sales prices for our common stock as reported on The NASDAQ Global Select Market for the periods presented.

	High	Low

January 1 - March 31, 2014	$64.27	$44.72
April 1 - June 30, 2014	70.44	56.88
July 1 - September 30, 2014	63.73	49.82
October 1 - December 31, 2014	50.95	27.91
January 1 - March 31, 2015	55.47	37.62
April 1 - June 30, 2015	61.41	51.01
July 1 - September 30, 2015	61.55	41.17
October 1 - December 31, 2015	64.99	52.46
January 1 - March 31, 2016	60.56	42.68
April 1 - June 30, 2016	65.86	51.92

The closing price of our common stock on The NASDAQ Global Select Market on September 7, 2016 was $65.25 per share.

As of September 6, 2016, there were 649 holders of record of our issued and outstanding common stock.

Dividend policy

We have never declared or paid cash dividends on our common stock. We currently intend to retain future earnings and other cash resources, if any, for the operation and development of our business and do not anticipate paying cash dividends on our common stock in the foreseeable future. Payment of any future dividends will be at the discretion of our board of directors after taking into account many factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. In addition, our revolving credit facility and the indenture governing the 2022 senior notes limit our ability to pay cash dividends on our common stock. Any future dividends may also be restricted by any debt agreements which we may enter into from time to time.

 Ratio of earnings to fixed charges

The following table shows our historical ratio of earnings to fixed charges for the periods indicated. For the purposes of calculating the ratio of earnings to fixed charges, "earnings" represents income from continuing operations before income taxes minus income from equity investees plus distributed earnings from equity investees and fixed charges. "Fixed charges" consist of interest expense, including amortization of debt issuance costs and that portion of rental expense considered to be a reasonable approximation of interest.

	Six months ended June 30, 2016	Year ended December 31,
		2015		2014	2013		2012		2011

Ratio of Earnings to Fixed Charges	—(a)	—	(a)	4.3x	—	(a)	—	(a)	1.9x

(a)   For the six months ended June 30, 2016 and the years ended December 31, 2015, 2013 and 2012, earnings were insufficient to cover total fixed charges by $267.9 million, $109.2 million, $33.6 million and $30.7 million, respectively.

Description of notes

We will issue the notes under a base indenture between us and U.S. Bank National Association, as supplemented by a supplemental indenture with respect to the notes, each of which will be dated as of the date of the initial issuance of the notes. In this section, we refer to the base indenture (the "base indenture"), as supplemented by the supplemental indenture (the "supplemental indenture"), collectively as the "indenture." This description of the notes supplements and, to the extent it is inconsistent, replaces the description of the general provisions of the notes and the base indenture in the accompanying prospectus. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

You may request a copy of the indenture from us as described under "Where you can find more information."

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to the "Company," "we," "our" and "us" refer only to PDC Energy, Inc. and not to any of its subsidiaries. The defined terms used in this "Description of notes" section have the meanings given to them in this section, and not the meanings given to such terms elsewhere in this prospectus supplement.

General

The notes will:

•
be general unsecured, senior obligations of the Company;

•
initially be limited to an aggregate principal amount of $100,000,000 (or $115,000,000 if the underwriters' over-allotment option is exercised in full);

•
bear cash interest from September     , 2016 at an annual rate of         % payable on March 15 and September 15 of each year, beginning on March 15, 2017;

•
not be redeemable prior to maturity;

•
be subject to repurchase by us for cash at the option of the holders following a fundamental change (as defined below under "—Fundamental change permits holders to require us to repurchase notes"), at a price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date;

•
mature on September 15, 2021, unless earlier converted or repurchased;

•
be issued in denominations of $1,000 and multiples of $1,000;

•
be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See "—Book-entry, settlement and clearance;" and

•
be unconditionally guaranteed on a senior basis by certain subsidiary guarantors to the extent required under the indenture, as described in this prospectus supplement.

Subject to fulfillment of certain conditions and during the periods described below, the notes may be converted into cash, shares of our common stock, or a combination of cash and shares of our common stock, initially at a conversion rate of                shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $             per share of common stock). The conversion rate is subject to adjustment if certain events occur.

We will settle conversions of notes by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described under "—Conversion rights—Settlement upon conversion." You will not receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture does not limit the amount of debt that may be issued by the Company or its subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under "—Fundamental change permits holders to require us to repurchase notes" and "—Consolidation, merger and sale of assets" below and except for the provisions set forth under "—Conversion rights—Increase in conversion rate upon conversion upon a make-whole fundamental change," the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving the Company or in the event of a decline in the credit rating of the Company as a result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving the Company that could adversely affect such holders.

We may, without the consent of the holders, reopen the indenture for the notes and issue additional notes under the indenture with the same terms as the notes offered hereby (other than differences in the issue price and interest accrued prior to the issue date of such additional notes) in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number. We may also from time to time repurchase notes in open market purchases or negotiated transactions without giving prior notice to holders.

The Company does not intend to list the notes on any securities exchange or any automated dealer quotation system.

Except to the extent the context otherwise requires, we use the term "notes" in this prospectus supplement to refer to each $1,000 principal amount of notes. We use the term "common stock" in this prospectus supplement to refer to our common stock, par value $0.01 per share. References in this prospectus supplement to a "holder" or "holders" of notes that are held through DTC are references to owners of beneficial interests in such notes, unless the context otherwise requires. However, we and the trustee will treat the person in whose name the notes are registered (Cede & Co., in the case of notes held through DTC) as the owner of such notes for all purposes. References herein to the "close of business" refer to 5:00 p.m., New York City time, and to the "open of business" refer to 9:00 a.m., New York City time.

Purchase and cancellation

We will cause all notes surrendered for payment, repurchase (including as described below), registration of transfer or exchange or conversion, if surrendered to any person other than the trustee (including any of our agents, subsidiaries or affiliates), to be delivered to the trustee for cancellation. All notes delivered to the trustee will be cancelled promptly by the trustee. No notes will be authenticated in exchange for any notes cancelled as provided in the indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), repurchase notes in the open market or otherwise, whether by us or our subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives. We will cause any notes so repurchased (other than notes repurchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustee for cancellation, and they will no longer be considered "outstanding" under the indenture upon their repurchase.

Payments on the notes; paying agent and registrar; transfer and exchange

We will pay the principal of and interest on notes in global form registered in the name of or held by The Depository Trust Company ("DTC") or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay the principal of any certificated notes at the office or agency designated by the Company for that purpose. We have initially designated the trustee as our paying agent and registrar and its agency in New York City, New York as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and the Company may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders having an aggregate principal amount of $2,000,000 or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $2,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant regular record date, by wire transfer in immediately available funds to that holder's account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

A holder of certificated notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the trustee or the registrar for any registration of transfer or exchange of notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note surrendered for conversion or required repurchase.

The registered holder of a note will be treated as the owner of it for all purposes.

Interest

The notes will bear cash interest at a rate of         % per year until maturity. Interest on the notes will accrue from September     , 2016 or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on March 15 and September 15 of each year, beginning on March 15, 2017.

Interest will be paid to the person in whose name a note is registered at the close of business on March 1 or September 1, as the case may be, immediately preceding the relevant interest payment date (each, a "regular record date"). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.

If any interest payment date, the stated maturity date or any earlier required repurchase date upon a fundamental change would fall on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term "business day" means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Unless the context otherwise requires, all references to interest in this prospectus supplement include additional interest, if any, payable at our election as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with our reporting obligations as described under "—Events of default."

Ranking

The notes will be our senior unsecured obligations and will rank:

•
senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the notes;

•
equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated (including our 7.75% Senior Notes Due 2022 (the "2022 senior notes"));

•
effectively junior in right of payment to any of our secured indebtedness (including our obligations under our senior secured credit facility (the "credit facility")) to the extent of the value of the assets securing such indebtedness; and

•
structurally junior to all existing and future indebtedness (including trade payables) incurred by our subsidiaries that are not subsidiary guarantors.

In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

Any subsidiary guarantee of the notes will be effectively subordinated to all secured debt of the relevant subsidiary guarantor to the extent of the value of the assets securing such debt. The ability of our subsidiaries to pay dividends and make other payments to us is also restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party. We may not be able to pay the cash portions of any settlement amount upon conversion of the notes, or to pay cash for the fundamental change repurchase price upon a fundamental change if a holder requires us to repurchase notes as described below. See "Risk factors—Risks related to the offering and our notes—We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change, and our current and future debt may contain limitations on our or the subsidiary guarantors' ability to pay cash upon conversion or repurchase of the notes."

Subsidiary guarantees

Initially, the notes will not be guaranteed by any of our subsidiaries. However, the indenture will contain a covenant providing that if, on any date after the first date on which the notes are issued under the indenture, any subsidiary that is not already a subsidiary guarantor of the notes guarantees obligations under the indenture governing the 2022 senior notes or any future issuance of senior notes by us (in each case, as may be amended, extended, modified or refinanced from time to time) then we will cause such subsidiary to unconditionally guarantee the notes on the same basis and concurrently become a subsidiary guarantor in accordance with the procedures specified in the indenture. The subsidiary guarantee of a subsidiary guarantor will be released at such time as such subsidiary guarantor ceases to guarantee obligations under the indenture governing the 2022 senior notes or future issuance of senior notes, as the case may be.

Any subsidiary guarantee will effectively rank junior to any secured indebtedness of its respective subsidiary guarantor to the extent of the value of the assets securing such indebtedness. Under the terms of the full and unconditional guarantees, holders of the notes will not be required to exercise their remedies against us before they proceed directly against the subsidiary guarantors.

The obligations of each subsidiary guarantor under its subsidiary guarantee will be limited as necessary to prevent that subsidiary guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

At June 30, 2016, our subsidiaries had no indebtedness other than the guarantee of our indebtedness under our credit facility by a subsidiary that is not a guarantor under the indenture governing the 2022 senior notes.

Future liens

The notes are not secured by any of our assets. If, however, any of our 2022 senior notes or any future issuance of senior notes by us or subsidiary guarantees of such 2022 senior notes or future issuance of senior notes by us (in each case, as may be amended, modified, extended or refinanced from time to time) are secured, then contemporaneously with the provision of such security, effective provision will be made to secure the notes or the relevant subsidiary guarantee of the notes on an equal and ratable basis with such 2022 senior notes or future issuance of senior notes or such subsidiary guarantee of such 2022 senior notes or future issuance of senior notes, as the case may be, for so long as such 2022 senior notes or future issuance of senior notes or such subsidiary guarantee of such 2022 senior notes or future issuance of senior notes shall be secured.

Any security created for the benefit of the holders of the notes pursuant to the preceding paragraph will provide by its terms that such security will be automatically and unconditionally released and discharged upon the release and discharge of the security under the applicable 2022 senior notes or future issuance of senior notes or subsidiary guarantee of such 2022 senior notes or future issuance of senior notes, as the case may be.

No redemption

We may not redeem the notes prior to the maturity date, and no "sinking fund" is provided for the notes, which means that we are not required to redeem or retire the notes periodically.

Conversion rights

General

Prior to the close of business on the business day immediately preceding March 15, 2021, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings "—Conversion upon satisfaction of sale price condition," "—Conversion upon satisfaction of trading price condition," and "—Conversion upon specified corporate events." On or after March 15, 2021, holders may convert their notes at the conversion rate at any time prior to the close of business on the business day immediately preceding the maturity date irrespective of the foregoing conditions.

The initial conversion rate will be                shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $             per share of common stock). Upon conversion of a note, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, all as set forth below under "—Settlement upon conversion." If we satisfy our conversion obligation in solely cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and number of shares of common stock, if any, due upon conversion will be based on a daily conversion value (as defined below) calculated for each trading day in a 25 trading day observation period (as defined below), as described below under "—Settlement upon conversion." The trustee will initially act as the conversion agent.

A holder may convert fewer than all of such holder's notes so long as the notes converted are a multiple of $1,000 principal amount.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest, if any, except as described below. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of delivering any fractional shares as described under "—Settlement upon conversion." Our payment and delivery, as the case may be, to a holder of cash, shares of our common stock or a combination of cash and the whole number of shares of our common stock, if applicable, together with any cash payment for any fractional share, into which a note is convertible (as more fully described below under "—Settlement upon conversion"), will be deemed to satisfy in full our obligation to pay:

•
the principal amount of the note; and

•
accrued and unpaid interest, if any, to, but not including, the relevant conversion date.

As a result, accrued and unpaid interest, if any, to, but not including, the relevant conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of notes into a combination of cash and shares of our common stock, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such conversion.

Notwithstanding the immediately preceding paragraph, if notes are converted after the close of business on a regular record date for the payment of interest, holders of such notes at the close of business on such regular record date will receive the full amount of interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Any notes surrendered for conversion during the period from the close of business on any regular record date to the open of business on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made:

•
for conversions following the regular record date immediately preceding the maturity date;

•
if we have specified a fundamental change repurchase date that is after a regular record date and on or prior to the business day immediately following the corresponding interest payment date; or

•
to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

Therefore, for the avoidance of doubt, all record holders on the regular record date immediately preceding the maturity date will receive the full interest payment due on the maturity date in cash regardless of whether their notes have been converted following such regular record date, and the converting holder need not pay us an equivalent cash payment as described above.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issuance of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any such shares to be issued in a name other than the holder's name, in which case the holder will pay that tax.

Holders may surrender their notes for conversion under the following circumstances:

Conversion upon satisfaction of sale price condition

Prior to the close of business on the business day immediately preceding March 15, 2021, a holder may surrender all or any portion of its notes for conversion at any time during any fiscal quarter (and only during such fiscal quarter) commencing after the fiscal quarter ending on December 31, 2016 if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the conversion price on each such trading day. If the sale price condition has been met, we will so notify the holders, the trustee and the conversion agent (if other than the trustee).

The "last reported sale price" of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the "last reported sale price" will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted, the "last reported sale price" will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

"Trading day" means a day on which (i) trading in our common stock (or other security for which a closing sale price must be determined) generally occurs on The NASDAQ Global Select Market or, if our common stock (or such other security) is not then listed on The NASDAQ Global Select Market, on the principal other United States national or regional securities exchange on which our common stock (or such other security) is then listed or, if our common stock (or such other security) is not then listed on a United States national or regional securities exchange, on the principal other market on which our common stock (or such other security) is then traded, and (ii) a last reported sale price for our common stock (or closing sale price for such other security) is available on such securities exchange or market. If our common stock (or such other security) is not so listed or traded, "trading day" means a "business day."

Conversion upon satisfaction of trading price condition

Prior to the close of business on the business day immediately preceding March 15, 2021, a holder of notes may surrender all or any portion of its notes for conversion at any time during the five business day period after any five consecutive trading day period (the "measurement period") in which the "trading price" per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day.

The "trading price" of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $2.0 million principal amount of notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select for this purpose; provided that if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $2.0 million principal amount of notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate. If (x) we are not acting as the bid solicitation agent, and we do not, when we are required to do so, instruct the bid solicitation agent to obtain bids when required, or if we give such instruction to the bid solicitation agent, and the bid solicitation agent fails to make such determination, or (y) we are acting as bid solicitation agent and we fail to make such determination, then, in either case, the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each trading day of such failure.

The bid solicitation agent (if other than us) will have no obligation to determine the trading price per $1,000 principal amount of notes unless we have requested such determination; and we will have no obligation to make such request (or, if we are acting as bid solicitation agent, we will have no obligation to determine the trading price) unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the conversion rate. At such time, we will instruct the bid solicitation agent (if other than us) to determine, or if we are acting as bid solicitation agent, we will determine, the trading price per $1,000 principal amount of notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate. If the trading price condition has been met, we will so notify the holders, the conversion agent (if other than the trustee) and the trustee within one business day. If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate for such date, we will so notify the holders, the conversion agent (if other than the trustee) and the trustee within one business day.

The "bid solicitation agent" will initially be the Company. The Company may, however, appoint another person (including the trustee) as the bid solicitation agent without prior notice to the holders of the notes.

Conversion upon specified corporate events

  Certain distributions

If, prior to the close of business on the business day immediately preceding March 15, 2021, we elect to:

•
issue to all or substantially all holders of our common stock any rights, options or warrants (other than in connection with a stockholders' rights plan so long as such rights have not separated from the common stock or such rights are not exercisable) entitling them, for a period of not more than 60 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of a share of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance; or

•
distribute to all or substantially all holders of our common stock (other than a distribution of our common stock as to which an adjustment was effected pursuant to clause (1) under "—Conversion rate adjustments" below) our assets, securities or rights to purchase our securities (other than in connection with a stockholders' rights plan so long as such rights have not separated from the common stock or such rights are not exercisable), which distribution has a per share value, as reasonably determined by our board of directors or a committee thereof, exceeding 10% of the last reported sale price of our common stock on the trading day preceding the date of announcement for such distribution, then, in either case, we must notify the holders of the notes at least 35 scheduled trading days prior to the ex-dividend date for such issuance or distribution. Once we have given such notice, holders may surrender all or any portion of their notes for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date for such issuance or distribution and our announcement that such issuance or distribution will not take place, even if the notes are not otherwise convertible at such time. Notwithstanding the foregoing, a holder may not convert its notes under the foregoing conversion provisions if the holder will participate in such issuance or distribution, at the same time, upon the same terms and in the same manner as holders of our common stock participate, as if such holder held, for each $1,000 principal amount of notes, a number of shares of common stock equal to the conversion rate.

  Certain corporate events

If a transaction or event that constitutes a "fundamental change" (as defined under "—Fundamental change permits holders to require us to repurchase notes") or a "make-whole fundamental change" (as defined under "—Increase in conversion rate upon conversion upon a make-whole fundamental change") occurs prior to the close of business on the business day immediately preceding March 15, 2021, regardless of whether a holder has the right to require us to repurchase the notes as described under "—Fundamental change permits holders to require us to repurchase notes," or if we are a party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of our assets that occurs prior to the close of business on the business day immediately preceding March 15, 2021, in each case, pursuant to which our common stock would be converted into cash, securities or other assets, all or any portion of a holder's notes may be surrendered for conversion at any time from or after the date that is 35 scheduled trading days prior to the anticipated effective date of the transaction (or, if later, the business day after we give notice of such transaction) until 35 trading days after the actual effective date of such transaction or, if such transaction also constitutes a fundamental change, until the related fundamental change repurchase date. We will notify holders, the trustee and the conversion agent (if other than the trustee) (i) as promptly as practicable following the date we publicly announce such transaction but in no event less than 35 scheduled trading days prior to the anticipated effective date of such transaction; or (ii) if we do not have knowledge of such transaction at least 35 scheduled trading days prior to the anticipated effective date of such transaction, within one business day of the date upon which we receive notice, or otherwise become aware, of such transaction, but in no event later than the actual effective date of such transaction.

Conversions on or after March 15, 2021

On or after March 15, 2021, a holder may convert all or any portion of its notes at any time prior to the close of business on the business day immediately preceding the maturity date regardless of the foregoing conditions.

Conversion procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC's procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any. As such, if you are a beneficial owner of the notes, you must allow for sufficient time to comply with DTC's procedures if you wish to exercise your conversion rights.

If you hold a certificated note, to convert you must:

•
complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•
deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•
if required, furnish appropriate endorsements and transfer documents;

•
if required, pay all transfer or similar taxes; and

•
if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

We will pay any documentary, stamp or similar issue or transfer tax on the issuance of any shares of our common stock upon conversion of the notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder's name, in which case the holder will pay the tax.

The date you comply with the relevant procedures for conversion described above is the conversion date under the indenture.

If a holder has already delivered a repurchase notice as described under "—Fundamental change permits holders to require us to repurchase notes" with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the repurchase notice in accordance with the relevant provisions of the indenture. If a holder submits its notes for required repurchase, the holder's right to withdraw the repurchase notice and convert the notes that are subject to repurchase will terminate at the close of business on the business day immediately preceding the relevant fundamental change repurchase date.

Settlement upon conversion

Upon conversion, we may choose to pay or deliver, as the case may be, either cash ("cash settlement"), shares of our common stock ("physical settlement") or a combination of cash and shares of our common stock ("combination settlement"), as described below. We refer to each of these settlement methods as a "settlement method."

We will from time to time make an election with respect to the settlement method, which election shall be effective until we provide notice of an election of a different settlement method. However, we will always use the same settlement method for all conversions occurring on any given conversion date. If we choose to elect a different settlement method in the future, we will provide to all holders of the notes, the trustee and the conversion agent a notice of the newly chosen settlement method and the effective date of such newly chosen method. Simultaneously with providing such notice, we will issue a press release containing the relevant information and make such information available on our website. We may not change our settlement method election after March 15, 2021. Prior to such date, we will have the right to irrevocably elect combination settlement with a specified dollar amount of $1,000 by delivering notice to all holders of the notes, the trustee and the conversion agent and issuing a press release containing the relevant information and make such information available on our website. It is our current intent and policy to settle conversions through combination settlement with a specified dollar amount per $1,000 principal amount of notes of $1,000.

Settlement amounts will be computed as follows:

•
if we elect physical settlement, we will deliver to the converting holder in respect of each $1,000 principal amount of notes being converted a number of shares of our common stock equal to the conversion rate together with cash in lieu of fractional shares as described below;

•
if we elect cash settlement, we will pay to the converting holder in respect of each $1,000 principal amount of notes being converted cash in an amount equal to the sum of the daily conversion values for each of the 25 consecutive trading days during the related observation period; and

•
if we elect combination settlement, we will pay or deliver, as the case may be, to the converting holder in respect of each $1,000 principal amount of notes being converted a "settlement amount" equal to the sum of the daily settlement amounts for each of the 25 consecutive trading days during the relevant observation period.

The "daily settlement amount," for each of the 25 consecutive trading days during the observation period, shall consist of:

•
cash equal to the lesser of (i) the maximum cash amount per $1,000 principal amount of notes to be received upon conversion as specified in the notice specifying our chosen settlement method (the "specified dollar amount"), if any, divided by 25 (such quotient, the "daily measurement value") and (ii) the daily conversion value; and

•
if the daily conversion value exceeds the daily measurement value, a number of shares equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP for such trading day.

The "daily conversion value" means, for each of the 25 consecutive trading days during the observation period, one twenty-fifth (1/25th) of the product of (1) the conversion rate on such trading day and (2) the daily VWAP for such trading day.

The "daily VWAP" means, for each of the 25 consecutive trading days during the relevant observation period, the per share volume-weighted average price as displayed under the heading "Bloomberg VWAP" on Bloomberg page "PDCE <equity> AQR" (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The "daily VWAP" will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

The "observation period" with respect to any note surrendered for conversion means:

•
if the relevant conversion date occurs prior to March 15, 2021, the 25 consecutive trading day period beginning on, and including, the second trading day immediately succeeding such conversion date; and

•
if the relevant conversion date occurs on or after March 15, 2021, the 25 consecutive trading days beginning on, and including, the 27th scheduled trading day immediately preceding the maturity date.

For the purposes of determining amounts due upon conversion only, "trading day" means a day on which (i) there is no "market disruption event" (as defined below) and (ii) trading in our common stock generally occurs on The NASDAQ Global Select Market or, if our common stock is not then listed on The NASDAQ Global Select Market, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, "trading day" means a "business day."

"Scheduled trading day" means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, "scheduled trading day" means a "business day."

For the purposes of determining amounts due upon conversion, "market disruption event" means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.

Except as described under "—Increase in conversion rate upon conversion upon a make-whole fundamental change" and "—Recapitalizations, reclassifications and changes of our common stock," we will deliver the consideration due in respect of conversion on the third business day immediately following the relevant conversion date, if we elect physical settlement, or on the third business day immediately following the last trading day of the relevant observation period, in the case of any other settlement method.

We will pay cash in lieu of delivering any fractional share of common stock issuable upon conversion based on the daily VWAP for the relevant conversion date (in the case of physical settlement) or based on the daily VWAP for the last trading day of the relevant observation period (in the case of combination settlement). Fractional shares will be rounded to the nearest 1/10,000th of a share.

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date; provided, however, that the person in whose name any shares of our common stock shall be issuable upon such conversion will become the holder of record of such shares as of the close of business on the conversion date (in the case of physical settlement) or the last trading day of the relevant observation period (in the case of combination settlement).

Conversion rate adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate, at the same time and on the same terms as holders of our common stock and solely as a result of holding the notes, in any such transactions under clauses (1) (but only with respect to stock dividends or distributions), (2), (3) and (4) below without having to convert their notes as if they held a number of shares of common stock equal to (i) the conversion rate, multiplied by (ii) (x) the principal amount of notes held by such a holder divided by (y) $1,000.

(1)   If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;
CR1	=	the conversion rate in effect immediately after the open of business on such ex-dividend date or effective date;
OS0	=	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date or effective date; and
OS1	=	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2)   If we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 60 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be increased based on the following formula:

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;
CR1	=	the conversion rate in effect immediately after the open of business on such ex-dividend date;
OS0	=	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date;
X	=	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and
Y	=
the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the ex-dividend date for such issuance. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, the conversion rate shall be decreased to the conversion rate that would then be in effect if such ex-dividend date for such issuance had not occurred.

For the purpose of this clause (2), and for the purpose of the first bullet point under "—Conversion upon specified corporate events—Certain distributions," in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the common stock at less than such average of the last reported sale prices for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof.

(3)   If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

  •
  dividends, distributions or issuances as to which an adjustment was effected pursuant to clause (1) or (2) above;

  •
  dividends or distributions paid exclusively in cash as to which the provisions set forth in clause (4) below shall apply; and

  •
  spin-offs as to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be increased based on the following formula:

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;
CR1	=	the conversion rate in effect immediately after the open of business on such ex-dividend date;
SP0	=
the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and
FMV	=
the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if "FMV" (as defined above) is equal to or greater than "SP0" (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect on the ex-dividend date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a "spin-off," the conversion rate will be increased based on the following formula:

where,

CR0	=	the conversion rate in effect immediately prior to the end of the valuation period (as defined below);

CR1	=	the conversion rate in effect immediately after the end of the valuation period;
FMV0	=
the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of last reported sale price set forth under "—Conversion upon satisfaction of sale price condition" as if references therein to our common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off (the "valuation period"); and
MP0	=	the average of the last reported sale prices of our common stock over the valuation period.

The increase to the conversion rate under the preceding paragraph will occur at the close of business on the last trading day of the valuation period; provided that (x) in respect of any conversion of notes for which physical settlement is applicable, if the relevant conversion date occurs during the valuation period, the reference to "10" in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date for such spin-off and such conversion date in determining the conversion rate and (y) in respect of any conversion of notes for which cash settlement or combination settlement is applicable, for any trading day that falls within the relevant observation period for such conversion and within the valuation period, the reference to "10" in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date for such spin-off and such trading day in determining the conversion rate as of such trading day. In addition, if the ex-dividend date for such spin-off is after the 10th trading day immediately preceding, and including, the end of any observation period in respect of a conversion of notes, references to "10" or "10th" in the preceding paragraph and this paragraph shall be deemed to be replaced, solely in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, and including, the last trading day of such observation period.

(4)   If we pay any cash dividend or distribution to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;
CR1	=	the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;
SP0	=	the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and
C	=	the amount in cash per share we distribute to all or substantially all holders of our common stock.

Any increase made under this clause (4) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if "C" (as defined above) is equal to or greater than "SP0" (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate on the ex-dividend date for such cash dividend or distribution.

(5)   If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the trading day next succeeding the date such tender or exchange offer expires;
CR1	=	the conversion rate in effect immediately after the open of business on the trading day next succeeding the date such tender or exchange offer expires;
AC	=	the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;
OS0	=
the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);
OS1	=
the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and
SP1	=	the last reported sale price of our common stock on the trading day next succeeding the date such tender or exchange offer expires.

The increase to the conversion rate under the preceding paragraph will be determined immediately after the close of business on the trading day next succeeding the date such tender or exchange offer expires, but will be given effect immediately after the open of business on such trading day.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of shares of our common stock as of the related conversion date as described under "—Settlement upon conversion" based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities. If, however, the application of the foregoing formulas would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made (other than as a result of share combination).

As used in this section, "ex-dividend date" means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and "effective date" means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

As used in this section, "record date" means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock (or other applicable security) have the right to receive any cash, securities or other property or in which our common stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof, statute, contract or otherwise).

We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors or a committee thereof determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see "Material United States federal income tax considerations."

To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to any shares of common stock received in connection with such conversion, the rights under the rights plan with respect to such common stock, unless, prior to any conversion, the rights have separated from our common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all or substantially all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the conversion rate will not be adjusted:

•
upon the issuance of common stock at a price below the conversion price or otherwise, unless otherwise described in the conversion rate adjustment provisions above;

•
on account of share repurchases, including structured or derivative transactions, or pursuant to a share repurchase program approved by our board of directors or a duly authorized committee thereof or otherwise, in each case, that are not tender offers for which an adjustment shall be made pursuant to clause (5) above;

•
upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•
upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•
upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•
solely for a change in the par value of our common stock; or

•
for accrued and unpaid interest, if any.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (1) upon conversion of any note (x) if cash settlement or combination settlement is applicable to such conversion, on each trading day in the observation period for such conversion and (y) if physical settlement is applicable to such conversion, on the relevant conversion date and (2) on March 15, 2021, in each case, without duplication.

Recapitalizations, reclassifications and changes of our common stock

In the case of:

•
any recapitalization, reclassification or change of our common stock (other than a change to par value, or from par value to no par value, or changes resulting from a subdivision or combination),

•
any consolidation, merger or combination involving us,

•
any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or

•
any statutory share exchange,

in each case, as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at and after the effective time of the transaction, the right to convert a note will be changed into a right to convert it into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the "reference property") upon such transaction. However, at and after the effective time of the transaction, (i) we will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of notes, as set forth under "—Settlement upon conversion" and (ii)(x) any amount payable in cash upon conversion of the notes as set forth under "—Settlement upon conversion" will continue to be payable in cash, (y) any shares of our common stock that we would have been required to deliver upon conversion of the notes as set forth under "—Settlement upon conversion" will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such transaction. If the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be (i) the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election or (ii) if no holders of our common stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of our common stock. If the holders of our common stock receive only cash in such transaction, then for all conversions that occur after the effective date of such transaction (i) the consideration due upon conversion of each $1,000 principal amount of notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased as described under "—Increase in conversion rate upon conversion upon a make-whole fundamental change"), multiplied by the price paid per share of common stock in such transaction and (ii) we will satisfy our conversion obligation by paying cash to converting holders on the third business day immediately following the conversion date. We will notify holders, the trustee and the conversion agent (if other than the trustee) of the weighted average as soon as practicable after such determination is made.

The supplemental indenture providing that the notes will be convertible into reference property will also provide for anti-dilution and other adjustments that are as nearly equivalent as possible to the adjustments described under "—Conversion rate adjustments" above. If the reference property in respect of any such transaction includes shares of stock, securities or other property or assets of a company other than us or the successor or purchasing corporation, as the case may be, in such transaction, such other company will also execute such supplemental indenture, and such supplemental indenture will contain such additional provisions to protect the interests of the holders, including the right of holders to require us to repurchase their notes upon a fundamental change as described under "—Fundamental change permits holders to require us to repurchase notes" below, as the board of directors reasonably considers necessary by reason of the foregoing. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts over a span of multiple days (including an observation period and the "stock price" for purposes of a make-whole fundamental change), our board of directors or a committee thereof will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date, effective date or expiration date of the event occurs, at any time during the period when the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts are to be calculated.

Increase in conversion rate upon conversion upon a make-whole fundamental change

If the "effective date" (as defined below) of a "fundamental change" (as defined below and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (2) of the definition thereof, a "make-whole fundamental change") occurs and a holder elects to convert its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock (the "additional shares"), as described below. A conversion of notes will be deemed for these purposes to be "in connection with" such make-whole fundamental change if the relevant notice of conversion of the notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change) (such period, the "make-whole fundamental change period").

Upon surrender of notes for conversion in connection with a make-whole fundamental change, we will, at our option, satisfy our conversion obligation by physical settlement, cash settlement or combination settlement, as described under "—Conversion rights—Settlement upon conversion." However, if the consideration for our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is composed entirely of cash, then, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the "stock price" (as defined below) for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of converted notes equal to the conversion rate (including any increase to reflect the additional shares as described in this section), multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the third business day following the conversion date. We will notify holders of the effective date of any make-whole fundamental change and issue a press release announcing such effective date no later than five business days after such effective date.

The number of additional shares, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the "effective date") and the price (the "stock price") paid (or deemed to be paid) per share of our common stock in the make-whole fundamental change. If the holders of our common stock receive in exchange for their common stock only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the five trading day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares as set forth in the table below will be adjusted in the same manner and at the same time as the conversion rate as set forth under "—Conversion rate adjustments."

The following table sets forth the number of additional shares by which the conversion rate will be increased per $1,000 principal amount of notes for each stock price and effective date set forth below:

Stock price
Effective date	$	$	$	$	$	$	$	$	$	$	$	$	$

September , 2016
September 15, 2017
September 15, 2018
September 15, 2019
September 15, 2020
September 15, 2021

The exact stock prices and effective dates may not be set forth in the table above, in which case

•
If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares by which the conversion rate will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year or 366-day year, as applicable.

•
If the stock price is greater than $             per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

•
If the stock price is less than $             per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of notes exceed                  shares of common stock, subject to adjustment in the same manner as the conversion rate as set forth under "—Conversion rate adjustments."

Our obligation to increase the conversion rate for notes converted in connection with a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental change permits holders to require us to repurchase notes

If a "fundamental change" (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to repurchase for cash any or all of your notes, or any portion of the principal amount thereof, that is equal to $1,000 or a multiple of $1,000.

The fundamental change repurchase price we are required to pay will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date falls after a regular record date but on or prior to the interest payment date to which such regular record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such regular record date, and the fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased). The fundamental change repurchase date will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our fundamental change notice as described below. Any notes repurchased by us will be paid for in cash.

A "fundamental change" will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

  (1)   a "person" or "group" within the meaning of Section 13(d) of the Exchange Act, other than us, our wholly owned subsidiaries and our and their employee benefit plans, has become the direct or indirect "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

  (2)   the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us or any other transaction or series of transactions pursuant to which our common stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our wholly owned subsidiaries; provided, however, that a transaction described in clause (B) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly in substantially the same proportions as such ownership immediately prior to such transaction, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction shall not be a fundamental change pursuant to this clause (2);

  (3)   our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

  (4)   our common stock (or other common stock into which the notes are then convertible) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or NYSE MKT (or any of their respective successors).

A fundamental change as a result of clause (1) or (2) above will not be deemed to have occurred, however, if 100% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares, in connection with the transaction or transactions constituting the fundamental change consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as "publicly traded securities") and as a result of this transaction or transactions the notes become convertible into such publicly traded securities, excluding cash payments for fractional shares (subject to the provisions set forth above under "—Conversion rights—Settlement upon conversion").

If any transaction in which our common stock is replaced by the securities of another entity occurs, following completion of any related make-whole fundamental change period (or, in the case of a transaction that would have been a fundamental change or a make-whole fundamental change but for the immediately preceding paragraph, following the effective date of such transaction), references to us in the definition of "fundamental change" above shall instead be references to such other entity.

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•
the events causing a fundamental change;

•
the date of the fundamental change;

•
the last date on which a holder may exercise the repurchase right;

•
the fundamental change repurchase price;

•
the fundamental change repurchase date;

•
the name and address of the paying agent and the conversion agent, if applicable;

•
if applicable, the conversion rate and any adjustments to the conversion rate;

•
that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws any fundamental change repurchase notice previously delivered in accordance with the terms of the indenture; and

•
the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in New York City, New York, or publish the information on our website or through such other public medium as we may use at that time.

To exercise the fundamental change repurchase right, you must deliver, on or before the business day immediately preceding the fundamental change repurchase date, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled "Form of Fundamental Change Repurchase Notice" on the reverse side of the notes duly completed, to the paying agent if the notes are in certificated form. Each repurchase notice must state:

•
if certificated, the certificate numbers of your notes to be delivered for repurchase;

•
the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•
that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, such repurchase notice must comply with appropriate DTC procedures.

Holders may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal shall state:

•
the principal amount of the withdrawn notes;

•
if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•
the principal amount, if any, which remains subject to the repurchase notice.

If the notes are not in certificated form, such notice of withdrawal must comply with appropriate DTC procedures.

We will be required to repurchase the notes on the fundamental change repurchase date, subject to extension to comply with applicable law. Holders who have exercised the repurchase right will receive payment of the fundamental change repurchase price on the later of (i) the fundamental change repurchase date and (ii) the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes on the fundamental change repurchase date, then, with respect to the notes that have been properly surrendered for repurchase and have not been validly withdrawn:

•
such notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•
all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price).

In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, if required:

•
comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

•
file a Schedule TO or any other required schedule under the Exchange Act;

in each case, so as to permit the rights and obligations under this "—Fundamental change permits holders to require us to repurchase notes" to be exercised in the time and in the manner specified in the indenture.

No notes may be repurchased on any date at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change repurchase price with respect to such notes).

The repurchase rights of the holders could discourage a potential acquirer from acquiring us. The fundamental change repurchase feature, however, is not the result of management's knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of "all or substantially all" of our consolidated assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the sale, lease or other transfer of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. Our ability to repurchase the notes for cash may be limited by the terms of our then existing borrowing arrangements or otherwise. See "Risk Factors—Risks related to the offering and our notes—We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change, and our current and future debt may contain limitations on our or the subsidiary guarantors' ability to pay cash upon conversion or repurchase of the notes." If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, the 2022 senior notes include, and we may in the future incur other indebtedness that includes, similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, merger and sale of assets

The provisions described under "Description of Debt Securities—Limitations on Merger and Other Transactions" in the accompanying prospectus will not apply to the notes. Instead, the provisions described in this "—Consolidation, merger and sale of assets" section will apply to the notes.

The Company will not, in any transaction or series of transactions, merge or consolidate with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to, any person or persons unless at the time and after giving effect thereto:

  (a)   either:

    (i)    if the transaction or transactions is a merger or consolidation, the Company shall be the surviving person of such merger or consolidation; or

    (ii)   the person formed by such consolidation or into which the Company is merged or to which the properties and assets of the Company are transferred substantially as an entirety (any such surviving person or transferee person being the "Surviving Entity") shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of the Company under the notes and the indenture, and in each case, the indenture shall remain in full force and effect; and

  (b)   immediately after giving effect to such transaction or series of transactions on a pro forma basis, no default or event of default under the indenture shall have occurred and be continuing.

In connection with any consolidation, merger, transfer, lease, assignment or other disposition contemplated hereby, the Company shall deliver, or cause to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, transfer, lease, assignment or other disposition and the supplemental indenture in respect thereof comply with the requirements under the indenture.

Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company in accordance with the immediately preceding paragraphs, the successor person formed by such consolidation or into which the Company is merged or the successor person to which such sale, assignment, conveyance, transfer, lease or disposition is made shall succeed to, and be substituted for, and may exercise every right and power of the Company under the notes and the indenture, as the case may be, with the same effect as if such successor had been named as the Company in the notes and the indenture, as the case may be, and, except in the case of a lease, the Company shall be released and discharged from its obligations thereunder.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a "fundamental change" (as defined above) permitting each holder to require us to repurchase the notes of such holder as described above.

Events of default

The provisions described under "Description of Debt Securities—Events of Default" in the accompanying prospectus will not apply to the notes. Instead, the events of default and related provisions described in this "—Events of default" section will apply to the notes.

Each of the following is an event of default with respect to the notes:

  (1)   default in the payment of the principal, when due and payable, of any of the notes (at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise);

  (2)   default for 30 days in the payment of an installment of interest on any of the notes, when due and payable;

  (3)   failure by the Company to comply with its obligation to convert the notes in accordance with the indenture upon exercise of a holder's conversion right within two business days of the date required;

  (4)   failure by the Company to give a fundamental change notice as described under "—Fundamental change permits holders to require us to repurchase notes" or notice of a specified corporate transaction as described under "—Conversion rights—Conversion upon specified corporate events," in each case within three business days of the date required;

  (5)   default in the performance or breach of the provisions of "—Consolidation, merger and sale of assets;"

  (6)   default in the performance, or breach, of any covenant or agreement of the Company under the indenture (other than a default in the performance or breach of a covenant or agreement which is specifically dealt with in clauses (1) through (5) above) and such default or breach shall continue for a period of 60 days after written notice has been given:

    (a)   to the Company by the trustee; or

    (b)   to the Company and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

  (7)   default or defaults under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of indebtedness under which the Company or any subsidiary of the Company then has outstanding indebtedness in excess of $30 million (or its foreign currency equivalent) in each case, individually or in the aggregate, and either:

    (a)   such indebtedness is already due and payable in full; or

    (b)   such default or defaults have resulted in the acceleration of the maturity of cash indebtedness;

  (8)   one or more judgments, orders or decrees of any court or regulatory or administrative agency of competent jurisdiction for the payment of money in excess of $30 million (or its foreign currency equivalent) in each case, either individually or in the aggregate, shall be entered against the Company or any subsidiary of the Company or any of their respective properties and shall not be discharged and there shall have been a period of 60 days after the date on which any period for appeal has expired and during which a stay of enforcement of such judgment, order or decree, shall not be in effect;

  (9)   certain events of bankruptcy, insolvency, or reorganization of the Company or any Significant Subsidiary; or

  (10) except as permitted by the indenture, any subsidiary guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any subsidiary guarantor, or any person acting on its behalf, shall deny or disaffirm its obligation under the subsidiary guarantee.

For purposes of clause 9 above, "Significant Subsidiary" means any subsidiary of the Company that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

If an event of default (other than those covered by clause (9) above with respect to the Company or any Significant Subsidiary or subsidiary guarantor) shall occur and be continuing, the trustee, by notice to the Company, or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by notice to the trustee and the Company, may declare the principal of and accrued and unpaid interest, if any, on all of the outstanding notes due and payable immediately. The indenture provides that if an event of default specified in clause (9) above with respect to the Company or any Significant Subsidiary or subsidiary guarantor occurs and is continuing, then the principal of and accrued and unpaid interest, if any, on all the outstanding notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of notes; however, the effect of such provision may be limited by applicable law.

Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to comply with the covenant described under "—Reports" below, will for the first 180 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at a rate equal to (i) 0.25% per annum of the principal amount of the notes outstanding for each day during the first 90-day period on which such event of default is continuing beginning on, and including, the date on which such event of default first occurs and (ii) 0.50% per annum of the principal amount of the notes outstanding for each day during the next 90-day period during which such event of default is continuing beginning on, and including, the 91st day after such an event of default first occurred. However, in no event will additional interest exceed an aggregate rate of 0.50% per annum on any note.

If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 181st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 181st day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with this paragraph or we elected to make such payment but do not pay the additional interest when due, the notes will be immediately subject to acceleration as provided above.

In order to elect to pay additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations as set forth above, we must notify all holders of record of notes and the trustee and paying agent of such election on or before the fifth (5th) business day after the first date on which the event of default has occurred. Upon our failure to timely give such notice or pay additional interest, the notes will be immediately subject to acceleration as provided above.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

After a declaration of acceleration under the indenture, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the outstanding notes, by written notice to the Company and the trustee, may rescind such declaration if:

  (a)   the Company has paid or deposited with the trustee a sum sufficient to pay

    (i)    all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel;

    (ii)   all overdue interest on all notes;

    (iii)  the principal of any notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes; and

    (iv)  to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the notes which has become due otherwise than by such declaration of acceleration;

  (b)   the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

  (c)    all events of default, other than the non-payment of principal of and interest on the notes that has become due solely by such declaration of acceleration, have been cured or waived.

Each holder shall have the right to receive payment or delivery, as the case may be, of:

•
the principal (including the fundamental change repurchase price, if applicable) of;
•
accrued and unpaid interest, if any, on; and
•
the consideration due upon conversion of,

its notes, on or after the respective due dates expressed or provided for in the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be.

The holders of not less than a majority in aggregate principal amount of the outstanding notes may on behalf of the holders of all the notes waive any defaults under the indenture, except a default in the payment of the principal of or interest on any note, with respect to a failure to deliver the consideration due upon conversion or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each note outstanding.

No holder of any of the notes has any right to institute any proceeding with respect to the indenture or any remedy thereunder, unless such holder has previously given written notice to the trustee of the continuing event of default and the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request, and offered indemnity satisfactory to the trustee, to the trustee to institute such proceeding as trustee under the notes and the indenture, the trustee has failed to institute such proceeding within 45 days after receipt of such notice and the trustee, within such 45-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding notes. Such limitations do not apply, however, to a suit instituted by a holder of a note for the enforcement of the payment of the principal of or interest on such note or the payment of the conversion obligation on or after the respective due dates expressed in such note.

During the existence of an event of default, the trustee is required to exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the indenture relating to the duties of the trustee, whether or not an event of default shall occur and be continuing, the trustee under the indenture is not under any obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless such holders shall have offered to the trustee security or indemnity reasonably satisfactory to it. Subject to certain provisions concerning the rights of the trustee, the holders of a majority in aggregate principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee under the indenture.

If a default or an event of default occurs and is continuing and is known to the trustee, the trustee shall provide to each holder of the notes notice of the default or event of default within 90 days after obtaining knowledge thereof. Except in the case of a default or an event of default in payment of principal of or interest on any notes or the payment of the conversion obligation, the trustee may withhold the notice to the holders of such notes if its board of directors, the executive committee or a committee of its directors or trust officers in good faith determines that withholding the notice is in the interest of the noteholders.

The Company is required to furnish to the trustee annual statements as to the performance by the Company of its obligations under the indenture and as to any default in such performance. The Company is also required to notify the trustee within five days of any event which is, or after notice or lapse of time or both would become, an event of default.

Payments of the fundamental change repurchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate plus one percent from the required payment date.

Modification and amendment

The provisions described under "Description of Debt Securities—Modifications and Waiver" in the accompanying prospectus will not apply to the notes. Instead, the modification, waiver and amendment and related provisions described in this "—Modification and amendment" section will apply to the notes.

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

  (1)   reduce the principal amount of or extend the fixed maturity of the notes;

  (2)   make any note payable in money, or at a place of payment, other than that stated in the note;

  (3)   reduce the percentage in principal amount of outstanding notes that must consent to an amendment, supplement or waiver or consent to take any action under the indenture or the notes;

  (4)   reduce or change the rate of or extend the stated time for payment of interest on the notes;

  (5)   make any change that adversely affects the conversion rights of any notes;

  (6)   reduce the fundamental change repurchase price of any note or amend or modify in any manner adverse to the holders of notes the Company's obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

  (7)   change the ranking of the notes or the subsidiary guarantees, in each case, in a manner that adversely affects such holder;

  (8)   make any change in the amendment provisions that require each holder's consent or in the waiver provisions; or

  (9)   other than in accordance with the provisions of the indenture, eliminate any existing subsidiary guarantee of the notes.

Without the consent of any holder, we and the trustee may amend the indenture to:

  (1)   cure any ambiguity, omission, defect or inconsistency;

  (2)   provide for the assumption by a successor corporation of our obligations under the indenture;

  (3)   add guarantees with respect to the notes;

  (4)   secure the notes;

  (5)   add to our covenants or events of default for the benefit of the holders or surrender any right or power conferred upon us;

  (6)   make any change that does not adversely affect the rights of any holder;

  (7)   in connection with any transaction described under "—Conversion rights—Recapitalizations, reclassifications and changes of our common stock" above, provide that the notes are convertible into reference property, subject to the provisions described under "—Conversion rights—Settlement upon conversion" above, and make certain related changes to the terms of the notes to the extent expressly required by the indenture;

  (8)   comply with any requirement of the Trust Indenture Act or the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

  (9)   conform the provisions of the indenture to the "Description of notes" section in the preliminary prospectus supplement, as supplemented by the related pricing term sheet;

  (10) appoint a successor trustee with respect to the notes;

  (11) comply with the rules of any applicable securities depositary, including DTC, so long as such amendment does not adversely affect the rights of any holder in any material respect;

  (12) provide for the issuance of additional notes; or

  (13) increase the conversion rate as provided in the indenture.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to deliver to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

The provisions described under "Description of Debt Securities—Defeasance" and "Description of Debt Securities—Satisfaction and Discharge" in the accompanying prospectus will not apply to the notes. Instead, the discharge provisions described in this "—Discharge" section will apply to the notes.

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at maturity, at any fundamental change repurchase date, upon conversion or otherwise, cash or cash and/or shares of common stock, solely to satisfy outstanding conversions, as applicable, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in respect of notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the stock price, the last reported sale prices of our common stock, the daily VWAPs, the daily conversion values, the daily settlement amounts, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Reports

For so long as the notes are outstanding, whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the SEC (if permitted by SEC practice and applicable law and regulations) the annual reports, quarterly reports and other documents which the Company would have been required to file with the SEC pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were so subject, such documents to be filed with the SEC on or prior to the respective dates (the "required filing dates") by which the Company would have been required so to file such documents if the Company were so subject. If, notwithstanding the preceding sentence, filing such documents by the Company with the SEC is not permitted by SEC practice or applicable law or regulations, the Company shall transmit (or cause to be transmitted) by mail to all holders of notes, as their names and addresses appear in the note register, copies of such documents on or prior to the required filing date. Any default or event of default arising from a failure to file with the SEC or post in a timely manner any information shall be deemed cured upon filing or posting such information.

Trustee

U.S. Bank National Association is the trustee, security registrar, paying agent and conversion agent. U.S. Bank National Association, in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We maintain banking and lending relationships in the ordinary course of business with the trustee and its affiliates. U.S. Bank National Association also serves as trustee under the indenture governing the 2022 senior notes.

Governing law

The indenture will provide that it and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by and construed in accordance with the laws of the State of New York.

Book-entry, settlement and clearance

The provisions described under "Description of Debt Securities—Global Securities" in the accompanying prospectus will not apply to the notes. Instead, the provisions described in this "—Book-entry, settlement and clearance" section will apply to the notes.

The global notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the "global notes"). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC ("DTC participants") or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•
upon deposit of a global note with DTC's custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

•
ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and records maintained by DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of DTC and, therefore, you must allow for sufficient time in order to comply with these procedures if you wish to exercise any of your rights with respect to the notes. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the trustee or the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•
a limited purpose trust company organized under the laws of the State of New York;
•
a "banking organization" within the meaning of the New York State Banking Law;
•
a member of the Federal Reserve System;
•
a "clearing corporation" within the meaning of the Uniform Commercial Code; and
•
a "clearing agency" registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC's nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•
will not be entitled to have notes represented by the global note registered in their names;

•
will not receive or be entitled to receive physical, certificated notes; and

•
will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest and of amounts due upon conversion with respect to the notes represented by a global note will be made by the trustee to DTC's nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds.

Certificated notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•
DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•
DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•
an event of default with respect to the notes has occurred and is continuing and such beneficial owner requests that its notes be issued in physical, certificated form.

Description of capital stock

Our authorized capital stock consists of 150,000,000 shares of common stock, $0.01 par value per share, of which 47,169,690 shares were issued and outstanding as of September 6, 2016, and 50,000,000 shares of preferred stock, $0.01 par value per share, of which no shares are issued and outstanding as of the date hereof.

The following summary of the capital stock and the certificate of incorporation and bylaws does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to the full text of the certificate of incorporation and bylaws, which are filed as exhibits to the documents incorporated by reference into this prospectus supplement.

Common stock

Holders of common stock of the Company are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Except as may be otherwise provided in a preferred stock designation, holders of common stock have the exclusive right to vote for the election of directors.

Subject to prior rights and preferences that may be applicable to any outstanding shares or series of preferred stock, holders of common stock are entitled to receive ratably in proportion to the shares of common stock held by them such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by the Company's board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and non-assessable. The holders of common stock have no preferences or rights of conversion, exchange or pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company's affairs, holders of common stock will be entitled to share ratably in the Company's assets in proportion to the shares of common stock held by them that are remaining after payment or provision for payment of all of the Company's debts and obligations and after distribution in full of preferential amounts to be distributed to holders of outstanding shares of preferred stock, if any.

Preferred stock

The certificate of incorporation authorizes the board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, covering up to an aggregate of 50,000,000 shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights and redemption rights.

The Company's board of directors has adopted a policy requiring that, unless approved by a vote of the stockholders, any designation of preferred stock in connection with the adoption of a stockholder rights plan include provisions effecting the termination of that plan within one year. The policy also requires that other uses of preferred stock be limited to bona fide capital raising or business acquisition transactions. The Company currently does not have a stockholder rights plan and has not issued any shares of preferred stock.

Anti-takeover effects of Delaware law and provisions of the Company's certificate of incorporation and bylaws

  Delaware law

Section 203 of the Delaware General Corporation Law (the "DGCL") generally prohibits a Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the date that the stockholder became an interested stockholder, unless:

•
prior to such time, either the business combination or the transaction in which the stockholder became an interested stockholder was approved by the board of directors;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•
on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

An "interested stockholder" is generally defined as a person or group that beneficially owns 15% or more of the corporation's outstanding common stock. A "business combination" includes a merger, consolidation, sale of assets or other transaction resulting in a financial benefit to the stockholder.

  Certificate of incorporation and bylaws

The certificate of incorporation and bylaws:

•
establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of the Company's stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to the corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at the Company's principal executive offices not less than 80 days nor more than 90 days prior to the first anniversary date of the annual meeting for the preceding year. The bylaws specify the requirements as to form and content of all stockholders' notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting;

•
provide that the authorized number of directors may be changed only by resolution of the board of directors and may not exceed a total of nine; and

•
provide for the board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms, other than directors who may be elected by holders of preferred stock, if any.

Limitation of liability and indemnification matters

The certificate of incorporation limits the liability of the Company's directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•
for any breach of their duty of loyalty to the Company or its stockholders;

•
for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•
for unlawful payment of dividends or an unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•
for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

The bylaws also provide that the Company will indemnify its directors and officers to the fullest extent permitted by Delaware law. The Company has entered into indemnification agreements with each of its directors pursuant to which is has generally agreed to provide indemnification and advancement to the directors to the maximum extent permitted by the DGCL.

 Material United States federal income tax considerations

The following summary describes the material U.S. federal income tax consequences of purchasing, owning and disposing of the notes. This summary is based on U.S. federal income tax law, including the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, administrative rulings and judicial authority, all as in effect or in existence as of the date of this prospectus supplement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income consequences of purchasing, owning and disposing of notes as set forth in this summary.

This summary applies to you only if you are a beneficial owner of a note and you pay cash to acquire the note in this offering for a price equal to the issue price of the notes. For purposes of this Summary, the "issue price" of the notes is the first price at which a substantial amount of the notes is sold for money, ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. This summary deals only with notes held as capital assets within the meaning of Section 1221 of the Code (generally, investment property) and does not deal with investors that may have special tax situations such as:

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dealers in securities;

•
traders in securities that use a mark-to-market method of accounting;

•
U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•
persons holding notes as part of a conversion transaction, constructive sale or wash sale or a straddle or synthetic security;

•
persons subject to the alternative minimum tax;

•
certain former citizens or long-term residents of the United States.;

•
foreign governments or international organizations;

•
financial institutions;

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insurance companies;

•
regulated investment companies and shareholders of such companies;

•
entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts; and

•
pass-through entities, including partnerships and entities and arrangements classified as partnerships for U.S. federal tax purposes, and beneficial owners of pass-through entities.

If you are a partnership (including an entity treated as a partnership for U.S. federal tax purposes) holding notes or a partner in such a partnership, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership, and you should consult your own tax advisor regarding the U.S. federal income tax consequences of purchasing, owning and disposing of the notes.

This summary does not discuss all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any U.S. state, local or non-U.S. income, estate or gift or other tax consequences or the effect of any tax treaty.

Before you purchase the notes, you should consult your own tax advisor regarding the particular U.S. federal, state, local and non-U.S. income, estate, gift and other tax consequences of acquiring, owning and disposing of the notes that may be applicable to you.

Contingent payment debt instruments

In certain circumstances we may be obligated to pay interest on the notes in excess of stated interest on the notes (see "Description of Notes—Events of Default"). We believe and intend to take the position that, as of the initial issue date for the notes, either the likelihood that we will pay this additional interest is remote or these amounts of additional interest are incidental. Therefore, we do not intend to treat the possibility of paying such additional interest as causing the notes to be treated as contingent payment debt instruments for U.S. federal income tax purposes. Rather, if we become obligated to pay additional interest, we intend to take the position that such amounts would be treated as ordinary interest income. Our determination that the either likelihood that we will pay additional interest is remote or that these amounts of additional interest are incidental is binding on all beneficial owners of the notes unless they disclose their contrary position to the Internal Revenue Service ("IRS") in the manner required by applicable Treasury regulations. However, our determination is not binding on the IRS. It is possible that the IRS may take a different position, in which case a beneficial owner might be required to accrue interest income, based on a comparable yield," at a higher rate than the stated interest rate on the notes and to treat as ordinary interest income any of the gain realized on the taxable disposition (including conversion, redemption or retirement) of a note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. You should consult your own tax advisor regarding the possible application of the contingent payment debt instrument rules to the notes.

U.S. holders

The following summary applies to you only if you are a U.S. holder (as defined below).

  Definition of U.S. holder

You are a "U.S. holder" for purposes of this discussion if you are a beneficial owner of a note and you are for U.S. federal income tax purposes:

•
an individual who is a U.S. citizen or U.S. resident alien;

•
a corporation (or other entity taxable as a corporation) that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more "United States persons", as defined in the Code, have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a "United States person," as defined in the Code.

  Interest on the notes

Stated interest on a note generally will be taxable to you as ordinary income at the time the interest is received or accrued, in accordance with your regular method of accounting for U.S. federal income tax purposes.

  Sale, exchange or redemption of the notes

Unless a nonrecognition provision applies, you will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a note. This gain or loss will equal the difference between the proceeds you receive on the sale, redemption, exchange, retirement or other disposition (excluding any amount attributable to accrued but unpaid interest, which will be taxable as ordinary interest income to the extent you have not previously included the accrued interest in income) and your adjusted tax basis in the note. The proceeds you receive will include the amount of any cash and the fair market value of any other property received for the note. Your initial adjusted tax basis in a note generally will equal the amount you paid for the note. The gain or loss will be long-term capital gain or loss if you held the note for more than one year at the time of the sale, redemption, exchange, retirement or other disposition. Long-term capital gains of individuals, estates and trusts currently are eligible for reduced rates of U.S. federal income tax. The deductibility of capital losses may be subject to limitation.

  Conversion of notes

Upon conversion of the notes, we may deliver solely shares of our common stock, cash or a combination of cash and shares of our common stock at our election, as described above under "Description of notes—Conversion rights—Settlement upon conversion."

  Conversion into common stock

Generally, you will not recognize gain or loss on the conversion of the notes solely into shares of common stock, other than cash received in lieu of fractional shares, which will be treated as described below in "—Fractional shares," and other than common stock attributable to accrued but unpaid interest, which will be taxable as ordinary interest income to the extent you have not previously included the accrued interest in income.

  Conversion into cash

In the event that we deliver solely cash upon such a conversion, your gain or loss will be determined in the same manner as if you disposed of the notes in a taxable disposition (as described above under "—Sale, exchange or redemption of the notes").

  Conversion into common stock and cash

In the event that we deliver common stock and cash upon such a conversion, the United States federal income tax treatment of the conversion to you is uncertain. You should consult your own tax advisor regarding the consequences of such a conversion. It is possible that the conversion may be treated as a recapitalization or as a taxable exchange in part as discussed below.

  Treatment of conversion as a recapitalization

If, upon a conversion, we pay a combination of cash and common stock in exchange for the notes, we intend to take the position that the notes are securities for U.S. federal income tax purposes and that, as a result, the exchange will be treated as a recapitalization of the notes in exchange for our common stock. If this treatment is respected, you will recognize capital gain, but not loss, equal to the lesser of (i) the excess of the sum of the fair market value of the common stock and the amount of cash received (other than amounts attributable to accrued but unpaid interest, which will be taxable as ordinary interest income to the extent you have not previously included the accrued interest in income, but including any fractional share deemed received) over your adjusted tax basis in the notes, and (ii) the amount of cash received by you (excluding amounts attributable to accrued but unpaid interest and cash in lieu of fractional shares, which will be treated as described in "—Fractional shares").

  Alternative treatment of conversion as part sale and part conversion

If the IRS challenges our treatment of the conversion of the notes into cash and common stock as a recapitalization, the cash payment received by you could generally be treated as proceeds from the sale of a portion of your notes and taxed in the manner described under "—Sale, exchange or redemption of the notes" above (or, in the case of cash received in lieu of a fractional share, taxed as a disposition of a fractional share). If this treatment is respected, the common stock received by you should be treated for U.S. federal income tax purposes as having been received upon a conversion of the notes, which generally would not be taxable to you, and in that event your holding period for such stock would include the period during which you held the notes. Nonrecognition treatment, however, would not apply to any cash or common stock received in respect of amounts attributable to accrued but unpaid interest, which will be taxable to you as ordinary interest income to the extent you have not previously included the accrued interest in income. For purposes of determining your taxable gain in respect of the cash received, the adjusted tax basis in your notes would generally be allocated pro rata among the common stock received by you (other than common stock received with respect to accrued but unpaid interest) and the fractional shares that are treated as sold for cash and the cash received, each in accordance with their fair market values.

Any gain or loss recognized under the foregoing rules generally will be long-term capital gain or loss if your holding period in the notes is more than one year at the time of disposition. Long-term capital gains of individuals currently are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

A portion of the shares of common stock or cash received upon a conversion of a note may be attributable to accrued but unpaid interest on the note. The portion of the shares of common stock or cash received that is deemed to be attributable to accrued but unpaid interest, reduced by any amount you are required to pay to the Company in respect of interest payable as described in "Description of notes—Conversion rights—General," will be taxable to you as interest income if such accrued interest has not been previously included in your gross income for United States federal income tax purposes.

  Fractional shares

Cash received by you upon conversion in lieu of a fractional share of our common stock will be treated as a payment in exchange for the fractional share and generally will result in recognition of capital gain or loss equal to the difference between the amount of cash received by you and the amount of adjusted tax basis from your notes that is allocable to the fractional share exchanged.

  Basis and holding period of common stock

Except as described above under "—Conversion of notes—Alternative treatment of conversion as part sale and part conversion," the initial adjusted tax basis in the shares of common stock received by you upon conversion of the notes (other than common stock that is attributable to accrued but unpaid interest, the tax basis of which would equal the amount of accrued interest with respect to which the common stock was received, but including any fractional share deemed received) will be equal to your aggregate adjusted tax basis in the notes converted, reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued but unpaid interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share).

The holding period for the shares of common stock received by you upon conversion of the notes generally will include the period during which you held the notes prior to the conversion, except that the holding period of any common stock that is attributable to accrued but unpaid interest will commence on the day after receipt.

  Constructive distributions

The conversion rate of the notes will be adjusted in certain circumstances, as described under "Description of notes—Conversion rights—Conversion rate adjustments." Adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that have the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock and adjustments to the conversion rate upon a make-whole fundamental change) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such an adjustment is made and does not so qualify, you generally will be deemed to have received a distribution even if you do not receive any cash or property as a result of such adjustment. Any deemed distribution will be taxable as a dividend, return of capital, or capital gain in accordance with the description below under "—Dividends on common stock." It is unclear whether a constructive dividend deemed paid to a non-corporate holder would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received. It is also unclear whether corporate U.S. holders would be entitled to claim the dividends-received deduction with respect to any such constructive dividends. Because a constructive dividend deemed received by you would not give rise to any cash from which any applicable withholding tax could be satisfied, if backup withholding is required with respect to your notes (because of your failure to establish an exemption from backup withholding as further described below in "—Information reporting and backup withholding), such backup withholding may be made from subsequent payments of cash or common stock payable on the notes.

  Dividends on common stock

Distributions paid to you on our common stock, other than certain pro rata distributions of common stock, will be included in income as ordinary dividend income when received, to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. To the extent distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of your adjusted tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock as described in "—Sale, exchange or other taxable disposition of common stock" below. With respect to dividends received by individuals and certain other non-corporate U.S. holders, the lower applicable long-term capital gains rates may apply if certain holding period requirements are satisfied. Dividends received by corporate U.S. holders may be eligible for a dividends-received deduction, subject to applicable limitations.

  Sale, exchange or other taxable disposition of common stock

Unless a nonrecognition provision applies, you generally will recognize capital gain or loss on the sale, exchange or other taxable disposition of our common stock. This gain or loss will equal the difference between the proceeds you receive on the sale, exchange or other disposition and your adjusted tax basis in your common stock. The proceeds you receive will include the amount of any cash and the fair market value of any other property received for your common stock. The gain or loss will be long-term capital gain or loss if you held your common stock for more than one year at the time of the sale, exchange or other taxable disposition. Long-term capital gains of individuals, estates and trusts currently are eligible for reduced rates of U.S. federal income tax. The deductibility of capital losses may be subject to limitation.

  Information reporting and backup withholding

Information reporting requirements generally will apply to payments of interest on the notes and dividends on the common stock, and the proceeds of the sale or other disposition (including a redemption, exchange or retirement) of notes and common stock held by you, unless, in each case, you are a recipient that is exempt from such information reporting (such as a corporation) and, if required, you certify as to that status. Backup withholding will apply to such payments unless you provide the appropriate intermediary with a correct taxpayer identification number (which, if you are an individual, generally would be your Social Security Number), certified under penalties of perjury, as well as certain other information, or you otherwise comply with applicable requirements of the backup withholding rules or establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules generally will be allowed as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information to the IRS. You should consult your tax advisor regarding the application of backup withholding in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

  Medicare tax on unearned income

An additional Unearned Income Medicare Contribution surtax of 3.8% is imposed upon the "net investment income" of certain United States citizens and resident aliens and on the undistributed "net investment income" of certain estates and trusts. Among other items, "net investment income" generally includes interest, dividends and certain net gain from the disposition of property, such as the notes or the common stock, less certain deductions. The surtax only applies if the adjusted gross income of the taxpayer exceeds certain threshold amounts. You should consult your tax advisor with respect to the tax consequences of the Unearned Income Medicare Contribution surtax.

Non-U.S. holders

The following summary applies to you only if you are a non-U.S. holder (as defined below).

  Definition of non-U.S. holder

You are a "non-U.S. holder" for purposes of this discussion if you are a beneficial owner of a note that is an individual, corporation, estate or trust and that is not a U.S. holder.

  Interest on the notes

Subject to the discussion of backup withholding and other withholding requirements below, payments to you of interest on the notes generally will not be subject to U.S. federal income tax or withholding of U.S. federal income tax if you properly certify as to your non-U.S. status as described below, and:

•
you do not actually or constructively own, for U.S. federal income tax purposes, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•
you are not a "controlled foreign corporation" for U.S. federal income tax purposes that is related to us (actually or constructively);

•
you are not a bank receiving interest on the notes in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•
interest on the notes is not effectively connected with your conduct of a trade or business within the United States.

The exemption from taxation and withholding described above and several of the special rules for non-U.S. holders described below generally apply only if you appropriately certify as to your non-U.S. status. You can generally meet the certification requirement by providing a properly completed and executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) to the applicable withholding agent. Other methods might be available to satisfy the certification requirements described above, depending on your particular circumstances. Special rules apply to foreign intermediaries including partnerships, estates and trusts, and in certain circumstances certifications as to the foreign status of partners, trust owners or beneficiaries may have to be provided to the applicable withholding agent.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax at a 30% rate, unless (i) you are a qualified resident of a country with which the United States has an income tax treaty and you provide the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from (or a reduction of) withholding under such tax treaty (in which case, you generally will be required to provide a U.S. taxpayer identification number) or (ii) the payments of interest are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by you in the United States) and you meet the certification requirements described below. See "—Income or gain effectively connected with a U.S. trade or business."

The certifications described above and below must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. If you do not timely provide the applicable withholding agent with the required certification, but you qualify for a reduced rate under an applicable income tax treaty, you may obtain a refund of any excess amounts withheld if you timely provide the required information to the IRS.

  Dividends and constructive distributions

Amounts treated as dividends for U.S. federal income tax purposes paid to you (and any deemed dividends resulting from certain adjustments, or the failure to make adjustments, to the conversion rate, as discussed above under "—U.S. holders—Constructive distributions") generally will be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable tax treaty. In the case of a deemed dividend resulting from certain adjustments, or the failure to make adjustments, to the conversion rate, as discussed above under "—U.S. holders—Constructive distributions," such withholding may be made from subsequent payments of cash or common stock payable on the notes. Dividends that are effectively connected with a trade or business you conduct within the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by you in the United States) are not subject to the U.S. federal withholding tax. See "—Income or gain effectively connected with a U.S. trade or business" below.

If you wish to claim the benefit of an applicable treaty rate for dividends paid on our common stock, you must provide the withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form), claiming an exemption from or reduction in withholding under the applicable income tax treaty.

If you are eligible for a reduced rate of U.S. federal withholding tax pursuant to an applicable income tax treaty, you may obtain a refund of any excess amounts withheld by timely providing the required information to the IRS.

  Sale, exchange or other taxable disposition of notes or of common stock

Subject to the discussion of backup withholding and other withholding requirements below, as a non-U.S. holder, you generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or other taxable disposition of a note (except to the extent such amount is attributable to accrued interest, which is treated as described above) or our common stock unless:

•
the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by you in the United States);

•
if you are an individual, you are present in the United States for 183 or more days in the taxable year of such disposition, and certain other requirements are met; or

•
we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of such disposition and your holding period in the common stock and one of the circumstances below applies to you.

If you are described in the first bullet above, you will be subject to tax as described in "—Income or gain effectively connected with a U.S. trade or business" below. If you are described in the second bullet above, you will generally be subject to a flat 30% tax on any gain derived from the sale, exchange or other taxable disposition that may be offset by U.S. source capital losses (even though you are not considered a resident of the United States).

Generally, a corporation is a United States real property holding corporation for U.S. federal income tax purposes if the fair market value of its U.S. real property interests, as defined in the Code and applicable Treasury regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and we expect to continue to be for the foreseeable future, a "United States real property holding corporation" for U.S. federal income tax purposes. Our common stock is currently listed on the NASDAQ Global Select Market and, for as long as we continue to be so listed, our common stock will be treated as regularly traded on an established securities market. If we are a United States real property holding corporation, and if our common stock is in the year of its disposition traded on an established securities market:

•
with respect to a disposition of our common stock, if you have owned, or are deemed to have owned, at any time within the shorter of the five-year period preceding the disposition of our common stock or your holding period, more than 5% of our common stock, you generally will be subject to U.S. federal income tax on any gain from the disposition;

•
with respect to a disposition of notes:

•
if the notes are regularly traded on an established securities market at the time of the disposition and you have owned, or are deemed to have owned, at any time within the shorter of the five-year period preceding the disposition of the notes (including conversion) or your holding period, more than 5% of the notes outstanding, you generally will be subject to U.S. federal income tax on any gain from the disposition;

•
if the notes are not regularly traded on an established securities market at the time of the disposition, you generally will be subject to U.S. federal income tax on the gain from the disposition (including conversion) and the transferee of the notes generally will be required to withhold 15% of the gross proceeds payable to you if on the date you acquired the notes they had a fair market value greater than 5% of the fair market value of our common stock outstanding. For this purpose, if you subsequently acquire additional notes, then such notes will be aggregated and valued as of the date of the subsequent acquisition in order to apply the 5% limitation.

If the gain from any disposition is subject to tax as described above, it will be taxed as if you were a U.S. holder and you would be required to file a U.S. tax return with respect to such gain (see below "—Conversion").

If, during the calendar year in which the relevant sale, exchange or other taxable disposition occurs, we are a United States real property holding corporation, and if our common stock has in a prior year ceased to be regularly traded on an established securities market, you generally will be subject to U.S. federal income tax on any gain from the disposition of the notes or our common stock (regardless of the amount of notes or our common stock owned), and transferees of the notes or our common stock will generally be required to withhold 15% of the gross proceeds payable to you. The gain from the disposition will be subject to regular U.S. income tax as if you were a U.S. holder, and you would be required to file a U.S. tax return with respect to such gain.

You should consult your tax advisor with respect to the application of the foregoing rules to your ownership and disposition of the notes or our common stock, and in particular with respect to the potential consequences of our being a United States real property holding corporation.

  Conversion

The conversion of a note solely into shares of our common stock and cash in lieu of a fractional share of our common stock generally will not be a taxable event, except that (1) your receipt of cash in lieu of a fractional share will be treated as a sale or other taxable disposition of such fractional share as described above under "—Sale, Exchange or Other Taxable Disposition of Notes or of Common Stock" and (2) the fair market value of the shares of our common stock you receive with respect to accrued interest will be treated as a payment of interest as described above under "—Interest on the Notes."

Notwithstanding the foregoing, if the notes, but not the shares of our common stock into which the notes are convertible, are subject to the special rules governing interests in United States real property holding corporations as described above under "—Sale, Exchange or Other Taxable Disposition of Notes or of Common Stock" (which, assuming our common stock continues to be regularly traded on an established securities market, would only arise if you own notes in amounts exceeding certain thresholds described therein), the conversion of the notes solely into shares of our common stock would be a taxable event and you would be subject to U.S. tax in the same manner as described in that section. If both the notes and shares of our common stock into which the notes are convertible are subject to the special rules governing interests in United States real property holding corporations as described above, then, although the conversion of the notes solely into shares of our common stock generally would not be taxable, you may be required to satisfy certain procedural requirements in accordance with the applicable Treasury regulations.

If you convert a note and receive only cash or a combination of common stock and cash, all or a part of the transaction may be treated as a sale, exchange or other taxable disposition of the notes as described under "—U.S. holders—Conversion of notes". See "—Sale, exchange or other taxable disposition of notes or of common stock."

  Income or gain effectively connected with a U.S. trade or business

If any interest on the notes, dividends (including any constructive dividends) on the common stock or gain from the sale, redemption, exchange or other taxable disposition of the notes or the common stock is effectively connected with your conduct of a trade or business within the United States (and, if required by an applicable income tax treaty as to which you appropriately claim the benefit, is treated as attributable to a permanent establishment maintained by you in the United States), then the interest, dividends or gain generally will be subject to U.S. federal income tax at regular graduated income tax rates in generally the same manner as if you were a U.S. holder. If you are a corporation, that portion of your earnings and profits that is effectively connected with your trade or business within the United States (and, in the case of an applicable tax treaty as to which you appropriately claim the benefit, is attributable to your permanent establishment in the United States) also may be subject to a "branch profits tax" at a 30% rate, unless you are a qualified resident of a country with which the United States has an income tax treaty as to which you appropriately claim the benefit, in which case such income tax treaty may provide for a lower rate. Even though, absent treaty relief, effectively connected interest or dividends is subject to U.S. federal income tax, and may be subject to the branch profits tax, it is generally not subject to withholding tax if the non-U.S. holder provides to the applicable withholding agent a properly completed and executed IRS Form W-8ECI (or appropriate substitute or successor form), or IRS Form W-8BEN or W-8BEN-E, as appropriate (or appropriate substitute or successor form) claiming exemption under an applicable income tax treaty.

  Information reporting and backup withholding

We and other withholding agents must report annually to the IRS the amount of interest on the notes or dividends (including constructive dividends) on the common stock or other distributions paid to non-U.S. holders on shares of our common stock and the amount of tax we and other withholding agents withhold on these distributions. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides, under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding (the current rate of which is 28%) on reportable payments the non-U.S. holder receives on the notes or shares of our common stock if the non-U.S. holder provides proper certification (usually on an IRS Form W-8BEN or IRS Form W-8BEN-E) of its status as a non-U.S. person.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of the notes or shares of our common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, information reporting will apply if a non-U.S. holder sells the notes or shares of our common stock outside the United States through a U.S. broker or a broker that is a controlled foreign corporation, a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or a foreign partnership that, at any time during its tax year, either is engaged in the conduct of a trade or business in the United States or has as partners one or more U.S. persons that, in the aggregate, hold more than 50% of the income or capital interests in the partnership. If a sale or other disposition is made through a U.S. office of any broker, the broker will be required to report the amount of proceeds paid to the non-U.S. holder to the IRS and also to backup withhold on that amount unless the non-U.S. holder provides appropriate certification (usually on an IRS Form W-8BEN or IRS Form W-8BEN-E) to the broker certifying the non-U.S. holder's status as a non-U.S. person or other exempt status.

  Foreign account tax compliance

Withholding at a rate of 30% will be required on interest on the notes and dividends on our common stock and, after December 31, 2018, withholding at a rate of 30% will be required on gross proceeds from the sale, exchange or other taxable disposition of, the notes or our common stock in each case held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the U.S. Treasury Department to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations, may modify these requirements. Accordingly, the entity through which the notes or shares of our common stock are held will affect the determination of whether such withholding is required. Similarly, interest on the notes and dividends on our common stock and, after December 31, 2018, gross proceeds from the sale, exchange or other taxable disposition of, the notes or our common stock held by an investor that is a non-financial non-U.S. entity that does not qualify for any of certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any "substantial United States owners" (which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity) or (ii) provides certain information regarding the entity's "substantial United States owners." Prospective investors should consult their tax advisors regarding the possible implications of these rules on their investment in the notes and our common stock.

THE PRECEDING DISCUSSION OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

Underwriting

We will enter into an underwriting agreement with J.P. Morgan Securities LLC, as representative of the several underwriters. Pursuant to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase from us, the principal amount of notes set forth opposite its name below:

Underwriter	Principal amount of notes

J.P. Morgan Securities LLC

Total	$100,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The obligations of the underwriters under the underwriting agreement are subject to the satisfaction of certain conditions.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to       % of the principal amount. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to       % of the principal amount to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discounts and commissions to be paid to the underwriters by us in connection with this offering, assuming both no exercise and full exercise of the underwriters' over-allotment option described below.

Paid by us

	No exercise	Full exercise

Per note	$	$
Total	$	$

We estimate that the expenses for this offering payable by us (other than discounts and commissions set forth in the table above) will be approximately $           .

Option to purchase additional notes

We have granted the underwriters the right to purchase, exercisable within a 30-day period from the date of this prospectus supplement, up to an additional $15,000,000 principal amount of notes from us, solely to cover over-allotments. If any additional notes are purchased with this option, the underwriters will offer such additional notes on the same terms as those on which the notes are being offered.

New issue of notes

The notes are a new issue of securities, and there is currently no established trading market for such notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system.

The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time in their sole discretion without notice. Accordingly, we cannot assure you that a liquid trading market will develop for the notes. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial public offering price depending on prevailing interest rates, the market for similar securities, our performance and other factors.

No sale of similar securities

We, our executive officers and directors have agreed, subject to certain exceptions, not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 45 days after the date of this prospectus without first obtaining the written consent of J.P. Morgan Securities LLC. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•
offer, pledge, sell or contract to sell any common stock,

•
sell any option or contract to purchase any common stock,

•
purchase any option or contract to sell any common stock,

•
grant any option, right or warrant for the sale of any common stock,

•
lend or otherwise dispose of or transfer any common stock,

•
request or demand that we file a registration statement related to the common stock, or

•
enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Price stabilization and short positions; repurchase of common stock

In connection with the offering of the notes, the underwriters may engage in over-allotment, stabilizing transactions and syndicate covering transactions in the notes and our common stock. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes or our common stock in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes or our common stock in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes or our common stock to be higher than it would otherwise be in the absence of those transactions.

These acquisitions could have the effect of raising or maintaining the market price of our common stock above levels that would otherwise have prevailed, or preventing or retarding a decline in the market price of our common stock.

Notice to prospective investors in the european economic area

In relation to each Member State of the European Economic Area (each, a "Relevant Member State"), no offer of notes may be made to the public in that Relevant Member State other than:

  A.    to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  B.    to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriters; or

  C.    in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any notes or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the notes acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" as defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriters has been given to the offer or resale. In the case of any notes being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the notes acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any notes to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression "an offer to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in the Relevant Member State.

Notice to prospective investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to prospective investors in Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong

Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to prospective investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, notes, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to prospective investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to prospective investors in Switzerland

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, or the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of notes.

Notice to prospective investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to prospective investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the notes may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.

The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with

Chapter 6D of the Corporations Act. Any person acquiring notes must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to prospective investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Electronic distribution

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

Other relationships

The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, advisory and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriters have received, or may in the future receive, customary fees and commissions for these transactions. Affiliates of the underwriters are lenders, and an affiliate of J.P. Morgan Securities LLC is the administrative agent, under our revolving credit facility. In addition, J.P. Morgan Securities LLC served as our financial advisor in connection with the Delaware Basin Acquisition. JPMorgan Chase Bank, N.A., an affiliate of

J.P. Morgan Securities LLC, has agreed to provide us with interim financing under the bridge facility described above under "Summary—Commitment Letter." Further, J.P. Morgan Securities LLC is acting as underwriter with respect to the concurrent common stock offering.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Legal matters

The validity of the notes offered by this prospectus supplement will be passed upon for us by Davis Graham & Stubbs LLP. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP.

Experts

The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the 2015 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited consolidated balance sheet of Arris Petroleum Corporation as at December 31, 2015 and the related audited consolidated statements of operations, stockholders' deficit and cash flows of Arris Petroleum Corporation incorporated in this prospectus supplement by reference to our Current Report on Form 8-K filed with the SEC on September 8, 2016 have been so incorporated in reliance upon the report of EKS&H LLLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Independent petroleum consultants

Certain information contained in the documents we include herein and incorporate by reference into this prospectus supplement and the accompanying prospectus with respect to the natural gas and oil reserves associated with our natural gas and oil prospects is derived from the reports of Ryder Scott, an independent petroleum and natural gas consulting firm, and has been included and incorporated by reference into this prospectus supplement and the accompanying prospectus upon the authority of said firm as experts with respect to the matters covered by such reports and in giving such reports. With respect to the 2015 10-K incorporated by reference in this prospectus supplement and the accompanying prospectus, the information derived from the reports of Ryder Scott is included under "Items 1 and 2. Business and Properties" and "Supplemental Information—Unaudited" of the Notes to Consolidated Financial Statements. With respect to this prospectus supplement, the information derived from the reports of Ryder Scott is included under "Prospectus Supplement Summary" of this prospectus supplement.

Certain information contained in the documents we include herein and incorporate by reference into this prospectus supplement and the accompanying prospectus with respect to the natural gas and oil reserves of Arris Petroleum Corporation is from information provided by Cawley, Gillespie & Associates, Inc., an independent petroleum and natural gas consulting firm, and is incorporated by reference into this prospectus by reference to our Current Report on Form 8-K filed with the SEC on September 8, 2016 with the authority of said firm as experts with respect to the information provided.

 Where you can find more information

We are subject to the information requirements of the Exchange Act, which means that we are required to file reports, proxy statements, and other information, all of which are available for review and copying at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website at http://www.sec.gov where you can access reports, proxy information and registration statements, and other information regarding registrants that file electronically with the SEC through the EDGAR system.

We have filed a registration statement on Form S-3 to register the securities to be issued pursuant to this prospectus supplement. As allowed by SEC rules, this prospectus supplement does not contain all of the information you can find in the registration statement or the exhibits to the registration statement because some parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. You may obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's website.

We also maintain an Internet website at www.pdce.com, which provides additional information about our company and through which you can also access our SEC filings. Our website and the information contained in and connected to it are not a part of or incorporated by reference into this prospectus supplement or the accompanying prospectus.

Incorporation of certain information by reference

The following documents filed with the SEC are incorporated by reference herein:

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Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

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The information in our Definitive Proxy Statement on Schedule 14A filed on April 20, 2015 that is incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

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Our Quarterly Reports on Form 10-Q for the fiscal periods ended March 31, 2016 and June 30, 2016;

•
Our Current Reports on Form 8-K filed with the SEC on March 11, 2016, April 20, 2016, May 18, 2016, June 3, 2016, June 14, 2016, July 8, 2016, August 24, 2016 and September 8, 2016; and

•
All documents, or portions thereof, filed by us subsequent to the date of this prospectus supplement, under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering made hereby.

Documents, or portions thereof, furnished or deemed furnished by us are not incorporated by reference into this prospectus supplement or the accompanying prospectus. Information that we file later with the SEC will automatically update and supersede the previously filed information. For information with regard to other documents incorporated by reference in the accompanying prospectus, see "Incorporation by Reference" in the accompanying prospectus.

You may obtain, free of charge, a copy of any of these documents (other than exhibits to these documents unless the exhibits specifically are incorporated by reference into these documents or referred to in this prospectus supplement) by writing or calling us at the following address and telephone number:

Investor Relations Department
Manager Investor Relations
PDC Energy, Inc.
1775 Sherman Street, Suite 3000
Denver, Colorado 80203
(303) 860-5800
IR@pdce.com

 Certain definitions

Bbl—One barrel of crude oil or NGL or 42 gallons of liquid volume.

Bcf—One billion cubic feet of natural gas volume.

Boe—Barrel of oil equivalent.

Completion—Refers to the installation of permanent equipment for the production of crude oil and natural gas from a recently drilled well or, in the case of a dry well, to reporting to the appropriate authority that the well has been abandoned.

Horizontal drilling—A drilling technique that permits the operator to drill a horizontal well shaft from the bottom of a vertical well and thereby to contact and intersect a larger portion of the producing horizon than conventional vertical drilling techniques and may, depending on the horizon, result in increased production rates and greater ultimate recoveries of hydrocarbons.

MBbls—One thousand barrels of crude oil.

Mboe—One thousand barrels of crude oil equivalent.

Mcf—One thousand cubic feet of natural gas volume.

MMBoe—One million barrels of crude oil equivalent.

MMcf—One million cubic feet of natural gas volume.

Natural gas liquid(s) or NGL(s)—Hydrocarbons which can be extracted from wet natural gas and become liquid under various combinations of increasing pressure and lower temperature. NGLs include ethane, propane, butane, and other natural gasolines.

Oil—Crude oil or condensate.

Operator—The individual or company responsible for the exploration, development and/or production of an oil or gas well or lease.

Proved developed reserves—The combination of proved developed producing and proved developed non-producing reserves.

Proved reserves—This term means "proved oil and gas reserves" as defined in SEC Regulation S-X Section 4-10(a) and refers to those quantities of crude oil and condensate, natural gas and NGLs, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation.

Reserves—Estimated remaining quantities of crude oil, natural gas, NGLs and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering crude oil, natural gas, NGLs or related substances to market, and all permits and financing required to implement the project.

Working interest—An interest in a natural gas and crude oil lease that gives the owner of the interest the right to drill and produce natural gas and crude oil on the leased acreage. It requires the owner to pay its share of the costs of drilling and production operations.

PROSPECTUS

PDC Energy, Inc.

Common Stock
Preferred Stock
Depositary Shares
Warrants
Debt Securities
Purchase Contracts
Units

        We may offer from time to time to sell common stock, preferred stock, either separately or represented by depositary shares, warrants, debt securities, and purchase contracts, as well as units that include any of these securities or securities of other entities. The debt securities may be senior, senior subordinated or subordinated and may be secured or unsecured. The debt securities, preferred stock, warrants and purchase contracts may be convertible into or exercisable or exchangeable for common stock or preferred stock or other of our securities or securities of one or more other entities. The securities covered by this prospectus may be offered and sold by us in one or more offerings.

        We may offer these securities from time to time, in amounts, on terms and at prices that will be determined at the time of offering. We will provide specific terms of these securities, including their offering prices, in prospectus supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

        We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. The applicable prospectus supplement will provide the names of any underwriters, dealers or agents, the specific terms of the plan of distribution, any over-allotment option and any applicable underwriting discounts and commissions.

        Our common stock is listed for trading on The NASDAQ Global Select Market® under the symbol "PDCE." We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek the listing of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.

        Investing in these securities involves risks. See "Special Note on Forward-Looking Statements" beginning on page 2 of this prospectus and "Risk Factors" beginning on page 18 of our Annual Report on Form 10-K for the year ended December 31, 2014 and "Risk Factors" in any prospectus supplement.

        Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any prospectus supplement or free writing prospectus prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

        We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. The terms "PDC," the "Company," "we," "us," and "our" refer to PDC Energy, Inc. and its consolidated subsidiaries. Unless the context otherwise requires, "including" means including without limitation.

The date of this prospectus is June 8, 2015.

        The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits and the documents incorporated herein by reference, can be read on the website or at the offices of the United States Securities and Exchange Commission ("SEC") mentioned under the heading "Where You Can Find More Information."

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update, or change information contained in this prospectus. To the extent that information in any prospectus supplement or the information incorporated by reference in any prospectus supplement is inconsistent with information contained in this prospectus, the information in such prospectus supplement or the information incorporated by reference into such prospectus supplement shall govern. We urge you to read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        We are responsible only for the information incorporated by reference or provided in this prospectus and the accompanying prospectus supplement or included elsewhere in the registration statement of which this prospectus is a part. We have not authorized anyone to provide you with different information. We are not making an offer to sell or soliciting an offer to buy these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should not assume that the information in this prospectus or the accompanying prospectus supplement is accurate as of any date other than the date on the front page of the document.

OUR COMPANY

        PDC Energy, Inc. is a domestic independent exploration and production company that produces, develops, acquires and explores for crude oil, natural gas and natural gas liquids with primary operations in the Wattenberg Field in Colorado and the Utica Shale in southeastern Ohio. As of December 31, 2014, we owned an interest in approximately 2,900 gross producing wells, of which approximately 350 are horizontal.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC's website at www.sec.gov or from our website at www.pdce.com. You may also read and copy any document we file at the SEC's public reference room in Washington, D.C., located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us is also available at our website at www.pdce.com. However, the information on our website is not part of this prospectus.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" in this prospectus the information in the documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. We expect to file additional documents with the SEC in the future that will, when filed, update the current information included in or incorporated by reference into this prospectus. Any information that is part of this prospectus or any prospectus supplement that speaks as of a later date than any other information that is part of this prospectus or any prospectus supplement updates or supersedes such other information. You should consider any statement which is so modified or superseded to be a part of this prospectus only as so modified or superseded.

        We incorporate by reference in this prospectus the documents listed below and any documents or portions thereof that we file with the SEC after the date of this prospectus under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") (excluding, in each case, any portion of such document that may have been "furnished" but not "filed" for purposes of the Exchange Act) until we sell, or otherwise terminate the offering of, all of the securities that may be offered by this prospectus. We do not, however, incorporate by reference in this prospectus any documents or portions thereof, or any other information, that we furnish or are deemed to furnish, and not file, with the SEC in accordance with the SEC rules. The following documents have been filed by us with the SEC (File No. 000-07246) and are incorporated by reference into this prospectus:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 19, 2015;

  •
  The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 from our definitive proxy statement on Schedule 14A, filed with the SEC on April 20, 2015;

  •
  Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, filed with the SEC on May 7, 2015;

  •
  Our Current Reports on Form 8-K, filed with the SEC on March 23, 2015 and June 8, 2015;

  •
  Our Current Report on Form 8-K12B, filed with the SEC on June 8, 2015; and

  •
  The description of our capital stock contained in Amendment No. 1 to our Registration Statement on Form 8-A/A filed with the SEC on June 8, 2015.

        You may obtain, free of charge, a copy of any of these documents (other than exhibits to these documents unless the exhibits specifically are incorporated by reference into these documents or referred to in this prospectus) by writing or calling us at the following address and telephone number:

Investor Relations Department
PDC Energy, Inc.
1775 Sherman Street, Suite 3000
Denver, Colorado 80203
(303) 860-5800

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 ("Securities Act") and Section 21E of the Exchange Act regarding our business, financial condition, results of operations and prospects. All statements other than statements of historical facts included in and incorporated by reference into this report are "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein. These statements relate to, among other things: estimated future production (including the components of such production), sales, expenses, cash flows and liquidity; estimated crude oil, natural gas and natural gas liquids ("NGLs") reserves; the impact of prolonged depressed commodity prices; anticipated capital projects, expenditures and opportunities; expected timing of additional drilling rigs; availability of sufficient funding for our capital program and sources of that funding; expected capital budget allocations; future exploration, drilling and development activities, including the number of drilling rigs we expect to run during and number of locations; capital efficiencies and per well reserves expected to be realized through drilling of extended length laterals, tighter frac spacing and cost reductions; our evaluation method of our customers' and derivative counterparties' credit risk; effectiveness of our derivative program in providing a degree of price stability; future horizontal drilling projects that are economically producible at certain commodity prices and costs; anticipated reductions in our cost structure; potential for future impairments; potential acquisitions of additional acreage and other future transactions; electronic, cyber or physical security breaches; the impact of high line pressures and the timing, availability, cost and effect of additional midstream facilities and services going forward; the expected NYMEX differential at our two primary sales hubs; compliance with debt covenants; expected funding sources for conversion of our 3.25% convertible senior notes due 2016; compliance with government regulations; impact of the Colorado task force on oil and gas regulation and potential future ballot initiatives and legislation; the borrowing base under our credit facility; impact of litigation on our results of operations and financial position; the adequacy of existing insurance to cover operating hazards and the availability of such insurance on a cost effective basis in the future; that we hold good and defensible title to our leasehold; that we do not expect to pay dividends in the foreseeable future; and our future strategies, plans and objectives.

        The above statements are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this prospectus reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, including known and unknown risks and uncertainties incidental to the exploration for, and the acquisition, development, production and marketing of, crude oil, natural gas and NGLs, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements.

        Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

  •
  changes in worldwide production volumes and demand, including economic conditions that might impact demand;

  •
  volatility of commodity prices for crude oil, natural gas and NGLs and the risk of an extended period of depressed prices;

  •
  impact of governmental policies and/or regulations, including changes in environmental and other laws, the interpretation and enforcement related to those laws and regulations, liabilities arising thereunder and the costs to comply with those laws and regulations;

  •
  potential declines in the value of our crude oil, natural gas and NGLs properties resulting in impairments;

  •
  changes in estimates of proved reserves;

  •
  inaccuracy of reserve estimates and expected production rates;

  •
  potential for production decline rates from our wells being greater than expected;

  •
  timing and extent of our success in discovering, acquiring, developing and producing reserves;

  •
  our ability to secure leases, drilling rigs, supplies and services at reasonable prices;

  •
  availability of sufficient pipeline, gathering and other transportation facilities and related infrastructure to process and transport our production and the impact of these facilities and regional capacity on the prices we receive for our production;

  •
  timing and receipt of necessary regulatory permits;

  •
  risks incidental to the drilling and operation of crude oil and natural gas wells;

  •
  our future cash flows, liquidity and financial condition;

  •
  competition within the oil and gas industry;

  •
  availability and cost of capital;

  •
  reductions in the borrowing base under our revolving credit facility;

  •
  our success in marketing crude oil, natural gas and NGLs;

  •
  effect of crude oil and natural gas derivatives activities;

  •
  impact of environmental events, governmental and other third-party responses to such events, and our ability to insure adequately against such events;

  •
  cost of pending or future litigation;

  •
  effect that acquisitions we may pursue have on our capital expenditures;

  •
  our ability to retain or attract senior management and key technical employees; and

  •
  success of strategic plans, expectations and objectives for our future operations.

        Further, we urge you to carefully review and consider the cautionary statements and disclosures, specifically those under the heading "Risk Factors," made in our annual report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 19, 2015, and our other filings with the SEC for further information on risks and uncertainties that could affect the Company's business, financial condition and results of operations, which are incorporated by this reference as though fully set forth herein. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date hereof or currently unknown facts or conditions or the occurrence of unanticipated events. All forward-looking statements are qualified in their entirety by this cautionary statement.

        This list of factors is not exhaustive, and new factors may emerge or changes to these factors, which would have an impact on our business, may occur. Additional information regarding these and other factors may be contained in our filings with the SEC, especially on Forms 10-K, 10-Q and 8-K. All such factors are difficult to predict and may be beyond our control.

DESCRIPTION OF DEBT SECURITIES

General

        The debt securities that we may offer by this prospectus consist of notes, debentures, or other evidences of our indebtedness, which we refer to collectively as "debt securities." This prospectus describes certain general terms and provisions of the debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms for the debt securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. The debt securities will be issued under an indenture between us and a trustee named in the prospectus supplement. We have summarized select portions of the form of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement, and you should read the indenture for provisions that may be important to you.

        In this description, the words "PDC," "we," "us," and "our" refer only to PDC Energy, Inc., and not to any of our subsidiaries or affiliates. Additional or different provisions that are applicable to a particular series of debt securities will, if material, be described in a prospectus supplement relating to the offering of debt securities of that series. These provisions may include, among other things and to the extent applicable, the following:

  •
  the title of the debt securities;

  •
  the extent, if any, to which the debt securities are subordinated in right of payment to our other indebtedness;

  •
  any provisions relating to any security provided for the debt securities;

  •
  any limit on the aggregate principal amount of the debt securities;

  •
  any guarantees applicable to the debt securities, and any subordination provisions or other limitations applicable to any such guarantees;

  •
  the persons to whom any interest on the debt securities will be payable, if other than the registered holders thereof on the regular record date therefor;

  •
  the date or dates on which the principal of the debt securities will be payable;

  •
  the rate or rates at which the debt securities will bear interest, if any, and the date or dates from which interest will accrue;

  •
  the dates on which interest will be payable and the regular record dates for interest payment dates;

  •
  the place or places where the principal of and any premium and interest on the debt securities will be payable;

  •
  the period or periods, if any, within which, and the price or prices at which, the debt securities may be redeemed, in whole or in part, at our option;

  •
  our obligation, if any, to redeem or purchase the debt securities pursuant to sinking fund or similar provisions and the terms and conditions of any such redemption or purchase;

  •
  the denominations in which the debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

  •
  the currency, currencies or currency units, if other than currency of the United States of America, in which payment of the principal of and any premium or interest on the debt securities will be payable, and the terms and conditions of any elections that may be made available with respect thereto;

  •
  any index or formula used to determine the amount of payments of principal of and any premium or interest on the debt securities;

  •
  whether the debt securities are to be issued in whole or in part in the form of one or more global securities and, if so, the identity of the depositary, if any, for the global securities;

  •
  the terms and conditions, if any, pursuant to which the debt securities are convertible into or exchangeable for our common stock or other securities of us or any other person;

  •
  the principal amount (or any portion of the principal amount) of the debt securities which will be payable upon any declaration of acceleration of the maturity of the debt securities pursuant to an event of default; and

  •
  the applicability to the debt securities of the provisions described in "-Defeasance" below.

        We may issue debt securities at a discount from their stated principal amount. Federal income tax considerations and other special considerations applicable to any debt security issued with original issue discount (an "original issue discount security") may be described in an applicable prospectus supplement.

        If the purchase price of any series of the debt securities is payable in a foreign currency or currency unit or if the principal of or any premium or interest on any series of the debt securities is payable in a foreign currency or currency unit, the restrictions, elections, general tax considerations, specific terms, and other information with respect to the debt securities and the applicable foreign currency or currency unit will be set forth in an applicable prospectus supplement.

        Unless otherwise indicated in an applicable prospectus supplement:

  •
  the debt securities will be issued only in fully registered form (without coupons) in denominations of $1,000 or integral multiples thereof; and

  •
  payment of principal, premium, if any, and interest on the debt securities will be payable, and the exchange, conversion, and transfer of debt securities will be registrable, at our office or agency maintained for those purposes and at any other office or agency maintained for those purposes. No service charge will be made for any registration of transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

Global Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary or its nominee identified in an applicable prospectus supplement. Unless and until it is exchanged in whole or in part for debt securities in registered form, a global security may not be registered for transfer or exchange except:

  •
  by the depositary to a nominee of the depositary;

  •
  by a nominee of the depositary to the depositary or another nominee of the depositary;

  •
  by the depositary or any nominee of the depositary to a successor depositary or a nominee of the successor depositary; or

  •
  in any other circumstances described in an applicable prospectus supplement.

        The specific terms of the depositary arrangement with respect to any debt securities to be represented by a global security will be described in an applicable prospectus supplement. We expect that the following provisions will apply to depositary arrangements.

        Unless otherwise specified in an applicable prospectus supplement, any global security that represents debt securities will be registered in the name of the depositary or its nominee. Upon the deposit of a global security with or on behalf of the depositary for the global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security to the accounts of institutions that are participants in such system. The accounts to be credited will be designated by the underwriters or agents of the debt securities or by us, if the debt securities are offered and sold directly by us.

        Ownership of beneficial interests in debt securities represented by a global security will be limited to participants in the book-entry registration and transfer system of the applicable depositary or persons that may hold interests through those participants. Ownership of those beneficial interests by participants will be shown on, and the transfer of ownership will be effected only through, records maintained by the depositary or its nominee for such global security. Ownership of such beneficial interests by persons that hold through such participants will be shown on, and the transfer of such ownership will be effected only through, records maintained by the participants. The laws of some jurisdictions require that specified purchasers of securities take physical delivery of their securities in definitive form. These laws may impair your ability to transfer beneficial interests in a global security.

        So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture.

Unless otherwise specified in an applicable prospectus supplement, owners of beneficial interests in the global security will not be entitled to have any of the debt securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in certificated form, and will not be considered the owners or holders of the debt securities for any purpose under the applicable indenture. Accordingly, each person owning a beneficial interest in debt securities represented by a global security must rely on the procedures of the applicable depositary and, if the person is not a participant in the book-entry registration and transfer system of the applicable depositary, on the procedures of the participant through which the person owns its interest, to exercise any rights of an owner or holder of debt securities under the applicable indenture.

        We understand that, under existing industry practices, if an owner of a beneficial interest in debt securities represented by a global security desires to give any notice or take any action that an owner or holder of debt securities is entitled to give or take under the applicable indenture:

  •
  the applicable depositary would authorize its participants to give the notice or take the action; and

  •
  the participants would authorize persons owning the beneficial interests through the participants to give the notice or take the action or would otherwise act upon the instructions of the persons owning the beneficial interests.

        Principal of and any premium and interest on debt securities represented by a global security will be payable in the manner described in an applicable prospectus supplement. Payment of principal of, and any premium or interest on, debt securities represented by a global security will be made to the applicable depositary or its nominee, as the case may be, as the registered owner or the holder of the global security. None of us, the trustee, any paying agent, or the registrar for debt securities represented by a global security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in those debt securities or for maintaining, supervising, or reviewing any records relating to those beneficial ownership interests.

Certain Covenants

        Maintenance of Office or Agency.    We will be required to maintain an office or agency in each place of payment for each series of debt securities for notice and demand purposes and for the purposes of presenting or surrendering debt securities for payment, registration of transfer, or exchange.

        Paying Agents, Etc.    If we act as our own paying agent with respect to any series of debt securities, on or before each due date of the principal of or interest on any of the debt securities of that series, we will be required to segregate and hold in trust for the benefit of the persons entitled to payment a sum sufficient to pay the amount due and to notify the trustee promptly of our action or failure to act. If we have one or more paying agents for any series of debt securities, prior to each due date of the principal of or interest on any debt securities of that series, we will be required to deposit with a paying agent a sum sufficient to pay the amount due and, unless the paying agent is the trustee, to promptly notify the trustee of our action or failure to act. All moneys paid by us to a paying agent for the payment of principal of or interest on any debt securities that remain unclaimed for two years after the principal or interest has become due and payable may be repaid to us, and thereafter the holder of those debt securities may look only to us for payment thereof.

        Existence.    We will be required to, and will be required to cause our subsidiaries to, preserve and keep in full force and effect our and their existence, charter rights, statutory rights, and franchises, except to the extent that our board of directors determines that the preservation thereof no longer is desirable in the conduct of our business.

        Restrictive Covenants.    Any restrictive covenants applicable to any series of debt securities will be described in an applicable prospectus supplement.

Events of Default

        When we use the term "Event of Default" with respect to debt securities of any series, we generally mean:

  1.
  We default in the payment of any interest on any debt security of that series when due, which default continues for 30 days;

  2.
  We default in the payment when due of the principal of or premium, if any, on any debt security of that series when due;

  3.
  We default in the deposit of any sinking fund payment when due, if applicable;

  4.
  We default in the performance, or breach, of certain of our covenants set forth in the applicable indenture, such as covenants relating to:

  •
  the requirement that we maintain an office in the United States where debt securities of that series may be presented or surrendered for payment and registration of transfer or exchange and where notices and demands may be served upon us in respect of debt securities of that series and the applicable indenture,

  •
  the requirement to hold in trust funds for payments with respect to debt securities of that series if we act as paying agent with respect to debt securities of that series, and

  •
  the requirement that PDC and any guarantor deliver to the trustee an officer's certificate relating to compliance with conditions and covenants of the indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series), which default or breach continues for 90 days after written notice thereof has been given to us as provided in the indenture;

  5.
  We default in the performance, or breach, of any other of our covenants in the applicable indenture (other than a covenant included in such indenture solely for the benefit of a series of debt securities other than that series), which default or breach continues for 180 days after written notice thereof has been given to us as provided in the applicable indenture;

  6.
  Specified events of bankruptcy, insolvency, or reorganization involving us or certain of our subsidiaries; and

  7.
  Any other Event of Default provided with respect to debt securities of that series issued under the applicable indenture.

        Pursuant to the Trust Indenture Act, the trustee is required, within 90 calendar days after the occurrence of a default in respect of any series of debt securities, to give to the holders of the debt securities of that series notice of all uncured defaults known to it, except that other than in the case of a default of the character contemplated in clause (1) or (2) above, the trustee may withhold notice if and so long as it in good faith determines that the withholding of notice is in the interests of the holders of the debt securities of that series.

        If an Event of Default described in clause (6) above occurs, the principal of, premium, if any, and accrued interest on the debt securities of that series will become immediately due and payable without any declaration or other act on the part of the trustee or any holder of the debt securities of that series. If any other Event of Default with respect to debt securities of any series occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the debt securities of that series may declare the principal amount of all debt securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the debt securities of that series may, under specified circumstances, rescind and annul such acceleration. See "-Modification and Waiver" below.

        Subject to the duty of the trustee to act with the required standard of care during an Event of Default, the trustee will have no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of the holders of debt securities, unless holders of debt securities shall have furnished to the trustee reasonable security or indemnity. Subject to the provisions of the applicable indenture, including those requiring security or indemnification of the trustee, the holders of a majority in principal amount of the debt securities of any series will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

        No holder of a debt security of any series will have any right to institute any proceeding with respect to the applicable indenture or for any remedy thereunder unless:

  •
  the holder has previously given to the trustee written notice of a continuing Event of Default;

  •
  the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the same series have requested the trustee to institute a proceeding in respect of the Event of Default;

  •
  the holder or holders have furnished reasonable indemnity to the trustee to institute the proceeding as trustee;

  •
  the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of the same series a direction inconsistent with the request; and

  •
  the trustee has failed to institute the proceeding within 60 calendar days.

        However, the limitations described above do not apply to a suit instituted by a holder of a debt security for enforcement of payment of the principal of and interest on such debt security on or after the applicable due dates for the payment of such principal and interest.

        We may be required to furnish to the trustee annually a statement as to our performance of our obligations under the applicable indenture and as to any default in our performance.

        Any additional Events of Default with respect to any series of debt securities, and any variations from the foregoing Events of Default applicable to any series of debt securities, will be described in an applicable prospectus supplement.

Modification and Waiver

        In general, modifications and amendments of an indenture may be made by us and the trustee with the consent of the holders of not less than a majority in principal amount of the debt securities of each series affected thereby. However, no modification or amendment of an indenture may, without the consent of the holder of each debt security affected thereby:

  •
  change the stated maturity of, or any installment of principal of, or interest on, any debt security;

  •
  reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption of, any debt security;

  •
  reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof;

  •
  change the place or currency of payment of principal of, or premium, if any, or interest on any debt security;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to any debt security on or after the stated maturity or prepayment date thereof; or

  •
  reduce the percentage in principal amount of debt securities of any series required for modification or amendment of applicable indenture or for waiver of compliance with certain provisions of the applicable indenture or for waiver of certain defaults.

        The holders of at least a majority in principal amount of the debt securities of any series may, on behalf of the holders of all debt securities of that series, waive our compliance with specified covenants of the indenture. The holders of at least a majority in principal amount of the debt securities of any series may, on behalf of the holders of all debt securities of that series, waive any past default under the indenture with respect to that series, except:

  •
  a default in the payment of the principal of, or premium, if any, or interest on, any debt security of that series; or

  •
  a default of a provision of the indenture that cannot be modified or amended without the consent of the holder of each debt security of that series.

Defeasance

        Unless otherwise specified in a prospectus supplement applicable to a particular series of debt securities and except as described below, upon compliance with the applicable requirements described below, we:

  1.
  will be deemed to have been discharged from our obligations with respect to the debt securities of that series; or

  2.
  will be released from our obligations to comply with certain covenants described under "—Certain Covenants" above with respect to the debt securities of that series, and the occurrence of an event described in any of clauses (3), (4), (5), (6), and (7) under "—Events of Default" above will no longer be an Event of Default with respect to the debt securities of that series except to the limited extent described below.

        Following any defeasance described in clause (1) or (2) above, we will continue to have specified obligations under the indentures, including obligations to register the transfer or exchange of debt securities of the applicable series; replace destroyed, stolen, lost, or mutilated debt securities of the applicable series; maintain an office or agency in respect of the debt securities of the applicable series; and hold funds for payment to holders of debt securities of the applicable series in trust. In the case of any defeasance described in clause (2) above, any failure by us to comply with our continuing obligations may constitute an Event of Default with respect to the debt securities of the applicable series as described in clause (5) under "—Events of Defaults" above.

        In order to effect any defeasance described in clause (1) or (2) above, we must irrevocably deposit with the trustee, in trust, money or specified government obligations (or depositary receipts therefor) that through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay all of the principal of, premium, if any, and interest on the debt securities of such series on the dates such payments are due in accordance with the terms of such debt securities. In addition:

  •
  no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under an indenture shall have occurred and be continuing on the date of such deposit;

  •
  no Event of Default described in clause (7) under "—Events of Default" above or event that with the giving of notice or lapse of time, or both, would become an Event of Default described in such clause (7) shall have occurred and be continuing at any time on or prior to the 90th calendar day following the date of deposit;

  •
  in the event of any defeasance described in clause (1) above, we shall have delivered an opinion of counsel, stating that (a) we have received from, or there has been published by, the IRS a ruling or (b) there has been a change in applicable federal law, in either case to the effect that, among other things, the holders of the debt securities of such series will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such defeasance had not occurred; and

  •
  in the event of any defeasance described in clause (2) above, we shall have delivered an opinion of counsel to the effect that, among other things, the holders of the debt securities of such series will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such defeasance had not occurred.

        If we fail to comply with our remaining obligations under an indenture with respect to the debt securities of the applicable series following a defeasance described in clause (2) above and the debt securities of that series are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and government obligations on deposit with the trustee may be insufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from such Event of Default. However, we will remain liable in respect of such payments.

Satisfaction and Discharge

        We, at our option, may satisfy and discharge an indenture (except for specified obligations of us and the trustee, including, among others, the obligations to apply money held in trust) when:

  •
  either:

  1.
  all of our debt securities previously authenticated and delivered under the applicable indenture (subject to specified exceptions relating to debt securities that have otherwise been satisfied or provided for) have been delivered to the trustee for cancellation; or

  2.
  all of our debt securities not previously delivered to the trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee, and we have deposited or caused to be deposited with the trustee as trust funds for such purpose an amount sufficient to pay and discharge the entire indebtedness on such debt securities, for principal and any premium and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be;

  •
  we have paid or caused to be paid all other sums payable by us under the applicable indenture; and

  •
  we have delivered to the trustee an officer's certificate and an opinion of counsel, each to the effect that all conditions precedent relating to the satisfaction and discharge of the applicable indenture have been satisfied.

Limitations on Merger and Other Transactions

        Prior to the satisfaction and discharge of an indenture, we may not consolidate with or merge with or into any other person, or transfer all or substantially all of our properties and assets to another person unless:

  •
  either:

  1.
  we are the continuing or surviving person in the consolidation or merger; or

  2.
  the person (if other than us) formed by the consolidation or into which we are merged or to which all or substantially all of our properties and assets are transferred is a corporation, partnership, limited liability company, business trust, trust or other legal entity organized and validly existing under the laws of the United States, any State thereof, or the District of Columbia, and expressly assumes, by a supplemental indenture, all of our obligations under the debt securities and the applicable indenture;

  •
  immediately after the transaction and the incurrence or anticipated incurrence of any indebtedness to be incurred in connection therewith, no Event of Default exists; and

  •
  an officer's certificate is delivered to the trustee to the effect that both of the conditions set forth above have been satisfied and an opinion of outside counsel has been delivered to the trustee to the effect that the first condition set forth above has been satisfied.

        The continuing, surviving, or successor person will succeed to and be substituted for us with the same effect as if it had been named in the indenture as a party thereto, and thereafter the predecessor person will be relieved of all obligations and covenants under the indenture and the debt securities.

Governing Law

        The indenture, and the debt securities issued thereunder will be, governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

        The indenture contains specified limitations on the rights of the trustee, should it become our creditor within three months of, or subsequent to, a default by us to make payment in full of principal of or interest on any series of debt securities issued pursuant to the applicable indenture when and as the same becomes due and payable, to obtain payment of claims, or to realize for its own account on property received in respect of any such claim as security or otherwise, unless and until such default is cured. However, the trustee's rights as our creditor will not be limited if the creditor relationship arises from, among other things:

  •
  the ownership or acquisition of securities issued under any indenture or having a maturity of one year or more at the time of acquisition by the trustee;

  •
  specified advances authorized by a receivership or bankruptcy court of competent jurisdiction or by the indenture;

  •
  disbursements made in the ordinary course of business in its capacity as indenture trustee, transfer agent, registrar, custodian, or paying agent or in any other similar capacity;

  •
  indebtedness created as a result of goods or securities sold in a cash transaction or services rendered or premises rented; or

  •
  the acquisition, ownership, acceptance, or negotiation of specified drafts, bills of exchange, acceptances, or other obligations.

        The indenture does not prohibit the trustee from serving as trustee under any other indenture to which we may be a party from time to time or from engaging in other transactions with us. If the trustee acquires any conflicting interest within the meaning of the Trust Indenture Act of 1939 and there is an Event of Default with respect to any series of debt securities, the trustee must eliminate the conflict or resign.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 150,000,000 shares of common stock, $0.01 par value per share, of which 40,022,529 shares were issued and outstanding as of March 31, 2015, and 50,000,000 shares of preferred stock, $0.01 par value per share, of which no shares are issued and outstanding as of the date hereof.

        The following summary of the capital stock and the Certificate of Incorporation and Bylaws does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to the full text of the Certificate of Incorporation and Bylaws, which are filed as exhibits hereto.

Common Stock

        Holders of common stock of the Company are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Except as may be otherwise provided in a preferred stock designation, holders of common stock have the exclusive right to vote for the election of directors.

        Subject to prior rights and preferences that may be applicable to any outstanding shares or series of preferred stock, holders of common stock are entitled to receive ratably in proportion to the shares of common stock held by them such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by the Company's board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and non-assessable. The holders of common stock have no preferences or rights of conversion, exchange or pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company's affairs, holders of common stock will be entitled to share ratably in the Company's assets in proportion to the shares of common stock held by them that are remaining after payment or provision for payment of all of the Company's debts and obligations and after distribution in full of preferential amounts to be distributed to holders of outstanding shares of preferred stock, if any.

Preferred Stock

        The Certificate of Incorporation authorizes the board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, covering up to an aggregate of 50,000,000 shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights and redemption rights.

        The Company's board of directors has adopted a policy requiring that, unless approved by a vote of the stockholders, any designation of preferred stock in connection with the adoption of a stockholder rights plan include provisions effecting the termination of that plan within one year. The policy also requires that other uses of preferred stock be limited to bona fide capital raising or business acquisition transactions. The Company currently does not have a stockholder rights plan utilizing preferred stock and has not issued any shares of preferred stock. However, as described under "—Stockholder Rights

Plan," the Company currently has a stockholder rights plan that provides for the issuance of common stock in certain circumstances.

Anti-Takeover Effects of Provisions of the Company's Certificate of Incorporation, Bylaws, Delaware Law and Stockholder Rights Plan

        Some provisions of Delaware law, the Certificate of Incorporation and the Bylaws and the Company's stockholder rights plan contain provisions that could make it more difficult to acquire the Company by means of a tender offer, a proxy contest or otherwise or to remove its incumbent directors. These provisions may also have the effect of preventing changes in the Company's management. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may consider to be in their best interest, including transactions that would result in a premium being paid over the then-current market price for the Company's shares.

  Delaware Law

        Section 203 of the Delaware General Corporation Law (the "DGCL") generally prohibits a Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the date that the stockholder became an interested stockholder, unless:

  •
  prior to such time, either the business combination or the transaction in which the stockholder became an interested stockholder was approved by the board of directors;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

  •
  on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        An "interested stockholder" is generally defined as a person or group that beneficially owns 15% or more of the corporation's outstanding common stock. A "business combination" includes a merger, consolidation, sale of assets or other transaction resulting in a financial benefit to the stockholder.

  Certificate of Incorporation and Bylaws

        The Certificate of Incorporation and Bylaws:

  •
  establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of the Company's stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to the corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at the Company's principal executive offices not less than 80 days nor more than 90 days prior to the first anniversary date of the annual meeting for the preceding year. The Bylaws specify the requirements as to form and content of all stockholders' notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting;

  •
  provide that the authorized number of directors may be changed only by resolution of the board of directors and may not exceed a total of nine; and

  •
  provide for the board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms, other than directors which may be elected by holders of preferred stock, if any.

  Stockholder Rights Plan

        In September 2007, the Company's board of directors adopted a rights agreement, which we call the stockholder rights plan, between the Company and Computershare Trust Company, N.A., successor rights agent to Transfer Online, Inc., as rights agent, and declared a dividend of one right to purchase one share of the Company's common stock for each outstanding share of common stock. Each right entitles the registered holder, after the occurrence of a "Distribution Date" as defined in the stockholder rights plan and described below, to exercise the right to purchase from the Company one share of common stock at an exercise price of $240, subject to adjustment.

        The rights are not exercisable until a Distribution Date, which will occur on the earlier of:

  •
  the tenth day after a person or group of affiliated or associated persons publicly announces that it has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the Company's outstanding common stock (such a person or group being referred to as an "acquiring person"); or

  •
  10 days, or such later date as the Company's board of directors may determine, following the commencement of, or first public announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in a person or group becoming an acquiring person.

        The Company is entitled to redeem the rights in exchange for a payment (currently $0.01 per right, but subject to possible adjustment) at any time prior to the earlier to occur of:

  •
  a person becoming an acquiring person; or

  •
  the expiration of the rights.

        If a person becomes an acquiring person, a holder of rights (other than rights beneficially owned by an acquiring person, which rights would be void), would be entitled to buy a number of shares of the Company's common stock or, if certain transactions involving an acquisition of the Company or its assets have occurred, the common stock of the acquiring company, having a market value of twice the exercise price of each right (currently $480, but subject to possible adjustment). Holders of shares of the Company's common stock who do not exercise their rights in such circumstances will experience dilution of their investment in the Company. The rights under the stockholder rights plan expire on September 11, 2017, unless earlier redeemed or exchanged. Until a right is exercised, the holder has no rights as a stockholder including, without limitation, the right to vote as a stockholder or to receive dividends.

        The Company is entitled to amend the rights, without restriction and without the approval of any holders of shares of the Company's common stock, at any time or from time to time until the rights expire or a person becomes an acquiring person. After that point, the Company's ability to amend the rights is subject to specified restrictions.

Limitation of Liability and Indemnification Matters

        The Certificate of Incorporation limits the liability of the Company's directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

  •
  for any breach of their duty of loyalty to the Company or its stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  for unlawful payment of dividends or an unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

  •
  for any transaction from which the director derived an improper personal benefit.

        Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

        The Bylaws also provide that the Company will indemnify its directors and officers to the fullest extent permitted by Delaware law. The Company has entered into indemnification agreements with each of its directors pursuant to which is has generally agreed to provide indemnification and advancement to the directors to the maximum extent permitted by the DGCL.

Transfer Agent

        The transfer agent for our common stock is Computershare Limited.

DESCRIPTION OF DEPOSITARY SHARES

        We may offer depositary shares (either separately or together with other securities) representing fractional shares of preferred stock of any series. In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. Depositary shares will be evidenced by depositary receipts issued pursuant to the related deposit agreement. Immediately following our issuance of the security related to the depositary shares, we will deposit the shares of preferred stock with the relevant depositary and will cause the depositary to issue, on our behalf, the related depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fraction of a share of preferred stock represented by the related depositary share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the preferred stock represented by the depositary receipt (including, if applicable, dividend, voting, conversion, exchange, redemption, sinking fund, repayment at maturity, subscription and liquidation rights).

DESCRIPTION OF WARRANTS

        We may issue warrants for the purchase of debt securities, common stock, preferred stock, depositary shares, or any combination thereof. We may issue warrants independently or together with any other securities offered by a prospectus supplement. Warrants may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement we will enter into with a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

        The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, to the extent applicable, the following:

  •
  the title of the warrants;

  •
  the aggregate number of the warrants;

  •
  the price or prices at which the warrants will be issued;

  •
  the designation, number or principal amount and terms of the debt securities, common stock, preferred stock, and/or depositary shares purchasable upon exercise of the warrants;

  •
  the designation and terms of the other securities, if any, with which the warrants are issued and the number of warrants issued with each security;

  •
  the date, if any, on and after which the warrants and the related underlying securities will be separately transferable;

  •
  whether the warrants will be issued in registered form or bearer form;

  •
  the price at which each underlying security purchasable upon exercise of the warrants may be purchased;

  •
  the date on which the right to exercise the warrants will commence and the date on which that right will expire;

  •
  the identity of the warrant agent;

  •
  the maximum or minimum number of the warrants that may be exercised at any one time;

  •
  information with respect to book-entry procedures, if any;

  •
  a discussion of any material federal income tax considerations; and

  •
  any other terms of the warrants, including terms, procedures, and limitations relating to the transferability, exchange, and exercise of the warrants.

DESCRIPTION OF PURCHASE CONTRACTS

        We may issue purchase contracts, including contracts obligating holders to purchase from us, and for us to sell to holders, a specific or varying number of debt securities, shares of our common stock or preferred stock, depositary shares, warrants or securities of an entity unaffiliated with us, or any combination of the above, at a future date or dates. Alternatively, the purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specific or varying number or amount of debt securities, shares of our common stock or preferred stock, depositary shares, warrants or other property. The price per share of preferred stock or common stock or price of other securities may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula described in the purchase contracts. We may issue purchase contracts separately or as a part of units each consisting of a purchase contract and debt securities, preferred securities, common securities, warrants or debt obligations of third parties, including U.S. Treasury securities, securing the holder's obligations under the purchase contract. The purchase contracts may require us to make periodic payments to holders, or may require holders to make periodic payments to us, and the payments may be unsecured or pre-funded on some basis. The purchase contracts may require holders to secure the holder's obligations in a specified manner that we will describe in the applicable prospectus supplement which we file with the SEC in connection with a public offering relating to the purchase contracts.

        The applicable prospectus supplement will describe the terms of any purchase contracts in respect of which this prospectus is being delivered, including, to the extent applicable, the following:

  •
  whether the purchase contracts obligate the holder or us to purchase or sell, or both purchase and sell the securities subject to purchase under the purchase contract, and the nature and amount of each of those securities, or the method of determining those amounts;

  •
  whether the purchase contracts are to be prepaid or not;

  •
  whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of the securities subject to purchase under the purchase contract;

  •
  any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts; and

  •
  whether the purchase contracts will be issued in fully registered or global form.

DESCRIPTION OF UNITS

        We may issue units comprising one or more securities described in this prospectus in any combination. Units may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the holder of each unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date.

        The applicable prospectus supplement will describe the terms of any units in respect of which this prospectus is being delivered, including, to the extent applicable, the following:

  •
  the designation and terms of the units and the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

  •
  any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

  •
  whether the units will be issued in fully registered or global form.

SELECTED FINANCIAL DATA

	Three Months Ended / As of March 31, 2015
		Year Ended/As of December 31,
		2014	2013	2012	2011	2010
	(in millions, except per share data and as noted)
Statement of Operations (From Continuing Operations):
Crude oil, natural gas and NGLs sales	$74.1	$471.4	$340.8	$228.0	$216.1	$144.8
Commodity price risk management gain (loss), net	66.7	310.3	$(23.9)	29.3	39.4	59.4
Total revenues	144.6	856.2	392.7	307.1	323.3	274.8
Income (loss) from continuing operations	17.1	107.3	(21.1)	(19.4)	23.2	23.8
Earnings per share from continuing operations:
Basic	$0.47	$3.00	$(0.65)	$(0.70)	$0.98	$1.23
Diluted	0.46	2.93	(0.65)	(0.70)	0.97	1.21
Statement of Cash Flows:
Net cash from:
Operating activities	$81.9	$236.7	$159.2	$174.7	$166.8	$151.8
Investing activities	(176.1)	(474.1)	(217.1)	(451.9)	(456.4)	(300.9)
Financing activities	145.6	60.3	248.7	271.4	243.4	171.5
Capital expenditures	176.1	628.6	394.9	347.7	334.5	162.7
Acquisitions of crude oil and natural gas properties	—	—	9.7	312.2	145.9	158.1
Balance Sheet:
Total assets	$2,455.1	$2,340.6	$2,025.2	$1,826.8	$1,698.0	$1,389.0
Working capital	125.0	30.3	112.4	(31.4)	(22.0)	16.2
Long-term debt	610.0	664.9	605.0	676.6	532.2	295.7
Total equity	1,360.2	1,137.4	967.6	703.2	664.1	642.2
Pricing and Lease Operating Expenses From Continuing Operations (per Boe):
Average sales price (excluding net settlements on derivatives)	$25.60	$50.72	$52.23	$46.85	$49.97	$43.38
Average lease operating expenses	5.46	4.36	4.78	4.57	4.56	3.97
Production (MBoe):
Production from continuing operations	2,894.6	9,294.4	6,524.7	4,866.5	4,324.4	3,336.6
Production from discontinued operations	—	1,093.0	2,032.6	3,458.7	3,596.3	3,102.8

Total production	2,894.6	10,387.4	8,557.3	8,325.2	7,920.7	6,439.4

Total proved reserves (MMBoe)(1)(2)(3)		250.1	265.8	192.8	169.3	143.4

(1)
Includes total proved reserves related to our Marcellus Shale and shallow Upper Devonian Appalachian Basin assets of 40 MMBoe, 30 MMBoe, 22 MMBoe and 11MMBoe as of December 31, 2013, 2012, 2011 and 2010, respectively.

(2)
Includes total proved reserves related to our Piceance Basin and NECO assets of 14 MMBoe, 59 MMBoe, and 76 MMBoe as of December 31, 2012, 2011 and 2010, respectively.

(3)
Includes total proved reserves related to our Permian Basin assets of 11 MMBoe and 5 MMBoe as of December 31, 2011 and 2010, respectively.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows our historical ratio of earnings to fixed charges for each of the five years ended December 31, 2014, 2013, 2012, 2011 and 2010. For the purposes of calculating the ratio of earnings to fixed charges, "earnings" represents income from continuing operations before income taxes minus income from equity investees plus distributed earnings from equity investees and fixed charges. "Fixed charges" consist of interest expense, including amortization of debt issuance costs and that portion of rental expense considered to be a reasonable approximation of interest.

		Year Ended December 31,
	Three Months Ended March 31, 2015
		2014	2013		2012		2011	2010
Ratio of Earnings to Fixed Charges	2.9x	4.3x	0.4x	(a)	0.4x	(a)	1.9x	2.0x

(a)
For the years ended December 31, 2013 and 2012, earnings were insufficient to cover total fixed charges by $33.6 million and $30.7 million, respectively.

USE OF PROCEEDS

        We intend to use the net proceeds from the securities offered by this prospectus for general corporate purposes, which may include the acquisition of producing properties and other assets, the repayment of our outstanding indebtedness, working capital, or for any other purposes as may be described in the accompanying prospectus supplement.

PLAN OF DISTRIBUTION

        We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

  •
  directly to purchasers;

  •
  through agents;

  •
  to or through underwriters or dealers;

  •
  through a combination of these methods; or

  •
  in any other manner permitted by law.

        Each time we sell securities, we will provide a prospectus supplement that will name any underwriter, dealer or agent involved in the offer and sale of the securities. The prospectus supplement will also set forth the terms of the offering, including the purchase price of the securities and the proceeds to the issuer(s) from the sale of the securities, any underwriting discounts and other items constituting underwriters' compensation and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed. Each time we sell securities, we will describe the method of distribution of the securities in the prospectus supplement relating to the transaction.

        A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, exchangeable securities, forward delivery contracts and the writing of options.

        In addition, the manner in which we may sell some or all of the securities covered by this prospectus includes, without limitation, through:

  •
  a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

  •
  purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

  •
  ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

  •
  privately negotiated transactions.

        We may also enter into hedging transactions. For example, we may:

  •
  enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from us to close out its short positions;

  •
  sell securities short and redeliver such shares to close out our short positions;

  •
  enter into option or other types of transactions that require us to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus;

  •
  loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

        In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

        A prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

  •
  the terms of the offering;

  •
  the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

  •
  the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

  •
  any delayed delivery arrangements;

  •
  any initial public offering price;

  •
  any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchange on which the securities may be listed.

        The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

  •
  at a fixed price or prices, which may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to the prevailing market prices; or

  •
  at negotiated prices.

General

        Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be "underwriters" as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Underwriters and Agents

        If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

        Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

        We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

        In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

        We may sell the offered securities to dealers as principals. We may negotiate and pay dealers' commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

        We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

        We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

        We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

        We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market Making, Stabilization and Other Transactions

        There is currently no market for any of the offered securities, other than our common stock which is listed on The NASDAQ Global Select Market. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intended to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the debt securities, preferred stock or warrants on any securities exchange or on the National Association of Securities Dealers, Inc. automated quotation system; any such listing with respect to any particular debt securities, preferred stock or warrants will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

        In connection with any offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position.

"Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

        In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions

        If more than 5% of the net proceeds of any offering of securities made under this prospectus will be received by members of the Financial Industry Regulatory Authority, or FINRA, participating in the offering or affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with applicable FINRA Rules.

CERTAIN LEGAL MATTERS

        In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities may be passed upon for us by Davis Graham & Stubbs LLP, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDEPENDENT PETROLEUM CONSULTANTS

        Certain information contained in the documents we incorporate by reference in this prospectus with respect to the natural gas and oil reserves associated with our natural gas and oil prospects is derived from the reports of Ryder Scott Company, LP, an independent petroleum and natural gas consulting firm, and has been incorporated by reference in this prospectus upon the authority of said firm as experts with respect to the matters covered by such reports and in giving such reports.

$100,000,000

PDC Energy, Inc.

       % Convertible senior notes due 2021

Prospectus supplement

J.P. Morgan

September     , 2016